Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
DATED AS OF
FEBRUARY 7, 2019
BY AND AMONG
CARBONITE, INC.,
MATTERHORN ACQUISITIONS, INC.,
WEBROOT INC.,
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
AS REPRESENTATIVE

TABLE OF CONTENTS

		PAGE
ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION			1

Section	1.1	Defined Terms	2
Section	1.2	Rules of Construction	18

ARTICLE II MERGER			19

Section	2.1	The Merger	19
Section	2.2	Effect on Options and Capital Stock	19
Section	2.3	Certificate of Incorporation and Bylaws; Directors and Officers	21
Section	2.4	Merger Consideration	21
Section	2.5	Closing and Closing Payments	21
Section	2.6	Distribution of Merger Consideration	23
Section	2.7	Merger Consideration Adjustment	24
Section	2.8	Disputes Regarding Closing Balance Sheet	26
Section	2.9	Closing Deliveries	28
Section	2.10	Certificates Not Surrendered	29
Section	2.11	Distribution of Representative Expense Fund	29
Section	2.12	Withholding Rights	30
Section	2.13	Rounding	30

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY			30

Section	3.1	Organization, Existence and Good Standing	30
Section	3.2	Power and Authority, Authorization and Execution	30
Section	3.3	Enforceability	30
Section	3.4	Consents; Non-contravention	31
Section	3.5	Capitalization; Titles to Shares	31
Section	3.6	Subsidiaries	32
Section	3.7	Financial Statements	32
Section	3.8	Title and Condition of Tangible Assets	33
Section	3.9	Insurance	33
Section	3.10	Taxes	34
Section	3.11	Conduct of Business	36
Section	3.12	Contracts	36
Section	3.13	Permits	39
Section	3.14	Compliance with Laws and Orders	39
Section	3.15	Proceedings and Orders	40
Section	3.16	Real Property	40
Section	3.17	Environmental Matters	40
Section	3.18	Intellectual Property	41
Section	3.19	Privacy Requirements	44
Section	3.20	Employee Benefits	45
Section	3.21	Employee Relations	46

i

Section	3.22	Related Parties Transactions	48
Section	3.23	Brokers	48
Section	3.24	Books and Records	48
Section	3.25	Customers and Suppliers	48
Section	3.26	Accounts Receivable and Accounts Payable	49
Section	3.27	Inapplicability of Takeover Statutes	49
Section	3.28	Vote Required	49

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB.			49

Section	4.1	Organization, Existence and Good Standing	49
Section	4.2	Power and Authority	50
Section	4.3	Enforceability	50
Section	4.4	Consents; Non-contravention	50
Section	4.5	Brokers	50
Section	4.6	Investment Representation	50
Section	4.7	Solvency	51
Section	4.8	Availability and Source of Funds	51
Section	4.9	WARN Act	52
Section	4.10	Litigation	53
Section	4.11	Capitalization and Operation of Merger Sub	53

ARTICLE V COVENANTS			53

Section	5.1	Reasonable Access	53
Section	5.2	Third-Party Consents	53
Section	5.3	Operation of the Business	54
Section	5.4	Actions Outside the Ordinary Course	54
Section	5.5	Exclusivity	56
Section	5.6	Disclosure Schedules	56
Section	5.7	Confidentiality Agreement	57
Section	5.8	Transfer of Permits	57
Section	5.9	Officers' and Directors' Liability; Release	58
Section	5.10	Labor Matters	59
Section	5.11	Independent Investigation	60
Section	5.12	Governmental Consents	61
Section	5.13	Required Approval; Termination of Agreements	62
Section	5.14	Pre-Closing Covenants	63
Section	5.15	Inspection of Records	63
Section	5.16	Transaction Litigation	64
Section	5.17	Further Assurances	64
Section	5.18	Non-Recourse	64
Section	5.19	Debt Financing	64
Section	5.20	Section 280G	69
Section	5.21	Promised Option Release	69

Section	5.22	Intellectual Property Remediation	69
Section	5.23	Termination of Employees	69

ARTICLE VI CONDITIONS TO CLOSING			70

Section	6.1	Conditions to the Company's Obligations	70
Section	6.2	Conditions to Purchaser's and Merger Sub's Obligations	70
Section	6.3	Joint Conditions to the Parties' Obligations	70

ARTICLE VII TAX MATTERS			71

Section	7.1	Transfer Taxes	71
Section	7.2	Tax Refunds	71
Section	7.3	Cooperation	71
Section	7.4	Negative Tax Covenant	72
Section	7.5	Straddle Period Taxes	72

ARTICLE VIII REPRESENTATIVE			72

Section	8.1	Appointment of Representative	72
Section	8.2	Authority of Representative	72
Section	8.3	Reliance	73
Section	8.4	Actions by Equityholders	74
Section	8.5	Indemnification of Representative	74
Section	8.6	Representative Expense Fund	75

ARTICLE IX TERMINATION			75

Section	9.1	General	75
Section	9.2	Right to Terminate	75
Section	9.3	Remedies Upon Termination	76
Section	9.4	Certain Other Effects of Termination	76

ARTICLE X MISCELLANEOUS			76

Section	10.1	Transaction Expenses	76
Section	10.2	Publicity	77
Section	10.3	Notices	77
Section	10.4	Entire Agreement, Amendments	78
Section	10.5	Non-Waiver	78
Section	10.6	Counterparts	78
Section	10.7	Delivery by Electronic Transmission	78
Section	10.8	Severability	79
Section	10.9	Applicable Law	79
Section	10.10	Third-Party Beneficiaries	79
Section	10.11	Binding Effect, Benefit	79
Section	10.12	Assignment	79
Section	10.13	Waiver of Trial by Jury	79
Section	10.14	Consent to Jurisdiction	79
Section	10.15	Government Reporting	80

Section	10.16	No Reliance; Limitation of Warranties	80
Section	10.17	Limitation on Warranties; No Survival of Representations and Warranties	80
Section	10.18	Purchaser Guarantee	82
Section	10.19	Specific Performance	82
Section	10.20	Legal Representation	83
Section	10.21	Debt Financing Sources	84

TABLE OF SCHEDULES AND EXIBITS
Disclosure Schedule
Schedule I        -    Allocation Schedule
Schedule 1.1        -    Sample Statement
Schedule 1.1(a)        -    Terminated Employees
Schedule 1.1(b)        -    Certain Terminated Employees
Schedule 1.1(c)        -    Target Net Working Capital
Schedule 2.6(c)        -    Promised Option Bonuses
Schedule 2.8        -    Accounting Principles
Schedule 2.9(b)(iv)    -    Payoff Indebtedness
Schedule 2.9(b)(vii)     -    Certain Affiliate Agreements
Schedule 5.2        -    Material Consents
Schedule 5.3        -    Operation of the Company
Schedule 5.4        -    Actions Outside the Ordinary Course
Schedule 5.21        -    Option Treatment
Schedule 5.22        -    Intellectual Property Remediation

Exhibit A        -    Company Stockholder Consent
Exhibit B        -    Certificate of Merger
Exhibit C        -    Surviving Corporation Certificate of Incorporation
Exhibit D        -    Surviving Corporation Bylaws
Exhibit E        -    Escrow Agreement
Exhibit F        -    Paying Agent Agreement
Exhibit G        -    Transmittal Letter
Exhibit H        -    Promised Option Release

v

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 7, 2019 by and among Carbonite, Inc. a Delaware corporation (“Purchaser”), Matterhorn Acquisitions, Inc., a Delaware corporation and a wholly owned Subsidiary of Purchaser (“Merger Sub”), Webroot Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company (“Representative”), solely in its capacity as agent for the Equityholders. Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in Article I. Purchaser, Merger Sub, the Company and Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, the board of directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, unanimously (i) declared that the transactions contemplated hereby (the “Transactions”), including the merger of Merger Sub with and into the Company (the “Merger”), the transactions contemplated by the other Transaction Documents (the “Other Transactions”), and the Transaction Documents are advisable and fair to, and in the best interests of Merger Sub; (ii) approved and authorized the Transactions, including the Merger, the Other Transactions and the Transaction Documents, on the terms and subject to the conditions set forth in the Transaction Documents; and (iii) recommended that Purchaser, as the sole stockholder of Merger Sub, adopt this Agreement.
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) declared that the Transactions, including the Merger, the Other Transactions, and the Transaction Documents are advisable and fair to, and in the best interests of, the Company and the Stockholders; (ii) approved and authorized the Transactions, including the Merger, the Other Transactions, and the Transaction Documents, on the terms and subject to the conditions set forth in the Transaction Documents; and (iii) recommended that the Stockholders adopt this Agreement.
WHEREAS, the board of directors of Purchaser has approved this Agreement, the Merger and the Other Transactions contemplated hereby.
WHEREAS, Purchaser, as the sole stockholder of Merger Sub, has adopted this Agreement conditioned upon the execution of this Agreement by Merger Sub pursuant to a written consent (the “Merger Sub Stockholder Consent”).
WHEREAS, immediately following the execution and delivery of this Agreement, the Company shall use its best efforts to deliver a written consent of (i) the Stockholders holding not less than a majority of the outstanding Common Shares and Series A Shares of the Company (voting together as a single class and on an as-converted to Common Shares basis) and (ii) Stockholders holding not less than a majority of the outstanding Series A Shares, approving the Merger and the Other Transactions and adopting this Agreement and waiving any applicable notice provisions in accordance with the DGCL, the Governing Documents and the Stockholders Agreements, substantially in the form of the Company Stockholder Consent attached hereto as Exhibit A (the “Company Stockholder Consent”).
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1    Defined Terms. The following terms, as used herein, have the following meanings:

“280G Approval” is defined in Section 5.20.
“Accounting Principles” is defined in Section 2.5(b).
“Acquisition Proposal” means any written, bona fide offer, proposal or indication of interest with respect to (a) the direct or indirect acquisition of (i) all or substantially all of the Shares or (ii) all or substantially all of the assets of the Company, taken as a whole, or (b) any merger, consolidation, recapitalization, reorganization, or business combination involving the Company which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, thirty percent (30%) or more of the total voting power or of any class of equity securities of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.
“Actual Company Cash” is defined in Section 2.7(c).
“Actual Indebtedness” is defined in Section 2.7(c).
“Actual Net Working Capital Adjustment” is defined in Section 2.7(c).
“Adjustment Escrow Amount” is defined in Section 2.5(c)(v).
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person, including, in the case of any Person who is an individual, his or her spouse or domestic partner, any of his or her descendants (lineal or adopted) or ancestors, and any of their respective spouses or domestic partners. For purposes hereof, with respect to any investor in the Company that is an Affiliate of the Company, the portfolio companies of that investor shall not be deemed to be an Affiliate of the Company solely by virtue of the fact that the Company and such other portfolio companies are deemed to be under the common Control of such investor.
“Aggregate Exercise Amount” means an amount equal to the aggregate exercise price of all Vested Options.
“Agreement” is defined in the Preamble.
“Allocation Schedule” is defined in Section 2.2(e).
“Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, any rules or regulations under these Laws, or any other applicable anti-corruption, anti-bribery or anti-kickback Law.
“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other domestic and foreign Laws, including foreign merger control and other competition Laws, issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Amount” is defined in Section 4.8(d).
“Associated Rights” is defined in Section 10.20(b).

“Audited Annual Financial Statements” is defined in Section 3.7.
“Australian Subsidiary” means Webroot Pty Ltd. formed under the laws of Australia.
“Balance Sheet Date” is defined in Section 3.7.
“Benefit Plan” means (1) each material employee benefit plan, program or arrangement (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (2) each deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement and each severance or termination pay plan, (3) each material employment, termination or severance agreement, and (4) each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any current or former employee or other service provider or with respect to which the Company or any member of the Company Group or with respect to which the Company or any member of the Company Group has or may have any liability; provided, however, that the term “Benefit Plan” will not include any employee benefit plan, program or arrangement that is sponsored, maintained or administered by a Governmental Authority.
“Business Day” means a day on which banks are open for business in Denver, Colorado, but does not include any day that is a Saturday, Sunday or a statutory holiday in the State of Colorado.
“Cash Equivalents” means an aggregate amount (as of 11:59 p.m. Mountain Time on the Closing Date) equal to (a) all cash and cash equivalents on hand in the Company Group’s domestic or foreign bank and lock box accounts (including cash resulting from the clearance of checks deposited prior to the Closing Date, whether or not such clearance occurs before, on or after the Closing Date), net of all “cut” but un-cashed checks outstanding, plus (b) the fair market value of all marketable securities owned by the Company Group, plus (c) all cash and similar deposits and sureties held by third parties for the benefit of or as security for any obligation of the Company Group.
“Certificate of Merger” is defined in Section 2.1.
“Closing” is defined in Section 2.5(a).
“Closing Balance Sheet” is defined in Section 2.7(b).
“Closing Date” is defined in Section 2.5(a).
“Closing Statement” is defined in Section 2.7(c).
“Closing Threshold” is defined in Section 5.13(d).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Shares” means shares of the Company’s common stock, par value $0.001 per share.
“Company” is defined in the Preamble. For defined terms purposes, after the Closing, the Company means the Surviving Corporation.

“Company Board” is defined in the Recitals.
“Company Charter” means the certificate of incorporation of the Company as in effect on the date hereof.
“Company Employees” are those employees employed by a member of the Company Group as of the Closing Date.
“Company Group” means the Company collectively together with all of its direct and indirect Subsidiaries.
“Company IT Systems” is defined in Section 3.18(i).
“Company’s Knowledge” means the knowledge, after reasonable inquiry of the following officers of the Company: Michael J. Potts, John Post, Ryan Howe, Hal Lonas, Chad Bacher and Melanie Williams.
“Company Products” means all products and services offered, owned, marketed, licensed, sold, performed, distributed or otherwise made available by members of the Company Group, including any product or service currently under development by any or all of the members of the Company Group as of the date of this Agreement in their state of development as of the date of this Agreement.
“Company Software” is defined in Section 3.18(g).
“Company Source Code” is defined in Section 3.18(h).
“Company Stockholder Consent” is defined in the Recitals.
“Confidentiality Agreement” is defined in Section 5.7.
“Contaminants” is defined in Section 3.18(j).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.
“Covered Person” is defined in Section 5.9(a).
“Data Room” means the virtual data room entitled “Project Alpine” hosted by Intralinks, Inc. at https://services.intralinks.com/web/index.html?_ga=2.172030563.1777066978.1534869996- 1137904664.1534869996#workspace/5641705/documents.
“Debt Commitment Letter” means that certain Commitment Letter, dated as of the date hereof (including the exhibits, annexes, schedules and other attachments thereto), among Purchaser and the Debt Financing Sources party thereto (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.19(b) of this Agreement).
“Debt Financing” is defined in Section 5.19(e).
“Debt Financing Source Related Parties” is defined in Section 10.21.

“Debt Financing Sources” means each entity and each other Person (including each agent and arranger) that has committed to provide or to cause to provide the Debt Financing pursuant to the Debt Commitment Letter, together with their respective Affiliates and representatives involved in the Debt Financing and their permitted successors and assigns.
“DGCL” is defined in Section 2.1.
“Disclosure Schedule” is defined in Section 5.6(a).
“Dispute” is defined in Section 2.8(a).
“Dispute Notice” is defined in Section 2.8(a).
“Dispute Period” is defined in Section 2.8(a).
“Dissenting Shares” means any Shares issued and outstanding immediately prior to the Effective Time and held by a Stockholder that has not voted in favor of the Merger or consented thereto in writing (whether by proxy or otherwise) or that has not otherwise contractually waived or agreed to refrain from exercising his, her or its rights to appraisal and who has demanded properly, in writing, appraisal for such Shares in accordance with Section 262 of the DGCL.
“Drag Along Right” is defined in Section 5.13(e).
“Effective Time” is defined in Section 2.1.
“Enforceability Exceptions” is defined in Section 3.3.
“Environmental Laws” means all Laws and Orders that in each case pertain to environmental matters or contamination or protection of the environment.
“Environmental Permits” means all material licenses, franchises, permits, operating authorities, state operating licenses or registrations and other interstate, intrastate, national or international regulatory licenses and other authorizations issued by any Governmental Authority that are necessary under applicable Environmental Laws for the lawful conduct of the business as currently conducted, issued under or pursuant to Environmental Laws.
“Equity Incentive Plan” means, collectively, the Company’s Amended and Restated 2002 Equity Incentive Plan as amended through September 15, 2011 and the Company’s 2011 Equity Incentive Plan, as adopted by the Company’s stockholders on September 15, 2011.
“Equityholder” means a Stockholder or a Vested Optionholder.
“Equityholder Adjustment Amount” is defined in Section 2.7(e).
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” is defined in Section 2.5(c)(v).
“Escrow Agreement” is defined in Section 2.5(c)(v).
“Escrow Fund” is defined in Section 2.5(c)(v).

“Estimated Closing Statement” is defined in Section 2.5(b).
“Estimated Company Cash” is defined in Section 2.5(b).
“Estimated Merger Consideration” is defined in Section 2.5(b).
“Estimated Net Working Capital” is defined in Section 2.5(b).
“Estimated Net Working Capital Adjustment” is defined in Section 2.5(b).
“Estimated Transaction Expenses” is defined in Section 2.5(b).
“Excess Amount” is defined in Section 2.7(e).
“Export and Sanctions Laws” means (a) all Laws, regulations, and restrictive measures related to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, hardware, software, and technology imposed, administered or enforced by any United States Governmental Authority, including but not limited to the Export Administration Regulations administered by the Bureau of Industry and Security of the United States Department of Commerce (“BIS”), the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the United States Department of State, the antiboycott laws and regulations administered by BIS and the Internal Revenue Service of the United States Department of the Treasury, the Foreign Trade Regulations administered by the Census Bureau of the United States Department of Commerce, and the customs and import Laws administered by United States Customs and Border Protection, and other Laws adopted by the governments or agencies of other countries relating to the same subject matter as the United States Laws and regulations described above, and (b) trade embargoes, economic and financial sanctions, Laws, orders, regulations, and restrictive measures imposed, administered or enforced by any United States Governmental Authority, including but not limited to the Office of Foreign Assets Control of the United States Department of the Treasury and the U.S. Department of State, the United Nations Security Council, the European Union and enforced by its member states, Her Majesty’s Treasury, or other relevant sanctions authority.
“Export Approvals” is defined in Section 3.14(b).
“Extra-Contractual Statement” is defined in Section 10.17(a).
“Fee Letter” is defined in Section 4.8(b).
“Final Company Cash” is defined in Section 2.8(a).
“Final Indebtedness” is defined in Section 2.8(a).
“Final Net Working Capital Adjustment” is defined in Section 2.8(a).
“Final Transaction Expenses” is defined in Section 2.8(a).
“Financial Statements” is defined in Section 3.7.
“Forward-Looking Statements” is defined in Section 5.11.
“Fundamental Representations” means, with respect to the Company, the representations and warranties set forth in Section 3.1, 3.2, 3.3, 3.5 and 3.23, and, with respect to Purchaser, Section 4.1, 4.2, 4.3 and 4.5.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, as consistently applied by the Company.
“GDPR” means the General Data Protection Regulation (EU) 2016/679.
“Governing Documents” means the agreements and instruments by which any Person (other than an individual) establishes its legal existence or governs its internal affairs. For example, (a) the Governing Documents of a corporation include its certificate or articles of incorporation and bylaws, (b) the Governing Documents of a limited partnership include its certificate or articles of limited partnership and its limited partnership agreement, and (c) the Governing Documents of a limited liability company include its certificate or articles of formation and, if applicable, its limited liability company operating agreement.
“Government Shutdown” means any shutdown resulting from the lack of Congressional budget appropriations (related or similar to the shutdown that began on December 22, 2018), prior to the Closing Date, of certain United States federal government services provided by the United States Federal Trade Commission and United States Department of Justice to review the transactions contemplated by this Agreement under the HSR Act.
“Governmental Authority” means any nation, any state, any province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or any municipal or other political subdivision thereof.
“GP” is defined in Section 2.5(a).
“H&H” is defined in Section 10.20.
“HSR Act” is defined in Section 3.4.
“Inbound License” means any agreement pursuant to which a third party licenses or provides any Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property) to any member of the Company Group.

“Indebtedness” means, with respect to any Person and without duplication, (a) any indebtedness of such Person that, in accordance with GAAP, would be required to be shown as indebtedness for borrowed money on the face of a balance sheet; (b) any indebtedness evidenced by a note, bond, debenture or other debt security, whether secured or unsecured; (c) the aggregate principal amount of, and accrued interest, prepayment penalties and outstanding fees with respect to, all indebtedness for borrowed money; (d) any obligation under any lease (other than real estate leases) required to be capitalized in accordance with GAAP; (e) the drawn portion of any letter of credit arrangements; (f) all obligations for the deferred purchase price of, or contingent payment for, any businesses, property, goods or services, in each case to the extent and up to the amount reserved therefor on the balance sheet of such Person in accordance with GAAP; (g) any prepayment, make-whole, breakage or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing; and (h) the Pre-Closing Tax Amount. Notwithstanding the foregoing, “Indebtedness” shall not include any item that would otherwise constitute “Indebtedness” that is an obligation solely between and among the Company or any of its Subsidiaries that can be settled without liability.
“Independent Accountant” is defined in Section 2.8(b).

“Initial Merger Consideration” means an amount equal to (a) the Estimated Merger Consideration, minus (b) the Representative Expense Amount minus (c) the Adjustment Escrow Amount.
“Initial Merger Consideration Percentage” means a percentage equal to (a) the Initial Merger Consideration less the Aggregate Exercise Amount, divided by (b) the Estimated Merger Consideration less the Aggregate Exercise Amount.
“Intellectual Property” means all intellectual property rights in any jurisdiction in the world, including: (a) all patents, inventions, utility models, design patents and industrial design registrations and applications thereof, including any continuations, extensions, divisionals, substitutions continuations-in-part, provisionals, renewals, reissues, re-examinations relating to any of such patents and patent applications for any of the foregoing, and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing; (b) all trademarks, service marks, service names, trade names, slogans, logos, trade dress, Internet domain names and sub domains, web sites, hash tags, social media pages and 800 numbers and similar means of identification or designations of source or origin and similar rights, in each case together with all goodwill, registrations and applications for registration related to any of the foregoing; (c) all rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, moral rights and copyrightable subject matter (including any registration and applications for any of the foregoing); (d) all trade secrets and other rights in confidential information, know-how, proprietary information (including business plans, technical data, invention disclosures, financial information, pricing and cost information, research, testing and development information, statistical or analytical data or other similar information, including with respect to third-party customers, users, vendors, partners and suppliers) processes, formula, algorithms, models and methodologies, list of suppliers and customers or other similar information; (e) rights in databases, data compilations and data collections (including knowledge databases, customer, user, vendor, supplier or partner lists and databases) and sui generis database rights; (f) rights of publicity and other rights to use the name, likeness, image, photography, voice, identity and Personal Information; (g) any other proprietary rights in Technology of every kind and nature; and (h) all rights in the foregoing and in other similar intangible assets or analogous rights to those set forth above.
“Intellectual Property Licenses” means all (i) Inbound Licenses and (ii) Outbound Licenses.
“Interim Financial Statements” is defined in Section 3.7.
“IRS” means the United States Internal Revenue Service.
“Japanese Subsidiary” means Webroot Kabushiki Kaisha formed under the laws of Japan.

“Law” means any applicable law, statute, ordinance, regulation, rule, code, treaty or other requirement having the force of law of any Governmental Authority.

“Leased Real Property” is defined in Section 3.16.
“Leases” is defined in Section 3.16.
“Liens” means all legally binding proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, transfer restrictions, liens, mortgages, deeds of trust, security interests, indentures and other encumbrances.
“Loss Tax Benefit” is defined in Section 10.17.
“Lost Certificate Affidavit” is defined in Section 2.6(a).

“Material Adverse Effect” means with respect to any Person, any event, effect, circumstance, change, occurrence, fact or development that, individually or in the aggregate with other such events, effects, circumstances, changes, occurrences, facts or developments, (a) is or would reasonably be expected to be materially adverse to the business, operations, assets, financial condition or results of operations of such Person (and in the case of the Company of any member of the Company Group), in each case taken as a whole or (b) prevents the Company from performing its obligations hereunder or consummating the transactions contemplated by the Agreement on or before the Termination Date; provided, however, that none of the following will constitute or be deemed to have a Material Adverse Effect: any event, effect, circumstance, change, occurrence, fact or development resulting from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets, (iv) changes in GAAP or other international accounting standards (it being understood that this clause (iv) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with GAAP prior to such changes), (v) changes in Law (it being understood that this clause (v) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with Laws prior to such changes), (vi) the negotiation, execution, or delivery of this Agreement or any of the other Transaction Documents, or the announcement or pendency of any of the Transactions or the Other Transactions, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees (it being understood that this clause (vi) does not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences arising from the execution and delivery of this Agreement or transactions contemplated by this Agreement or the performance of obligations under this Agreement), (vii) the identity or business plans of Purchaser or any of its Affiliates, (viii) the taking of, or the failure to take, any action expressly required or prohibited from being taken by the Company pursuant to this Agreement or any of the other Transaction Documents, or (ix) any failure by the Company to meet internal projections or forecasts or revenue or earnings predictions for any period (although, subject to the other provisions of this definition, the underlying cause of such failure shall not be excluded), so long as, except for clauses (i), (iv), (v), (vi) and (vii), such events, circumstances, changes, occurrences, facts or developments do not adversely affect such Person (and in the case of the Company, the Company Group) in a materially disproportionate manner relative to similarly situated participants in the industry in which such Person operates.
“Material Consents” is defined in Section 5.2.
“Material Contract” is defined in Section 3.12.
“Measurement Time” is defined in Section 2.5(b).
“Merger” is defined in the Recitals.
“Merger Consideration” is defined in Section 2.4.
“Merger Consideration Per Share” means an amount equal to (a) the Merger Consideration divided by (b) the Participating Common Share Amount.
“Merger Sub” is defined in the Preamble.

“Merger Sub Stockholder Consent” is defined in the Recitals.
“Modern Award” means an industry or occupation based minimum employment standard approved under the Fair Work Act 2009 (Cth) in Australia.
“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (a) the sum of the total current assets of the Company Group on a consolidated basis as of such date (excluding Cash Equivalents and current or deferred Tax assets) minus (b) the sum of the total current liabilities of the Company Group on a consolidated basis as of such date, including the long term portion of any deferred revenue (excluding Indebtedness, Transaction Expenses and current or deferred Tax liabilities), in each case without taking into account any of the transactions to be completed on the Closing Date in accordance with the terms of this Agreement. The calculation of Net Working Capital shall be determined as set forth in the Sample Statement attached as Schedule 1.1 (the “Sample Statement”) and calculated in accordance with GAAP, applied consistently with the accounting principles and procedures set forth on Schedule 2.8.
“Net Working Capital Adjustment” means (a) if the Net Working Capital is less than the Working Capital Upper Threshold and greater than Working Capital Lower Threshold, or is equal to either the Working Capital Upper Threshold or the Working Capital Lower Threshold, zero, (b) if the Net Working Capital is greater than the Working Capital Upper Threshold, the amount by which the Net Working Capital is greater than the Target Net Working Capital (which, for the avoidance of doubt, shall be a positive number), and (c) if the Net Working Capital is less than the Working Capital Lower Threshold, the difference obtained by subtracting the Target Net Working Capital from the Net Working Capital (which, for the avoidance of doubt, shall be a negative number).
“No-Withholding Options” means any Vested Option that has a per Common Share exercise price less than the Merger Consideration Per Share and with respect to which the Company has no Tax withholding obligations (other than potential backup withholding obligations) in connection with the transactions contemplated by this Agreement.
“Open Source Software” means Software that is distributed as “free software,” “open source software” or under similar licensing or distribution terms or made available by third parties (1) under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), and the Apache License, or (2) that (i) requires or conditions the use or distribution of such Software or other material, or portion thereof, on (a) the disclosure, licensing, or distribution of any source code for any portion of such Software, or (b) the granting to licensees of the right to make derivative works or other modifications to such Software or other material or portions thereof, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of any member of the Company Group to use, sell, offer for sale, license, distribute or charge for any Company Products.
“Option” means an option to purchase Common Shares issued pursuant to the Equity Incentive Plan.

“Option Merger Consideration” means an aggregate amount equal to the Initial Merger Consideration Percentage multiplied by the sum of all Option Merger Consideration Per Share amounts for all Vested Options.
“Option Merger Consideration Per Share” means, for each Vested Option, an amount equal to (a) the Merger Consideration Per Share minus (b) the exercise price per Common Share for such Vested Option.
“Option Shares” means Common Shares issuable upon exercise of Vested Options.
“Optionholder” means a holder, as of immediately prior to the Effective Time, of an Option.
“Order” means any applicable order, writ, injunction or decree of any Governmental Authority, arbitrator or mediator and any settlement agreement or compliance agreement entered into in connection with any Proceeding.
“Other Transactions” is defined in the Recitals.
“Outbound License” means any agreement pursuant to which any member of the Company Group licenses (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property) to a third party any Intellectual Property, including any Owned Company Intellectual Property.
“Outside Termination Date” is defined in Section 9.2(b).
“Owned Company Intellectual Property” means any Intellectual Property (including Registered Intellectual Property) owned or purported to be owned by, or exclusively licensed to, any member of the Company Group.
“Parachute Payment Waiver” is defined in Section 5.20.
“Participating Common Share Amount” means (a) the aggregate number of Common Shares outstanding immediately prior to the Effective Time, plus (b) the aggregate number Common Shares into which all Series A Shares outstanding immediately prior to the Effective Time are convertible, plus (c) the aggregate number of Option Shares.
“Party” and “Parties” are defined in the Preamble.
“Paying Agent” is defined in Section 2.5(c)(vi).
“Paying Agent Agreement” is defined in Section 2.5(c)(vi).
“Payoff Indebtedness” is defined in Section 2.9(b)(iv).
“Payoff Letters” is defined in Section 2.9(b)(iv).
“PCI DSS” is defined in Section 3.18(i).
“Permits” means all licenses, permits, registrations, authorizations, consents and approvals of any Governmental Authority.

“Permitted Liens” means, collectively: (a) Liens set forth in Section 1.1 of the Disclosure Schedule or noted in the Financial Statements; (b) Liens for Taxes, assessments, and other governmental charges that are not yet delinquent, or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties; (d) easements, covenants, conditions, and restrictions of record; (e) minor defects or irregularities, easements, covenants, conditions, and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not reasonably be expected to materially interfere with the value of or conduct of the business of any member of the Company Group; (f) zoning, building code, entitlement or other governmentally established restrictions or encumbrances which are not materially violated by the current use or occupancy of such property; (g) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar Laws or to secure public or statutory obligations; (h) warehousemen’s, landlords’, mechanics’, materialmen’s, carriers’, workers’, repairers’, suppliers’, vendors’ or similar Liens arising or incurred in the ordinary course of business securing amounts that are not overdue for a period of more than ninety days or the amount or validity of which is being contested in good faith; (i) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs; (j) other imperfections of title, licenses, or encumbrances, if any, that do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company; (k) in respect of the Shares, any restrictions (whether on the transferability thereof or otherwise) imposed pursuant to securities Laws and (l) non-exclusive licenses granted by any member of the Company Group in the ordinary course of business.
“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any Governmental Authority.
“Personal Information” means, collectively, (i) an individual’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or user or account numbers, account access codes and passwords, or any other piece of information that, alone or in combination with other information collected, held or otherwise managed by or readily available to any member of the Company Group, allows the identification of such individual or enables access to such individual’s financial information, including “Nonpublic Personal Information,” as defined by the Gramm-Leach-Bliley Act (15 U.S.C. Sec. 6801, et seq); (ii) any information relating to an identified individual; (iii) any other information that constitutes “personal data” as defined in the GDPR; (iv) any information created or Processed that is based on Personal Information; and (v) any data and information concerning an identified natural person the Processing of which is subject to applicable Privacy Requirements.

“Personal Information Disclosure” is defined in Section 3.18(i).

“Potential Claim” is defined in Section 5.9(e).

“Pre-Closing Period” is defined in Section 5.1.
“Pre-Closing Tax Amount” means the excess, if any, of: (I) any accrued and unpaid Tax liability of the Company Group relating to a Tax period (or portion thereof) ending on (and including) the Closing Date and calculated in a manner consistent with the Company’s historic Tax positions and past practice and taking into account for purposes of calculating the income Tax liability (if any) of the Company Group for the Tax period ending on the Closing Date: (a) any applicable deductions associated with the payments of

Transaction Expenses and payments to holders of Vested Options, other than deductions in respect of employer payroll Taxes described in the proviso at the end of this definition (and for such purposes in calculating income Taxes, the parties agree that seventy percent (70%) of any success based fees are deductible for U.S. federal income Tax purposes pursuant to Revenue Procedure 2011-29); (b) any unpaid Transition Tax Obligations of the Company Group; (c) any item of income or deduction of any member of the Company Group resulting from any installment sale or open transaction disposition or any election under Section 108(i), in each case, made prior to the Closing; and (d) any income includible by the Company under Section 951 or Section 951A of the Code, determined as if each of the Company’s foreign Subsidiaries’, which are treated as a “controlled foreign corporation” within the meaning of Section 957(a), of the Code, tax years ended on the Closing Date, with the income of each such Subsidiary measured on a closing of the books basis; over (II) any prepayments of Taxes or other similar Tax assets (including estimated payments of Taxes, but excluding any expected or anticipated Tax refunds) of the Company Group determined as of the Closing Date; provided that, in calculating the employer payroll Taxes on any compensatory payments in connection with this Agreement (including payments in respect of Options, Promised Options or Transaction Expenses treated as a compensatory payment) for purposes of clause (I), only seventy-five percent (75%) of such employer payroll Taxes shall be included.
“Pre-Closing Tax Periods” is defined in Section 7.2.
“Privacy Requirements” means (i) the applicable Laws concerning the privacy, protection and security of Personal Information, including the GDPR and any applicable national law supplementing the GDPR (such as, in the United Kingdom, the Data Protection Act 2018), and any regulations, or regulatory requirements, guidance and binding codes of practice applicable to the Processing of Personal Information (as amended or replaced from time to time) or (ii) contractual obligations that are applicable to any member of the Company Group and that apply to or regulate privacy rights or Personal Information or its Processing, the Privacy Policies or any rules of self-regulatory, industry or other organizations in which any member of the Company Group is a member relating to Personal Information, with which any member of the Company Group is required to comply by virtue of such membership.
“Privacy Policies” means all written internal and customer-facing policies and procedures established by any member of the Company Group.
“Pro Rata Share” means, with respect to each Equityholder, a percentage equal to (a) the amount of Merger Consideration that such Equityholder is entitled to receive in exchange for such Equityholder’s Shares or Vested Options (as the case may be) pursuant to Section 2.6, divided by, (b) the aggregate amount of Merger Consideration that all Equityholders are entitled to receive pursuant to Section 2.6.
“Proceeding” means any audit, litigation (at Law or in equity), arbitration, mediation, action, lawsuit, proceeding, complaint, charge, claim (including any counterclaim), demand, hearing, examination, inquiry, investigation or like matter before or by any arbitrator or Governmental Authority, whether administrative, judicial or arbitrative in nature, at Law or in equity.
“Processing” (and its cognates) shall have the meaning set forth in the GDPR.
“Promised Option” means an option to purchase Common Shares that, prior to the date hereof, the Company committed in writing to grant, which has not been granted by the Company, each of which is set forth in Section 2.6(c) of the Disclosure Schedule (including the holder thereof, the number of shares with respect to which the grant was committed to be made and the applicable exercise price per Common Share).

“Promised Option Bonus Amount” means the aggregate amount set forth on Schedule 2.6(c); less the amounts set forth on Schedule 2.6(c) to be paid to any Terminated Employees, which such amounts, for the avoidance of doubt, shall be the obligation of the Purchaser and shall be paid by Purchaser at Closing, subject to applicable Tax withholding.
“Promised Option Release” is defined in Section 2.6(c).
“Protected Communication” is defined in Section 10.20(b).
“Purchaser” is defined in the Preamble.
“Purchaser Group” is defined in Section 10.20(b).
“Purchaser Material Adverse Effect” means any event, condition, change, occurrence or development of a state of circumstances that, individually or in the aggregate, would reasonably be expected to prevent or materially delay consummation of the Merger and the Other Transactions contemplated by this Agreement or materially impair or delay the ability of Purchaser or Merger Sub to perform their respective obligations under this Agreement.

“Purchaser Plan” is defined in Section 5.10(c).
“R&D Sponsor” is defined in Section 3.18(k).
“R&W Insurance Policy” is defined in Section 10.17.
“Registered Intellectual Property” means any Intellectual Property that is the subject of an application or registration with, or that has been registered, filed or issued under the authority of, any Governmental Authority, including all patents, registered copyrights, registered trademarks, registered sui generis database rights and any Internet domain names, and all applications for the foregoing.
“Related Party” means, with respect to any Person, any current director, officer, direct or indirect equityholder holding five percent (5%) or greater of such Person, manager, or Affiliate of such Person.
“Release Parties” is defined in Section 5.9(e).

“Released Matters” is defined in Section 5.9(e).

“Released Party” is defined in Section 5.9(e).
“Releasing Parties” is defined in Section 5.9(e).

“Releasors” is defined in Section 5.9(d).
“Remaining Escrow Amount” is defined in Section 2.7(d).
“Remaining Estimated Merger Consideration” means an amount equal to (a) the Estimated Merger Consideration, minus (b) the Option Merger Consideration, minus (c) the Representative Expense Amount minus (d) the Adjustment Escrow Amount plus (e) the portion of the Option Merger Consideration being paid with respect to No-Withholding Options.
“Representative” is defined in the Preamble.

“Representative Expense Amount” means an amount equal to $300,000.
“Representative Expense Fund” is defined in Section 8.2.
“Representative Losses” is defined in Section 8.5.
“Required Information” means the historical and pro forma financial statements necessary to satisfy the conditions set forth in paragraphs 5 and 6 of Exhibit C of the Debt Commitment Letter.
“Resolution Period” is defined in Section 2.8(b).
“Sanctioned Jurisdiction” means any of the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan, and Syria.
“Sanctioned Person” means (i) any Person identified in any list of sanctioned persons maintained by (A) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (B) Her Majesty’s Treasury of the United Kingdom; (C) any committee of the United Nations Security Council; or (D) the European Union; (ii) any Person located, organized in, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Jurisdiction; and (iii) any Person directly or indirectly fifty percent (50%) or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clauses (i) or (ii).
“Secretary of State” is defined in Section 2.1.
“Securities Act” is defined in Section 4.6.
“Seller Group” is defined in Section 10.20(a).
“Series A Shares” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.
“Shares” means, collectively, Common Shares and the Series A Shares.
“Shortfall Amount” is defined in Section 2.7(d).
“Software” means all computer programs, operating systems, APIs, firmware or software code of any nature, whether operational or under development, and any derivation, updates enhancements and customizations of the foregoing, whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature, including any and all software implementation of algorithms, models, methodologies, databases, computations (including any data and collections of data) and documentation (including user manuals, technical manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.
“Specific Performance Conditions” is defined in Section 10.19(a).
“Standard Form Agreements” means the Company Group’s standard form(s), including standard attachments of non-exclusive licenses of the Company Products to end-users, managed service providers, partners and business subscribers, professional services terms and website terms of service, copies of which forms have been provided to Purchaser.

“Standard Outbound Licenses” is defined in Section 3.18(d).
“Standard Software License” means any non-exclusive license for non-customized, commercially available Software (including, for the avoidance of doubt, documentation, user manuals, technical manuals and training materials relating to the foregoing, as well as data and collections of data) that is not distributed with any Company Products; provided that “Standard Software License” shall not include licenses for any Open Source Software.
“Stockholder” means a holder, as of immediately prior to the Effective Time, of a Share.
“Stockholders Agreements” means (i) the Voting Agreement; (ii) that certain Series A Preferred Stock Purchase Agreement, by and among the Company, the Investors (as defined therein) listed on Schedule A thereto, dated as of January 28, 2005; (iii) that certain Investors’ Rights Agreement, by and among the Company, the Investors (as defined therein) listed on Schedule A thereto and the Common Holders (as defined therein) listed on Schedule B thereto, dated as of January 28, 2005; and (iv) that certain First Refusal and Co-Sale Agreement, by and among the Company, the Investors (as defined therein) listed on Schedule A thereto and the Common Holders (as defined therein) listed on Schedule A thereto, dated as of February 7, 2005.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the membership, partnership or other similar equity interests thereof is at the time held or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of subpart (b) above, a Person or Persons will be deemed to hold a majority equity interest in a business entity (other than a corporation) if such Person or Persons (i) is allocated a majority of such business entity’s gains or losses or (ii) is the managing director or general partner of such business entity. The term “Subsidiary” includes all Subsidiaries of such Subsidiary.
“Surviving Corporation” is defined in Section 2.1.
“Target Group” is defined in Section 10.20(b).
“Target Net Working Capital” means the amount set forth on Schedule 1.1(c).
“Tax Returns” means, collectively, all returns, declarations, reports, statements and other documents required to be filed with a Governmental Authority by any member of the Company Group in respect of any Taxes, including any schedule, supplement, appendix or attachment thereto, and including any amendments thereto.
“Taxes” means, all federal, state, and local income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, use, employment, franchise, profits, gains, real property, transfer, payroll, social security contributions and other taxes, charges, fees, duties (including custom duties), levies, or other assessments in the nature of taxes (whether payable directly or by withholding, and including any tax liability incurred as a transferee or successor or by contract or otherwise), together with any related interest and any penalties or additions to tax imposed by any Governmental Authority with respect thereto.
“Technology” means algorithms, apparatus, diagrams, discoveries, ideas, inventions (whether or not patentable), invention disclosures, know-how, trademarks, service marks and other brand elements (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, confidential or proprietary information, protocols, schematics, specifications, technical data, Software, techniques, web sites, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections, any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.
“Terminated Employee” means each of the Company Employees set forth on Schedule 1.1(a) hereto and each other Company Employee terminated by the Company immediately following the Effective Time at the written request of Purchaser on the Closing Date.
“Terminated Employee Option Value” means an amount payable to the Terminated Employees at the Closing with respect to the Terminated Employees Options; provided, however, that for purposes of calculating such value the Terminated Employee Option Value shall be excluded from the definition of “Merger Consideration”.
“Terminated Employees Options” means the unvested Options held by all Terminated Employees, other than those Terminated Employees set forth on Schedule 1.1(b), as of immediately prior to any acceleration thereof by the Board.
“Transaction Documents” means this Agreement, the Paying Agent Agreement, the Escrow Agreement and all other agreements, certificates, instruments and documents to be executed or delivered by one or more of the Parties in connection with the Transactions.
“Transaction Expenses” means, without duplication, (a) the Company’s out-of-pocket expenses, fees and charges incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents and any offering or marketing materials and the consummation of the Closing or any of the Other Transactions, including all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses payable by the Company to the extent not paid in full as of immediately prior to the Closing, including those which are to be an obligation of the Company as set forth in Section 10.1, (b) any amounts payable by any member of the Company Group to any current or former director, officer, employee, independent contractor or consultant as a result of, in connection with, or conditioned on, the consummation of the transactions contemplated by this Agreement (including retention payments, change of control payments, deferred compensation, bonuses and severance payments), but, except as set forth in clause (c) below, excluding all payments made on or after the Closing Date pursuant to “double-trigger” provisions where an individual is involuntarily terminated by the Company pursuant to Section 5.23, or by Purchaser on or following the Closing Date, which such payments shall be the liability of the Purchaser, and (c) any amounts payable by any member of the Company Group to any individual set forth on Schedule 1.1(b) as a result of, in connection with, or conditioned on, the consummation of the transactions contemplated by this Agreement and any subsequent termination of employment or “double trigger” provision (including change of control payments, deferred compensation, bonuses and severance payments).
“Transaction Invoices” is defined in Section 2.9(b)(v).

“Transactions” is defined in the Recitals.
“Transition Tax Obligations” means, with respect to any Person, such Person’s net Tax liability under Section 965 of the Code, without regard to Section 965(h).
“Transfer Taxes” means all sales, use, transfer, real property transfer, documentary, recording, gains, equity transfer, and similar Taxes and fees, and any deficiency, interest, or penalty asserted with respect thereto, incurred in connection with the transactions contemplated by this Agreement.
“Transmittal Letter” is defined in Section 2.6(a).
“UK Company” means Webroot Services Limited, a corporation formed under the Laws of England and Wales.
“Vested Option” means an outstanding Option that is vested, as of immediately prior to the Effective Time, in accordance with the Equity Incentive Plan and any applicable option agreement or notice (after giving effect to any acceleration resulting solely from the Merger or as approved by the Company Board prior to the Effective Time), which is not terminated and canceled without payment pursuant to the second to last sentence of Section 2.2(a).
“Vested Optionholder” means a holder, as of immediately prior to the Effective Time (after giving effect to any acceleration resulting solely from the Merger or as approved by the Company Board prior to the Effective Time), of a Vested Option.
“Voting Agreement” means the Voting Agreement by and among the Company, the Investors (as defined therein) listed on Schedule A thereto and the Common Holders (as defined therein) listed on Schedule A thereto, dated as of February 7, 2005.
“Waived 280G Benefits” is defined in Section 5.20.
“WARN Act” is defined in Section 4.9.
“Working Capital Lower Threshold” means an amount that is $500,000 less than the Target Net Working Capital.
“Working Capital Upper Threshold” means an amount that is $500,000 greater than the Target Net Working Capital.
Section 1.2    Rules of Construction. Any reference in this Agreement to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated thereunder, as in effect at the relevant time. Any reference in this Agreement to any United States federal or state action, remedy, method of judicial Proceeding, legal document, legal status, court, official or any legal concept or thing will, in respect of any jurisdiction other than a federal or state jurisdiction of the United States, be deemed to include what is most nearly approximate under the Laws of such other jurisdiction. Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through the date hereof, solely to the extent such amendments, supplements or modifications are provided in the Data Room. The headings contained herein are for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All preamble, recital, article, section, paragraph, annex, exhibit and schedule references are to the preambles, recitals, articles, sections, paragraphs, annexes, exhibits and schedules of this Agreement unless otherwise specified. All references herein to “dollars” or “$” are to United States dollars. All references herein to any period of days will mean the relevant number of calendar days unless otherwise specified. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. Words in the singular will be held to include the plural and vice versa. Words of one gender will be held to include the other genders as the context requires. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The word “or” will not be exclusive. Any accounting term used in this Agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP. Any dollar amounts or thresholds set forth herein shall not be used as a determinative benchmark for establishing what is or is not “material” or a “Material Adverse Effect” (or words of similar import) under this Agreement. The Parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The Parties further agree that the rule of construction that any ambiguities are resolved against the drafting Party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. Any amounts to be deposited with Paying Agent or the Escrow Agent, or paid and delivered or disbursed to Purchaser, Surviving Corporation, or any Equityholder, in each case in accordance with Article II, will be deposited or paid and delivered or disbursed by wire transfer of immediately available funds to the recipient thereof.
ARTICLE II
MERGER

Section 2.1    The Merger. At the Effective Time and, on the terms and subject to conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and a wholly owned subsidiary of Purchaser (“Surviving Corporation”). On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Parties will execute and file the certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”) in accordance with the requirements of the DGCL with the office of the Secretary of State of the State of Delaware (the “Secretary of State”), whereupon Merger Sub will be merged with and into the Company, which will survive the Merger, pursuant to the provisions of the DGCL. The Parties will make all other filings, recordings or publications required by the DGCL in connection with the Merger. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL or at such later time as will be agreed upon by the Parties and specified in the Certificate of Merger (the “Effective Time”). From and after the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL.

Section 2.2    Effect on Options and Capital Stock.

(a)Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that, immediately prior to the Effective Time, each Option that is outstanding and unexercised as of such time will be terminated and canceled (as long as such cancellation is in compliance with applicable plan documents and applicable Law) and each Optionholder will cease to have any rights with respect thereto, except that each Vested Optionholder will have the right to receive his, her or its respective portion of the Option Merger Consideration payable in accordance with and in the manner provided by this Article II, subject to the limitations and conditions in this Article II, and any other rights expressly provided by this Agreement. Notwithstanding the forgoing, the Company shall take all necessary and appropriate actions so that immediately prior to the Effective Time, any Option that has a per Common Share exercise price equal to or greater than the Merger Consideration Per Share will be terminated and canceled at the Effective Time without payment therefor.

(b)As of the Effective Time, by virtue of the Merger and without any action on the part of any Party or any holder of securities of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid, and non-assessable share of common stock of Surviving Corporation, which will be the only shares of capital stock of Surviving Corporation issued and outstanding immediately after the Effective Time. Each stock certificate of Merger Sub evidencing ownership of shares of common stock of Merger Sub will thereafter evidence ownership of such shares of capital stock of Surviving Corporation.

(c)At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any Equityholder, all Shares, will no longer be outstanding and will be canceled and retired automatically and will cease to exist, and each Stockholder will cease to have any rights with respect thereto, except the right to receive his, her or its respective portion of the Merger Consideration payable in accordance with and in the manner provided by this Article II, subject to the limitations and conditions in this Article II, and any other rights expressly provided by this Agreement. Notwithstanding any other provision of this Agreement to the contrary, Dissenting Shares will not be converted as provided in the foregoing sentence and will instead be converted into the right to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except if any Stockholder that demands appraisal of such Stockholder’s Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) such Stockholder’s right to appraisal, then such Stockholder’s Shares will automatically be deemed to have been canceled and converted (without interest) as provided in the foregoing sentence as of the Effective Time.

(d)As of the Effective Time, by virtue of the Merger and without any action on the part of any Party or any Equityholder, all Shares that are owned by the Company as treasury stock immediately prior to the Effective Time (if any) will be canceled and extinguished without any conversion thereof, and no consideration will be paid or delivered in exchange therefor.

(e)No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a schedule to be attached hereto as Schedule I (the “Allocation Schedule”) setting forth the Company’s good faith estimates of, with respect to each Equityholder, such Equityholder’s: (i) portion of the Initial Merger Consideration and Option Merger Consideration payable at Closing pursuant to this Agreement in respect of such Equityholder’s Shares or Vested Options, (ii) portion of the Adjustment Escrow Amount to be disbursed to the Escrow Agent at Closing, (iii) portion of the Representative Expense Amount to be disbursed to the Representative at Closing, (iv) proportionate share of any Remaining Estimated Merger Consideration payable pursuant to this Agreement in respect of such Equityholder’s Shares or Vested Options, and (v) Pro Rata Share. The Parties hereby agree that the Allocation Schedule shall govern the allocation among the Equityholders of any payments to or from the Equityholders that are contemplated by this Agreement. The Allocation Schedule will be prepared in accordance with the priorities set forth in the Company Charter, the Bylaws of the Company and Stockholders Agreements (each as in effect on the date of this Agreement and at the Closing). Purchaser shall be entitled to rely solely on the Allocation Schedule with respect to the amounts allocated and payable to the Equityholders pursuant thereto. The parties further agree that the Company may update the Allocation Schedule from time to time prior to the Closing to reflect the allocation of any such payment and to promptly furnish any such update to Purchaser and the Paying Agent. Once the Paying Agent and, to the extent required, the Surviving Corporation have made all payments required to be made hereunder to the Equityholders in accordance with the Allocation Schedule, such payments shall constitute a complete discharge of the applicable payment obligations of Purchaser and Merger Sub hereunder to the Equityholders with respect to such Equityholder’s Shares or Vested Options. The Company agrees that neither Purchaser, Merger Sub, the Surviving Corporation nor any of their respective Affiliates (other than any Affiliates that are also Equityholders, solely in their capacity as such) shall be liable for any damages to any Person, including any Equityholder, and the Equityholders shall indemnify and hold harmless, severally and not jointly, Purchaser, Merger Sub, the Surviving Corporation and each of their respective Affiliates, for any inaccuracy, error or omission in the Allocation Schedule as of the Closing; provided that, for the avoidance of doubt, the Equityholders shall have no liability with respect to the underlying information used in calculating the Merger Consideration other than solely pursuant to and as set forth in Section 2.7 and Section 2.8. Notwithstanding anything else contained herein, any claim by Purchaser pursuant to this Section 2.2(e) shall be subject to all limitations set forth in Section 10.17(c).

Section 2.3    Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time, by virtue of the Merger and without any additional action on the part of Merger Sub or the Company: (a) the certificate of incorporation of the Surviving Corporation will be amended and restated to read as set forth in Exhibit C hereto, and such certificate of incorporation, as so amended and restated, will be the certificate of incorporation of Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation; (b) the bylaws of Surviving Corporation will be amended and restated to read as set forth in Exhibit D hereto, and such bylaws, as so amended and restated, will be the bylaws of Surviving Corporation until thereafter amended as provided by Law and such bylaws; (c) the directors of Merger Sub immediately before the Effective Time will be the directors of Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and (d) the officers of Merger Sub immediately before the Effective Time will be the officers of Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed, as the case may be.

Section 2.4    Merger Consideration. The aggregate consideration for the Shares and the Vested Options (the “Merger Consideration”) is equal to (a) $618,500,000; plus (b) the Terminated Employee Option Value; plus (c) an amount equal to all Cash Equivalents as of immediately preceding the Closing; plus (d) Aggregate Exercise Amount; plus (e) if the Estimated Net Working Capital Adjustment is a positive number, the Estimated Net Working Capital Adjustment minus (f) if the Estimated Net Working Capital Adjustment is a negative number, the absolute value of the Estimated Net Working Capital Adjustment; minus (g) the amount of Indebtedness outstanding as of the Closing; minus (h) an amount equal to the Transaction Expenses which are unpaid as of the Closing; minus (i) the Promised Option Bonus Amount; provided that the adjustments set forth in the foregoing clauses (c), (e), (f), (g) and (h) shall be subject to the limitations set forth in Section 2.7(d) and Section 2.7(e).

Section 2.5    Closing and Closing Payments.

(a)Subject to any earlier termination hereof, the closing of the Transactions, including the Merger and the Other Transactions (the “Closing”), will take place at the offices of Goodwin Procter LLP (“GP”), Three Embarcadero Center San Francisco, CA, beginning at 10:00 a.m. Mountain time, on the second (2nd) Business Day after the satisfaction or waiver of all conditions to the Closing set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing) or such other place, date or time as Purchaser and the Company may mutually determine; provided that Purchaser shall not be required to effect the Closing prior to the earlier of (x) the date that is forty-five (45) days after the date hereof and (y) the date that is three (3) Business Days after the date on which syndication of the Debt Financing has been completed (the actual date on which the Closing occurs, the “Closing Date”). In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in .PDF format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals (if requested) to be delivered by overnight courier service on the next Business Day following the Closing. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b)At least three (3) Business Days prior to the anticipated Closing Date the Company will prepare and deliver to Purchaser (i) a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of the Merger Consideration (the “Estimated Merger Consideration”), including estimates of the Company’s (A) Cash Equivalents (“Estimated Company Cash”), (B) Net Working Capital Adjustment (“Estimated Net Working Capital Adjustment”), (C) Indebtedness (“Estimated Indebtedness” ), and (D) Transaction Expenses (to the extent not being paid by the Company Group prior to the Closing, “Estimated Transaction Expenses”) each of (A) through (D) determined as of 11:59 p.m., Mountain time on the Business Day immediately prior to the Closing Date (the “Measurement Time”) and (ii) the Allocation Schedule. The Estimated Closing Statement shall be based upon the books and records of the Company Group and shall be prepared in accordance with the definitions contained in this Agreement and the Sample Statement and GAAP applied consistently with the accounting principles and procedures set forth on Schedule 2.8 (the “Accounting Principles”). Purchaser and its agents shall be provided with reasonable access, during regular business hours and upon reasonable notice, to the financial books and records on which the Estimated Closing Statement is based and to the employees and agents of the Company Group who prepared the Estimated Closing Statement so as to enable it to review the amounts set forth in the Estimated Closing Statement and the respective components thereof. The Company will review and consider in good faith any changes to the Estimated Closing Statement suggested by Purchaser. The final Merger Consideration will be determined, and any necessary adjustment payments will be made, following the Closing in accordance with the provisions of Sections 2.7, 2.8, and 2.9.

(c)Subject to the delivery of the items set forth in Section 2.9(b), at the Closing, Purchaser will:
(i)pay, or will cause the Surviving Corporation or one or more of its Subsidiaries to pay, in cash (A) the Indebtedness set forth in the Payoff Letters, in accordance with the wire transfer instructions set forth in the Payoff Letters, and (B) the Transaction Expenses set forth in the Transaction Invoices, in accordance with the wire transfer instructions set forth in the Transaction Invoices;

(ii)deliver the portion of the Option Merger Consideration being paid to holders of Vested Options (other than No-Withholding Options) to the Surviving Corporation and cause the Surviving Corporation to pay and deliver such amounts to Vested Optionholders pursuant to Section 2.6(b) (other than with respect to No-Withholding Options);

(iii)deliver the Promised Option Bonus Amount to the Surviving Corporation and cause the Surviving Corporation to pay and deliver such amounts pursuant to Section 2.6(c);

(iv)deliver the Representative Expense Amount to the Representative in accordance with the instructions provided by the Company to Purchaser at least three (3) Business Days prior to the Closing Date;

(v)deposit $6,000,000 (the “Adjustment Escrow Amount,” and together with any interest or other earnings thereon, the “Escrow Fund”) with Wilmington Trust, N.A. (together with its successors and permitted assigns, “Escrow Agent”), to be held, invested, and distributed by Escrow Agent pursuant to the terms and conditions of an escrow agreement to be entered into as of the Closing by Purchaser, Surviving Corporation, Representative and Escrow Agent in substantially the form of Exhibit E (as amended, modified, or supplemented from time to time in accordance with the terms thereof, the “Escrow Agreement”); and

(vi)deposit the Remaining Estimated Merger Consideration with Wilmington Trust, N.A. (together with its successors and permitted assigns, “Paying Agent”), to be distributed by Paying Agent pursuant to Section 2.6(a) and Section 2.6(b) and the terms and conditions of a Paying Agent Agreement to be entered into as of the Closing by Purchaser, Representative and Paying Agent in substantially the form attached hereto as Exhibit F (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Paying Agent Agreement”).

Section 2.6    Distribution of Merger Consideration.

( a)Pursuant to the Paying Agent Agreement, Purchaser will cause Paying Agent to, as soon as practicable following Paying Agent’s receipt after the Effective Time of a duly completed and validly executed letter of transmittal in substantially the form attached hereto as Exhibit G (each, a “Transmittal Letter”) from a holder of No-Withholding Options or a Stockholder and, in the case of a Stockholder, certificate(s) representing the Shares held by such Stockholder outstanding immediately before the Effective Time (or, in the event that any such certificate(s) have been lost, stolen or destroyed, an affidavit of that fact by such Stockholder accompanied by an indemnity in form and substance reasonably acceptable to Purchaser (each, a “Lost Certificate Affidavit”)), deliver to such Equityholder (i) in the event such Equityholder is a Stockholder, an amount equal to the Initial Merger Consideration Percentage multiplied by an amount equal to the (A) Merger Consideration Per Share multiplied by (B) the number of Common Shares (including the number of Common Shares into which any Series A Shares are convertible) held by such Stockholder outstanding immediately before the Effective Time and (ii) in the event such Equityholder is a holder of No-Withholding Options, an amount equal to the Initial Merger Consideration Percentage multiplied by an amount equal to (A) the Option Merger Consideration Per Share multiplied by (B) the number of Common Shares for which his, her or its vested No-Withholding Option was exercisable immediately prior to the Effective Time, in each case, as directed by the Allocation Schedule. Notwithstanding the forgoing, if an Equityholder properly delivers such duly completed and properly executed Transmittal Letter and, in the case of a Stockholder, certificate(s) and/or Lost Certificate Affidavit, at least three (3) days prior to the Closing Date, the Purchaser will direct Paying Agent to deliver to such Equityholder the amounts due pursuant to this Section 2.6(a) on the Closing Date. For the avoidance of doubt, each Equityholder is also entitled to receive its Pro Rata Share of (x) any Remaining Escrow Amount or Equityholder Adjustment Amount, as applicable, and (y) the Representative Expense Fund payable in accordance with and in the manner set forth in Sections 2.7 and 2.11, subject to the limitations and conditions in Sections 2.7, and 2.11, and any other rights expressly provided in this Agreement.

( b)Purchaser will cause Surviving Corporation to, as soon as practicable after the Effective Time (and no later than the first regularly scheduled payroll that is at least five (5) Business Days following the Effective Time), pay and deliver to each Vested Optionholder (other than holders of No-

Withholding Options) with respect to each of his, her or its Vested Options (other than No-Withholding Options), in accordance with the Allocation Schedule, an amount equal to the Initial Merger Consideration Percentage multiplied by an amount equal to (i) the Option Merger Consideration Per Share multiplied by (ii) the number of Common Shares for which his, her or its Vested Option was exercisable immediately prior to the Effective Time. For the avoidance of doubt, each Vested Optionholder is also entitled to receive its Pro Rata Share of any Remaining Escrow Amount (or Equityholder Adjustment Amount, as applicable) and Representative Expense Fund payable in accordance with and in the manner set forth in Sections 2.7 and 2.11, subject to the limitations and conditions in Sections 2.7, and 2.11, and any other rights expressly provided in this Agreement.

( c)Purchaser will cause Surviving Corporation to, as soon as practicable after the Effective Time (and no later than the first regularly scheduled payroll that is at least five (5) Business Days following the Effective Time), subject to the execution of a release in substantially the form attached hereto as Exhibit H (the “Promised Option Release”) with respect to any rights such individual may have to a Promised Option, pay and deliver to each of the Persons set forth on the Allocation Schedule as holding a Promised Option the amount set forth therein in consideration for releasing and waiving such Person’s rights to receive his or her Promised Option.

Section 2.7    Merger Consideration Adjustment.

(a)Following the Closing, the Merger Consideration will be finally determined in accordance with the adjustments and procedures set forth in this Section 2.7 and Sections 2.8 and 2.9.

(b)The amount of Cash Equivalents, Net Working Capital, Indebtedness and Transaction Expenses included in the calculation of the Merger Consideration will be determined from a consolidated balance sheet of the Company as of the Measurement Time (the “Closing Balance Sheet”), with any adjustments thereto as determined pursuant to this Section 2.7 and Section 2.9 without giving effect to the Transaction referenced herein. The Closing Balance Sheet will be prepared by Purchaser in accordance with definitions contained in this Agreement, the Sample Statement and GAAP, applied consistently with the Accounting Principles. In the event of any conflict between GAAP and the Accounting Principles, the Accounting Principles will control.

(c) Purchaser will deliver Purchaser’s calculation of the Merger Consideration and the Closing Balance Sheet and a written statement (the “Closing Statement”) setting forth the calculation of (i) the actual Cash Equivalents (the “Actual Company Cash”), (ii) the actual Net Working Capital Adjustment (the “Actual Net Working Capital Adjustment”), (iii) the actual Indebtedness of the Company Group (the “Actual Indebtedness”), and the actual Transaction Expenses (the “Actual Transaction Expenses”), in each case, as of the Measurement Time (subject to the Accounting Principles) along with documentation to Representative on or before the date that is ninety (90) days after the Closing Date. The Parties agree that the purpose of preparing the Closing Balance Sheet and determining Actual Company Cash, Actual Net Working Capital Adjustment, Actual Indebtedness, Actual Transaction Expenses and the final Merger Consideration pursuant to this Section 2.7 is to adjust for inaccuracies in the Estimated Company Cash, Estimated Net Working Capital and Estimated Net Working Capital Adjustment, Estimated Indebtedness and Estimated Transaction Expenses and to determine the final Merger Consideration, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining the amounts of Cash Equivalents, Net Working Capital, Indebtedness, Transaction Expenses or the final Merger Consideration.

(d)If the Merger Consideration as so finally determined is less than the Estimated Merger Consideration (such shortfall in an amount not to exceed the amount equal to the Escrow Fund, the “Shortfall Amount”), then Purchaser and Representative will, within two (2) Business Days following the final determination of the Merger Consideration (pursuant to Section 2.7(a), including Section 2.8, if applicable), jointly instruct Escrow Agent in writing to disburse to Purchaser from the Escrow Fund an amount equal to the Shortfall Amount (any portion of the Escrow Fund so remaining after the payment of the Shortfall Amount to Purchaser, the “Remaining Escrow Amount”). The Escrow Fund shall be the sole remedy and source of recovery for Purchaser and its Affiliates with respect to the Shortfall Amount and no Equityholder shall have any liability to Purchaser or its Affiliates to the extent the Shortfall Amount exceeds the Escrow Fund. If there is any Remaining Escrow Amount, then Purchaser and Representative will, within two (2) Business Days following the final determination of the Merger Consideration (pursuant to Section 2.7(a)), jointly instruct Escrow Agent in writing to (i) deliver to Surviving Corporation a portion of the Remaining Escrow Amount equal to the product of (A) an amount equal to the aggregate number of Option Shares (other than No-Withholding Options) divided by the Participating Common Share Amount multiplied by (B) the Remaining Escrow Amount and (ii) deposit with Paying Agent an amount equal to the Remaining Escrow Amount minus the amount delivered to the Surviving Corporation pursuant to clause (i) of this Section 2.7(d) pursuant to the Paying Agent Agreement, in each case of clause (i) and (ii) to be distributed in accordance with Section 2.7(f) and (g).

(e)If the Merger Consideration as so finally determined is greater than the Estimated Merger Consideration (such excess in an amount not to exceed $6,000,000, the “Excess Amount”, and together with the Escrow Fund, the “Equityholder Adjustment Amount”) or equal to the Estimated Merger Consideration, then (1) with respect to the Excess Amount, Purchaser will, within two (2) Business Days following the final determination of the Merger Consideration (pursuant to Section 2.7(a), including Section 2.8, if applicable), (i) deliver to Surviving Corporation a portion of the Excess Amount equal to the product of (A) an amount equal to the aggregate number of Option Shares (other than No-Withholding Options) divided by the Participating Common Share Amount multiplied by (B) the Excess Amount and (ii) deposit with Paying Agent an amount equal to the Excess Amount minus the amount delivered to the Surviving Corporation pursuant to clause (i) of this Section 2.7(e) pursuant to the Paying Agent Agreement; and (2) Purchaser and Representative will, within two (2) Business Days following the final determination of the Merger Consideration (pursuant to Section 2.7(a), including Section 2.8, if applicable), jointly instruct Escrow Agent in writing to (x) deliver to Surviving Corporation a portion of the Escrow Fund equal to the product of (A) an amount equal to the aggregate number of Option Shares (other than No-Withholding Options) divided by the Participating Common Share Amount multiplied by (B) the Escrow Fund and (y) deposit with Paying Agent an amount equal to the Escrow Fund minus the amount delivered to the Surviving Corporation pursuant to clause (x) of this Section 2.7(e) pursuant to the Paying Agent Agreement, in each case of clause (i) and (ii) to be distributed in accordance with Section 2.7(f) and (g). Neither Purchaser nor any of its Affiliates shall have any liability to any Person for an amount in excess of $6,000,000 in respect of this Section 2.7(e).

(f)Purchaser will cause Paying Agent to, as soon as practicable (but in any event within two (2) Business Days) after the deposit with Paying Agent of the applicable portion of the Remaining Escrow Amount or the Equityholder Adjustment Amount, as applicable, distribute to each Equityholder who has delivered to Paying Agent a Transmittal Letter and, in the case of a Stockholder, certificate(s) representing the Shares held by such Stockholder outstanding immediately before the Effective Time (or, in the event that such certificate(s) have been lost, stolen or destroyed, a Lost Certificate Affidavit therefor), an amount equal to (i) such Equityholder’s Pro Rata Share of the Remaining Escrow Amount or Equityholder Adjustment Amount, as applicable, with respect to such Equityholder’s Shares, if any, and (ii) such Equityholder’s Pro Rata Share of the Remaining Escrow Amount or Equityholder Adjustment Amount, as applicable, with respect to such Equityholder’s No-Withholding Options, if any. Any portion of the Remaining Estimated Merger Consideration deposited with or otherwise made available to the Paying Agent pursuant to this Agreement that remains unclaimed by the former Equityholders twelve (12) months after the Effective Time shall be returned to the Surviving Corporation and any such holder who has not exchanged its Shares for a portion of the Merger Consideration prior to that time shall thereafter only look to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of the portion of Merger Consideration payable in respect of such Shares without any interest thereon.

(g)Purchaser will cause the Surviving Corporation to, as soon as practicable (and no later than the first regularly scheduled payroll at least five (5) Business Days following such disbursement) after the deposit with the Surviving Corporation of the applicable portion of the Remaining Escrow Amount or Equityholder Adjustment Amount, as applicable, pay and deliver to each Equityholder, an amount equal to such Equityholder’s Pro Rata Share of the Remaining Escrow Amount or Equityholder Adjustment Amount, as applicable, with respect to such Equityholder’s Vested Options (other than No-Withholding Options).

(h)Any amounts which become payable pursuant to this Section 2.7 will constitute an adjustment to the Merger Consideration for purposes hereunder, including for all Tax purposes.

Section 2.8     Disputes Regarding Closing Balance Sheet.

(a)Representative will have from the time the Closing Statement is delivered to it until 5:00 p.m., Mountain time, on the date that is thirty (30) days after the date of such delivery (such period, the “Dispute Period”) to dispute any elements of or amounts reflected on the Closing Balance Sheet that affect the calculation of the Merger Consideration or any inaccuracies in the determination of the Merger Consideration set forth in the Closing Statement (the “Dispute”), provided that, Representative shall have reasonable access during regular business hours and upon reasonable notice to the financial books and records upon which the Closing Statement is based and to key personnel of the Surviving Corporation and Purchaser who prepared the Closing Statement. If Representative accepts and agrees in writing to the Closing Statement as a final determination thereof or does not deliver to Purchaser within the Dispute Period a written notice of the Dispute that sets forth in reasonable detail the elements and amounts with which Representative disagrees (the “Dispute Notice”), then the Closing Statement will be deemed to have been accepted and agreed to by Representative in the form in which it was delivered to Representative and will be final and binding upon the Parties and the calculation of Actual Company Cash determined pursuant to Section 2.7(c) shall be the “Final Company Cash,” the calculation of Net Working Capital Adjustment determined pursuant to Section 2.7(c) shall be the “Final Net Working Capital Adjustment”, the calculation of Actual Indebtedness determined pursuant to Section 2.7(c) shall be the “Final Indebtedness,” and the calculation of Actual Transaction Expenses determined pursuant to Section 2.7(c) shall be the “Final Transaction Expenses,” which, in each case, shall be deemed final and conclusive and binding upon the Parties in all respects.

(b)If Representative delivers the Dispute Notice to Purchaser within the Dispute Period, then Purchaser and Representative will negotiate in good faith to attempt to resolve the Dispute and agree in writing upon the final content of the disputed Closing Statement within thirty (30) days after delivery of the Dispute Notice (the “Resolution Period”). If Purchaser (i) does not deliver to Representative a written objection to the Dispute Notice within the Resolution Period, (ii) agrees with the objection of Representative and any of Representative’s calculations of the Cash Equivalents, Net Working Capital, Transaction Expenses or Indebtedness set forth in the Dispute Notice, or (iii) Purchaser and Representative resolve any differences over such disputed items in accordance with the foregoing procedure, then Final Company Cash, Final Net

Working Capital Adjustment, Final Transaction Expenses and Final Indebtedness shall be the amounts as set forth in the Dispute Notice or as resolved between Purchaser and Representative, as applicable. If Purchaser and Representative are unable to resolve each element of the Dispute within the Resolution Period, then Purchaser and Representative will jointly engage one or more independent members of PricewaterhouseCoopers or, if such Persons refuse to accept such appointment, another nationally recognized certified public accounting firm that has not performed accounting, tax or auditing services for Purchaser, the Company or any of their respective Affiliates during the past three (3) years (such Person, the “Independent Accountant”). If Purchaser and Representative are unable to agree on the identity of the Independent Accountant, then each of Purchaser and Representative will select one external accountant and such external accountants will jointly select the Independent Accountant. The Independent Accountant’s function will be to resolve only such elements of the Dispute that have not been resolved by Purchaser and Representative as an accounting expert and not as an arbitrator in accordance with this Agreement.

(c)In connection with the resolution of the Dispute, the Independent Accountant will limit its review to the positions of the Parties set out in the Closing Balance Sheet and Closing Statement delivered by Purchaser pursuant to Section 2.7(b) and Section 2.7(c) and the Dispute Notice, provided, that, the Independent Accountant may ask questions of Purchaser and Representative with respect to their positions. Each of Purchaser and Representative will make available to the other Party and the Independent Accountant, as the case may be, such documents, books, records, work papers, facilities, personnel and other information as such Party or the Independent Accountant may reasonably request to review the Closing Balance Sheet and to resolve the Dispute.

(d)The Independent Accountant will as promptly as possible, and in any event within thirty (30) days after the date of its appointment, render its decision on each element in the Dispute in writing to Purchaser and Representative, together with a revised Closing Balance Sheet reflecting its decision and a revised Closing Statement reflecting its calculation of the Merger Consideration based on the elements and amounts reflected on the revised Closing Balance Sheet. In resolving the Dispute, the Independent Accountant will be bound by the provisions of this Agreement and may not revise any element of the Closing Balance Sheet that is not contested in the Dispute Notice or assign a value to any disputed element of the Closing Balance Sheet greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. Each of the Independent Accountant’s decision, the revised Closing Balance Sheet and the revised calculation of the Merger Consideration will be final and binding upon the Parties enforceable by any court of competent jurisdiction and the Independent Accountant’s final determination of Cash Equivalents, Net Working Capital, Transaction Expenses and Indebtedness, as applicable, shall be deemed the Final Company Cash, Final Net Working Capital Adjustment, Final Transaction Expenses and Final Indebtedness, respectively. Representative and Purchaser will share the fees and expenses of the Independent Accountant in inverse proportion to the relative amounts subject to the Dispute determined in favor of such Party, in accordance with the following formulas: (i) Purchaser will pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Dispute resolved in favor of Representative and the denominator of which is the total dollar amount subject to the Dispute, and (ii) Representative will pay from the Representative Expense Fund on behalf of the Equityholders a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Dispute resolved in favor of Purchaser and the denominator of which is the total dollar amount subject to the Dispute. The Independent Accountant shall include such apportionment of its fees and expenses in its written report to Purchaser and Representative. Notwithstanding the foregoing, Purchaser and Representative (on behalf of the Equityholders) will each be responsible for paying the fees and expenses of its own respective attorneys, accountants and other representatives in connection with the Dispute.

Section 2.9     Closing Deliveries. At the Closing, the Parties will deliver the documents and instruments that are set forth in this Section 2.9.

(a)Subject to the delivery of the items set forth in Section 2.9(b), at the Closing, Purchaser or Merger Sub, as applicable, will deliver to the Company (or such other Person as indicated below) all of the following:

(i)the Certificate of Merger, executed by Merger Sub;

(ii)evidence that, concurrently with the Closing, Purchaser has irrevocably initiated the payments required pursuant to Section 2.5(c);

(iii)counterparts of the Paying Agent Agreement, executed by, respectively, Purchaser and Paying Agent;

(iv)counterparts of the Escrow Agreement, executed by, respectively, Purchaser and Escrow Agent;

(v)a closing certificate executed by Purchaser and Merger Sub to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied, and that all documents to be executed and delivered by, respectively, Purchaser and Merger Sub at the Closing have been executed by duly authorized officers of, respectively, Purchaser and Merger Sub;

(vi)to each holder of Indebtedness of the Company set forth in the Payoff Letters, the amount of such Indebtedness as set forth in and in accordance with the applicable Payoff Letter; and

(vii)to each Person who is owed Transaction Expenses, the amount of such Transaction Expenses in accordance with the instructions set forth in the applicable Transaction Invoice (as defined below);

(b)Subject to the delivery of the payments set forth in Section 2.5(c) and the documents and instruments set forth in Section 2.9(a), at the Closing, the Company will deliver to Purchaser (or such other Person as indicated below) all of the following:

(i)a counterpart of the Certificate of Merger, executed by the Company;

(ii)a counterpart of the Escrow Agreement, executed by Representative;

(iii)a counterpart of the Paying Agent Agreement, executed by Representative;

(iv)a customary payoff letter issued by each holder of Indebtedness set forth on Schedule 2.9(b)(iv) (“Payoff Indebtedness”), which sets forth (A) the amount required to repay in full all Payoff Indebtedness owed to such holder on the Closing Date, (B) the wire transfer instructions for the repayment of such Payoff Indebtedness to such holder, and (C) a release of all Liens granted by the Company to such holder or otherwise arising with respect to such Payoff Indebtedness, effective upon receipt of the full repayment amounts of such Payoff Indebtedness, subject to the applicable provisions and terms that survive repayment of such Payoff Indebtedness (collectively, the “Payoff Letters”); provided that, the

Company shall deliver drafts of the Payoff Letters, including the information set forth in clauses (A) through (C) above, to Purchaser no later than one (1) Business Day prior to the Closing Date;

(v)an invoice issued by each intended beneficiary of Transaction Expenses that sets forth (A) the amount required to pay in full all Transaction Expenses owed to such Person on the Closing Date, and (B) the wire transfer instructions for the payment of such Transaction Expenses to such Person (collectively, the “Transaction Invoices”);

(vi)the written resignations, effective as of the Closing Date, of the directors and officers of the Company requested by Purchaser to resign as of the Closing;

(vii)evidence of the termination as of the Closing of the agreements set forth on Schedule 2.9(b)(vii);

(viii)a certificate of the Company’s secretary certifying as complete and accurate a copy of (A) the resolutions of the Company Board authorizing the execution, delivery and performance of this Agreement and any other Transaction Documents delivered by the Company hereunder and (B) the Company Stockholder Consent;

(ix)a certificate, dated as of the Closing Date, satisfying Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c) certifying that the interests in the Company are not “United States real property interests” within the meaning of Section 897(c) of the Code;

(x)a closing certificate executed by an officer of the Company to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied, and that all documents to be executed and delivered by the Company or Representative, as applicable, in connection with the Closing have been executed by duly authorized officers of the Company or Representative, as applicable; and

(xi)the executed Promised Option Releases, to the extent obtained pursuant to Section 5.21.

Section 2.10     Certificates Not Surrendered. Until properly surrendered (or until a Lost Certificate Affidavit is delivered therefor), each outstanding Share certificate (including any certificate representing Dissenting Shares that lose their status as such) will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the portion of the Merger Consideration to which the holder thereof is entitled pursuant to Sections 2.6, 2.7 and 2.11.

Section 2.11     Distribution of Representative Expense Fund.

(a)As promptly as practicable after Representative’s disbursement to Paying Agent of any amounts of the Representative Expense Fund pursuant to Section 8.6, Paying Agent will deliver to each Equityholder an amount equal to such Equityholder’s Pro Rata Share of such dispersed Representative Expense Fund attributable to such Equityholder’s Shares and No-Withholding Options.

(b)As promptly as practicable after Representative’s disbursement to Surviving Corporation (and no later than the first regularly scheduled payroll that is at least five (5) Business Days following such disbursement) (on behalf of the former Vested Optionholders (other than with respect to No-Withholding Options)) of any amounts of the Representative Expense Fund pursuant to Section 8.6, Purchaser will cause Surviving Corporation to pay and deliver to each former holder of Vested Options (other than with No-Withholding Options) an amount equal to such Equityholder’s Pro Rata Share of such dispersed Representative Expense Fund attributable to the Vested Options (other than No-Withholding Options).

Section 2.12    Withholding Rights. Surviving Corporation or Purchaser will be entitled to deduct and withhold from any payments of the consideration otherwise payable to any Equityholder or otherwise pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment to such Equityholder under the Code or any provision of applicable Tax Law. To the extent that such amounts are so withheld by Surviving Corporation or Purchaser and remitted to the applicable Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to, respectively, the Person in respect of whom such withholding was made.

Section 2.13    Rounding. The aggregate cash amount payable to any Equityholder pursuant to this Article II shall be rounded up or down to the nearest whole cent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the representations and warranties to Purchaser and Merger Sub as of the date hereof and as of the Closing Date that are set forth in this Article III.
Section 3.1    Organization, Existence and Good Standing. The Company and each of its Subsidiaries have been duly incorporated, organized or formed, validly existing and is in good standing, where applicable, under the Laws of the jurisdiction of its incorporation, organization or formation. Each member of the Company Group has full corporate (or other applicable organization) power and authority to own all of its properties and assets and to carry on its business as presently conducted, is qualified as a foreign corporation (or other applicable organization) and is in good standing (where applicable) in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification, except, solely in the case of the Company Subsidiaries, where the failure to so qualify or be in good standing would not have a Material Adverse Effect.

Section 3.2     Power and Authority, Authorization and Execution. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of, and the performance of the Company’s obligations pursuant to, this Agreement and the other Transaction Documents to which it is a party by the Company and the consummation by the Company of the Transactions and the Other Transactions have been duly and validly approved by the Company Board. Except for the Company Stockholder Consent becoming effective upon the execution of this Agreement, no other approvals or actions are necessary on the part of the Company to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the Transactions or the Other Transactions. This Agreement has been duly executed and delivered by a duly authorized officer of the Company.

Section 3.3     Enforceability. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies (collectively, “Enforceability Exceptions”). At the Closing, the Transaction Documents to be executed and delivered by the Company will be duly executed and delivered by duly authorized officers of the Company and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions.

Section 3.4     Consents; Non-contravention. Except for filings under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including rules and regulations promulgated thereunder (the “HSR Act”) and any other applicable Antitrust Laws, the Company Stockholder Consent becoming effective upon the execution of this Agreement, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and as set forth in Section 3.4 of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents or the consummation of the Transactions or the Other Transactions, except for any such notice, filing, authorization, consent, Order or approval as would not be material to a member of the Company Group. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the Transactions or the Other Transactions: (a) will conflict with, violate, result in a breach of the terms, conditions or provisions of or be prohibited by the Governing Documents of the Company; (b) will conflict with, violate, result in a breach of the terms, conditions or provisions of, create material obligations under or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any Material Contract, Lease or Permit, in each case, in any material respect; (c) will conflict with, violate or be prohibited by any material Law or material Order to which the Company or any of the assets or businesses of the Company is subject or otherwise bound; or (d) will result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the assets or businesses or shares of capital stock of any member of the Company Group.

Section 3.5     Capitalization; Title to Shares.

(a)Except as set forth in Section 3.5(a) of the Disclosure Schedule, there are no shares of capital stock or other equity interests of the Company of any class authorized, issued or outstanding. All of the issued and outstanding shares of capital stock or other equity interests of the Company have been validly issued, are fully paid and non-assessable (where applicable) and are owned beneficially and of record by the holders thereof as set forth in Section 3.5(a) of the Disclosure Schedule, free and clear of all Liens other than Permitted Liens. There are no other outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, pledges, puts, rights to subscribe convertible securities or other agreements or commitments of any character obligating the Company to issue any equity securities of any kind or any rights or interests convertible into, exchangeable or exercisable therefor or giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits or rights accruing to holders of Company equity securities, or convertible into, exchangeable or exercisable for any of the foregoing and there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to make any investment in (in the form of a loan, capital contribution or otherwise) any Person or provide any guarantee with respect to the obligations of any Person. The Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity or similar rights. All outstanding Options were granted with exercise prices that were, at the date of grant, equal to the fair market value of the Shares issuable thereunder.

(b)Except as set forth in Section 3.5(b) of the Disclosure Schedule, the Company is not a party to any voting trusts, voting agreements, proxies, equityholder agreements or other agreements or understandings with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries that may affect the voting or transfer of the Shares or any of the shares of capital stock or other securities of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is

subject to any obligations or requirements to make any investment (in the form of a loan or capital contribution) in any Person (other than the Company or its Subsidiaries).

(c)Following the Closing, no holder of any Option shall have any right thereunder to acquire any capital stock of the Company or any of its Affiliates (including the Surviving Corporation), or of Purchaser or any of its Affiliates (including Merger Sub).

Section 3.6     Subsidiaries.

(a)Section 3.6(a) of the Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries. Except for Section 3.6(a) of the Disclosure Schedule, there are no other issued and outstanding shares of capital stock or equity interests of any Subsidiary of the Company, or securities convertible into or exchangeable or exercisable for shares of capital stock or equity interests, outstanding, and there are no outstanding options, warrants, rights (pre-emptive or otherwise), contracts, pledges, calls, puts, rights to subscribe, conversion rights or other contracts, agreements or commitments to which such Subsidiary is a party or which are binding upon such Subsidiary providing for the issuance, disposition or acquisition of any of its equity or any rights or interests convertible, exchangeable or exercisable therefor or giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits or rights accruing to holders of capital stock of such Subsidiary, or convertible into, exchangeable or exercisable for any of the foregoing. All of the issued and outstanding shares of capital stock or other equity securities of the Company’s Subsidiaries have been duly authorized, are validly issued, fully paid and nonassessable, and the Company holds, directly or indirectly, the record and beneficial title in all of the shares of capital stock or other equity securities of each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except as set forth in Section 3.6(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock, partnership interest, joint venture interest or other capital or equity interest in any other Person.

(b)The articles of association of the UK Company are accurate and complete, set out all rights and restrictions attaching to each class of share capital of the UK Company. There have not been any breaches by the UK Company of its Governing Documents. All registers, minute books and other records and reports required by Law to be kept by the UK Company: (i) have been maintained in accordance with applicable Law in all material respects; (ii) are in its possession; and (iii) contain, in all material respects, an up to date record of all matters which are required by Law or procedural requirements to be contained therein. All material filings, publications and other formalities required by Law to be delivered or made by the UK Company to the companies registry have been duly delivered or made, and are valid, accurate and complete in all material respects.

(c)The constitution of the Australian Subsidiary is accurate and complete, sets out all rights and restrictions attaching to each class of share capital of the Australian Subsidiary (to the extent not provided by relevant Laws). There have not been any material breaches by the Australian Subsidiary of its constitution. All registers, minute books and other records and reports required by Law to be kept by the Australian Subsidiary: (i) have been maintained in accordance with applicable Law in all material respects; (ii) are in its possession or under its control; and (iii) contain, in all material respects, an up to date record of all matters which are required by Law or procedural requirements to be contained therein. All material filings, publications and other formalities required by Law to be delivered or made by the Australian Subsidiary to the Australian Securities and Investments Commission have been duly delivered or made, and are valid, accurate and complete in all material respects.

Section 3.7    Financial Statements.

(a)Copies of the consolidated balance sheets, statement of operations, statement of stockholders’ equity, and statements of cash flows and notes to financial statements (together with any supplementary information thereto) of the Company as of and for the years ended June 30, 2016, 2017 and 2018, in each case as audited by Ernst & Young LLP (the “Audited Annual Financial Statements”), are contained in Section 3.7 of the Disclosure Schedule. Copies of the unaudited consolidated balance sheets, statements of operations, and statements of cash flows of the Company as of and for the six-month period ended on December 31, 2018 (such date, the “Balance Sheet Date”, and such financials statements, the “Interim Financial Statements,” and, together with the Audited Annual Financial Statements, the “Financial Statements”) are also contained in Section 3.7 of the Disclosure Schedule. The Financial Statements present fairly, in all material respects, the financial position of the Company Group as of the dates thereof and the results of operations and cash flows of the Company Group for the periods covered by such statements, in accordance with GAAP, except as disclosed therein, and, in the case of the Interim Financial Statements, except for (a) normal and customary year-end adjustments, and (b) the omission of footnote disclosures required by GAAP.

(b)The Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with the appropriate officer’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and (iii) access to the property and assets of the Company and its Subsidiaries is permitted in accordance with management’s general or specific authorization.

(c)Except for (i) liabilities which have arisen after the Balance Sheet Date in the ordinary course of business consistent with past practices, including obligations arising under Material Contracts identified in Section 3.12 of the Disclosure Schedule or under contracts and commitments entered into in the ordinary course of business consistent with past practices which are not required to be disclosed in Section 3.12 of the Disclosure Schedule pursuant to Section 3.12 (but not liabilities for any breach of any such contract occurring on or prior to the Closing Date); (ii) liabilities that are reflected or reserved for in the calculation of Indebtedness or Transaction Expenses or are identified in Section 3.7(c) of the Disclosure Schedule; or (iii) liabilities that are otherwise disclosed in the Disclosure Schedule hereto, the Company has no material liability which is required under GAAP to be set forth on the face of the balance sheet included in the Interim Financial Statements or the notes thereto and is not so set forth, other than those which would not reasonably be expected to have a Material Adverse Effect.

Section 3.8    Title and Condition of Tangible Assets. Each member of the Company Group has in all material respects good and valid title to, or a valid leasehold or licensed interest in, all of the tangible assets used in the conduct of the business of the applicable member of the Company Group, free and clear of all Liens other than Permitted Liens. The buildings, machinery, equipment and other material tangible assets that the Company Group owns or leases are in good operating condition and repair (subject to normal wear and tear), have been maintained in the ordinary course and are not dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course. The assets of the Company and its Subsidiaries are sufficient in the aggregate to conduct the business of the Company and its Subsidiaries in the ordinary course, taken as a whole in all material respects as it is being conducted on the date hereof.

Section 3.9    Insurance. Section 3.9 of the Disclosure Schedule is a true, correct and complete list of each material insurance policy maintained by the Company and its Subsidiaries. All such insurance policies are in full force and effect, and, the Company has not received a written notice of cancellation or termination in respect of any such policy is not in default with respect to any such policies. All known claims, if any, made against the Company or any Subsidiary in the three (3) years prior to the date hereof, that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies, are being defended by such appropriate insurance companies and are listed in Section 3.9 of the Disclosure Schedule and, except as disclosed in Section 3.9 of the Disclosure Schedule, no claims have been denied coverage during the last three (3) years. All premiums due and payable under all such policies have been paid, and the Company and its Subsidiaries are otherwise in compliance with the terms of such policies in all material respects. To the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies. None of the insurance coverage limits under any such insurance policy have been exhausted. Except as set forth in Section 3.9 of the Disclosure Schedule, the Company has no self-insurance or co-insurance programs.

Section 3.10    Taxes. Except as set forth in Section 3.10 of the Disclosure Schedule:

(a)Each member of the Company Group has filed all material Tax Returns that were required to be filed by it on or prior to the due date for such Tax Returns (taking into account any extensions thereof), and has paid all material Taxes due (whether or not shown to be due on such Tax Returns), other than Taxes that are not yet due and payable, or Taxes that are being contested in good faith by the applicable member of the Company Group for which adequate reserves have been established in accordance with GAAP. All such Tax Returns are true, correct and complete in all material respects.

(b)No member of the Company Group is or has been the subject of any audit or investigation by any Governmental Authority with respect to Taxes or Tax Returns for which the statute of limitations has not expired, nor to the Company’s Knowledge is any audit or examination being threatened by any such Governmental Authority. No waivers of statutes of limitation with respect to the Taxes or Tax Returns of any member of the Company Group that are currently in effect have been given by or, requested in writing from any member of the Company Group, nor has any member of the Company Group entered into a binding written agreement for the extension of time with respect to a Tax assessment, collection or deficiency (other than customary extensions to file Tax Returns). No written claim has ever been made by any Governmental Authority in a jurisdiction in which any member of the Company Group has not filed a particular type of Tax Return that such member of the Company Group is or may be subject to taxation by or required to file such Tax Return in that jurisdiction. There exists no written notice of any deficiency or claim for additional Tax in respect of any member of the Company Group.

(c)All material Taxes required to be withheld by or on behalf of any member of the Company Group in connection with amounts paid or owing to any employee, independent contractor, creditor, service provider, Stockholder, Affiliate, customer, supplier or other Person have been withheld, and have been paid to the proper Governmental Authorities or, in circumstances where such Taxes have not yet become due and payable, have been set aside in segregated accounts to be paid to the proper Governmental Authority.

(d)Each member of the Company Group has collected all material sales, use and value added Taxes required to be collected by it, and has timely remitted all such Taxes to the appropriate Governmental Authorities.

(e)No member of the Company Group is a party to, subject to, or bound by, or has any obligation under any tax sharing agreement or tax allocation agreement, other than agreements the principal purpose of which is unrelated to the sharing or allocation of Taxes. No member of the Company Group is currently or has been at any time in the last three (3) years a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(f)No member of the Company Group (i) has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was the Company) and (ii) has any liability for the Taxes of any Person (other than a member of the Company Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

(g) No power of attorney that is currently in effect has been granted by or with respect to any member of the Company Group with regard to any matters relating to Taxes.

(h)Within the last three (3) years, no member of the Company Group has entered into any “closing agreements” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law). No member of the Company Group has requested or has been issued any private letter rulings, technical advice memoranda or similar agreements or rulings in respect of Taxes with any Governmental Authority. None of the Company or any of its Subsidiaries is a party to or subject to any Tax exemption, Tax holiday, or other Tax reduction agreement or order.

(i)No member of the Company Group (i) is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in accounting method, use of an improper method of accounting, closing agreement, intercompany transaction, excess loss account, installment sale, open transaction, prepaid amount received or deferred revenue accrued, or election under Section 108(i) of the Code, in each case, made, entered, received or elected prior to the Closing, (ii) is or has been a party to, or participated in any way in any “reportable transaction,” as defined in Sections 6011, 6662A, and 6707A of the Code and Treasury Regulations Section 1.6011-4 (as in effect at the relevant time) or any comparable laws of jurisdictions other than the United States, (iii) has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, (iv) has a permanent establishment, branch, or other fixed place of business, nor otherwise has been, or deemed to be, engaged in a trade or business in any country (excluding the country under the laws of which it is organized) other than the United States of America, or (v) is currently or has ever been a “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(j)Section 3.10(j) of the Disclosure Schedules sets forth (i) the respective entity classifications of each member of the Company Group for U.S. federal income Tax purposes, and (ii) whether each such member is, immediately prior to the Closing, a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

(k)The Company and each of its Subsidiaries has in its possession official foreign government receipts or other evidence of payment for any material Taxes paid by it to any foreign Governmental Authorities in connection with the use or potential future use by the Company or any of its Subsidiaries of a foreign Tax credit.

(l)The last taxable year for U.S. federal income tax purposes that began before January 1, 2018 of each member of the Company Group that is a “deferred foreign income corporation” within the meaning of Section 965 of the Code ended on June 30, 2018. No member of the Company Group has any Transition Tax Obligations. No member of the Company Group has made any election under Section 965(h) of the Code.

(m)Nothing in this Section 3.10 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount, availability or usability of any net operating loss, capital loss, Tax basis or other Tax asset of any member of the Company Group in any Tax period, or portion thereof, beginning after the Closing Date (including the portion of the Straddle Period beginning after the Closing Date).

Section 3.11    Conduct of Business. Since the Balance Sheet Date, each member of the Company Group has conducted its business in the ordinary course consistent with past practices and no member of the Company Group has:
(a)amended its Governing Documents in any material respect;

(b)sold or transferred any material portion of its assets, except for sales of inventory, dispositions of obsolete equipment and transfers of cash in payment of accrued expenses and accounts payable due and owing, all in the ordinary course of business consistent with past practices;

(c)incurred, assumed or guaranteed any Indebtedness in excess of $100,000, other than in the ordinary course of business consistent with past practices under existing revolving lines of credit;

(d)made any capital expenditures in an aggregate amount that exceeds $750,000;

(e)settled or compromised, or agreed to settle or compromise, any claim, other than settlements or compromises involving solely money damages not in excess of $250,000; provided, that no member of the Company Group has settled or compromised, or agreed to settle or compromise, any claim as set forth in Section 3.18(c) of the Disclosure Schedule;

(f)suffered any event, development, occurrence, change, state of fact or change in the business, assets, liabilities, operations or financial condition that has had or would reasonably be expected to have a Material Adverse Effect with respect to any member of the Company Group;

(g)disposed of, abandoned or permitted to lapse any rights in, to or for the use of any Owned Company Intellectual Property, other than in the ordinary course of business consistent with past practice; or

(h)permitted to enter into the public domain any material trade secrets included in the Owned Company Intellectual Property, other than in the ordinary course of business consistent with past practice.

The foregoing representations and warranties will not be deemed to be breached by virtue of the entry by the Company into this Agreement or the consummation of the Transactions or the Other Transactions.
Section 3.12     Contracts. Section 3.12 of the Disclosure Schedule contains a list of the following written contracts, agreements, leases and other legally binding instruments to which any member of the Company Group is a party or otherwise bound as of the date hereof and which has not been fully performed by the parties thereto as of the date hereof (each, together with each Intellectual Property License by which the Company Group is bound as of the date hereof, a “Material Contract”):

(a)collective bargaining agreements and any other contracts with any labor unions;

(b)agreements for the employment or engagement of any officer, employee or other Person on a full-time, part-time, consulting, independent contractor or other basis that (i) provide annual cash compensation (but not, for the avoidance of doubt, including any equity compensation) in excess of $350,000 per year (ii) provide for the payment of any cash or other compensation or benefits as a result of the execution of this Agreement or the other Transaction Documents or the consummation of the Transactions or the Other Transactions, or (iii) restrict the ability of the Company to terminate the employment of any employee or the consulting agreement, independent contractor agreement or similar agreement of any Person, after the provision of notice and the passage of the period set forth in the applicable agreement, for any lawful reason or for no reason without liability (including severance obligations);

(c)loan or credit agreements, promissory notes, bonds, debentures, security agreements, pledge agreements, mortgages, indentures, factoring agreements, guarantees, letters of credit, performance bonds, completion bonds, surety agreements, or similar financing arrangements;

(d)leases, subleases or licenses, either as lessee, sublessee or licensee or as lessor, sublessor or licensor, of any real or personal property including capital leases, which agreements involve annual payments in excess of $500,000, cannot be canceled by the Company without payment or penalty upon notice of thirty (30) days or less, and have unexpired terms as of the Closing Date that exceed one year;

(e)agreements or series of related agreements with customers of the Company for the sale of goods or services involving aggregate payments in excess of $150,000 within the twelve (12) months prior to the date hereof, which cannot be canceled by the Company without payment or penalty upon notice of thirty (30) days or less, and whose unexpired term as of the Closing Date exceeds one year;

(f)agreements or series of related agreements with suppliers and vendors of the Company for the purchase of goods or services involving aggregate payments in excess of $150,000 within the twelve (12) months prior to the date hereof or expected to involve aggregate payments in excess of $150,000 within the twelve (12) months immediately after the date hereof, in each case, which cannot be canceled by the Company without payment or penalty upon notice of sixty (60) days or less, and whose unexpired term as of the Closing Date exceeds one year;

(g)agreements entered into since January 1, 2014 with respect to the acquisition or disposition of any material business, assets or securities outside the ordinary course of business, or any equity or debt investment in or any loan to any Person;

(h)limited liability company agreements, partnership agreements, joint venture agreements and all other similar contracts (however named) that involve a sharing of profits or losses by the Company with any other Person;

(i)revenue sharing agreements involving annual payments from the Company in excess of $150,000;

(j)each contract pursuant to which any member of the Company Group has an obligation to indemnify any officer, director, or employee of the Company or any Company Subsidiary;

(k)agreements involving annual payments to or from the Company in excess of $150,000 that contain exclusivity arrangements, rights of first refusal, first offer or first negotiation, option or similar rights or “most favored nations” provisions, in each case binding on any member of the Company Group;

(l)any contract for the settlement of any Proceeding entered into since December 31, 2016;

(m)any contract or group of contracts, with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Material Adverse Effect and is not already disclosed pursuant to this Section 3.12;

(n)any contract involving annual payments to or from the Company in excess of $150,000 that contain provisions imposing any restriction on the right or ability of the Company or any of its Subsidiaries to engage in any line of business, manufacture or distribute any services, products or other materials, compete with any other Person or solicit or hire any customer, employee or other service provider;

(o)agreements or series of related agreements providing for the creation, conception, generation, discovery, development, or reduction to practice of any Personal Information, Technology or Intellectual Property, which Personal Information, Technology or Intellectual Property is material to the operation of the business of the Company Group, independently or jointly, by or for any member of the Company Group (other than agreements entered into in the ordinary course of business with employees or independent contractors for the provision of services to the Company Group, which Personal Information, Technology or Intellectual Property is owned solely by the Company Group);

(p)agreements or series of related agreements imposing any restriction on any Company Group member’s right or ability (or of Purchaser, the Surviving Corporation or any of their Affiliates) to use, assert, enforce, develop, distribute or otherwise exploit any Owned Company Intellectual Property;

(q)agreements or series of related agreements pursuant to which any Personal Information, Technology or Intellectual Property is assigned by or to any member of the Company Group (other than standard form agreements with officers, directors, employees, independent contractors, agents or representatives entered into in the ordinary course of business, copies of which forms have been provided to Purchaser);

(r)agreements related to: (i) credit cards or processing of payments, including all credit card processing or card services agreements, merchant services agreements and on-line payment services agreements; (ii) the material acquisition or use of data about individuals (including Personal Information) for use in Company Products; or (iii) any material Privacy Policies relating to the Processing of Personal Information; and

(s)any commitment to do any of the foregoing.

All of the Material Contracts are in full force and effect and are valid and enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions. The Company is in compliance in all material respects with the terms and requirements of each Material Contract and, to the Company’s Knowledge, each other Person that is a party to such Material Contract is in material compliance with the terms and requirements of such Material Contract. No member of the Company Group is in breach of or default under the terms of any Material Contract where such breach or default would be expected to have a Material Adverse Effect and, to the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach or default under the terms of any Material Contract where such breach or default would reasonably be expected to have a Material Adverse Effect.

Section 3.13     Permits. Each member of the Company Group possesses all material Permits that are required in order for the applicable member of the Company Group to conduct its business as presently conducted in all material respects. The applicable member of the Company Group is in compliance in all material respects with the terms and requirements of each such Permit. All such Permits are in full force and effect, and no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, nor has any member of the Company Group received any written notice thereof. None of the Permits will lapse, terminate or expire as a result of the Transactions.

Section 3.14     Compliance with Laws and Orders.

(a)Laws. Each member of the Company Group is in compliance in all material respects with and is not in default under or in material violation of all Laws and Orders that relate to any member of the Company Group. No member of the Company Group has received written notice from any Governmental Entity that it is in material violation of any Laws, and to the Company’s Knowledge, no such notice is pending or threatened.

(b)Export Controls and Economic Sanctions. Except as would not reasonably be expected to result in an enforcement action, claim, complaint, charge, investigation, voluntary disclosure, or Proceeding against the Company by any Governmental Authority, the Company is, and has been, for the past five (5) years, in compliance with the Export and Sanctions Laws and the terms of all applicable Export Approvals. The Company has obtained licenses, consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations or other authorizations from, and has made any material filings with, any Governmental Authority necessary for (i) the export and reexport of any Company Products, Software and Technologies and (ii) releases of Technologies and Software to foreign nationals located in the United States and abroad (the “Export Approvals”). There are no pending or, to the Company’s Knowledge, threatened claims, complaints, charges, investigations, voluntary disclosures, or Proceedings against the Company with respect to any Export and Sanctions Laws or any Export Approvals. Neither the Company nor any of its respective directors, officers, employees, or, to the Company’s Knowledge, any of its respective agents, representatives or other Persons associated with or acting on behalf of the Company is, or has during the past five (5) years been, (x) a Sanctioned Person, or (y) has transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Jurisdiction without necessary Export Approvals. The Company has in place a system of internal controls designed to provide reasonable assurance that violations of the Export and Sanctions Laws will be prevented, detected, and deterred.

(c)Anti-Bribery Laws. Neither the Company nor any of its officers, directors, employees, stockholders, agents or representatives while acting on behalf of the Company has, within the past five (5) years, directly or indirectly (i) made or attempted to make any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (A) to obtain favorable treatment for business or contracts secured, (B) to pay for favorable treatment for business or contracts secured, (C) to obtain special concessions or for special concessions already obtained or (D) in violation of any requirement of applicable Anti-Bribery Laws in each jurisdiction where the Company is conducting or has conducted business, or (ii) established or maintained any fund or asset that has not been recorded in the Company’s books and records. The Company has not been subject to actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written or oral notices of alleged violation, investigations, proceedings, demand letters, settlements or enforcement actions by, or made any voluntary disclosures to, any Governmental Authority relating to alleged violations of applicable Anti-Bribery Laws. The Company is not aware of any other allegation or report of, or any internal or independent investigation, audit or review of, alleged violations of

Anti-Bribery Laws by or on behalf of the Company. The Company has established and maintains internal controls and procedures reasonably designed to ensure compliance with Anti-Bribery Laws.

Section 3.15    Proceedings and Orders. Except as set forth in Section 3.15 of the Disclosure Schedule, there are no material Proceedings of any kind or nature pending or, to the Company’s Knowledge, threatened in writing against any member of the Company Group. No member of the Company Group is a party to, or otherwise bound by, any material Order entered into in connection with any material Proceeding. Except as set forth in Section 3.15 of the Disclosure Schedule, since December 31, 2016, there has been no resolution or settlement of any Proceeding by or against the Company involving a payment by or to the Company in excess of $150,000. Since January 1, 2015, the Company has not conducted any internal investigation (other than routine audits or examinations conducted by the Company’s internal audit functions in the ordinary course) relating to the Company Group or any of their officers or directors, that, individually or in the aggregate, relates to any matter reasonably believed by the Company, following the conclusion of such investigation, to be material to the Company.

Section 3.16    Real Property. Except as set forth in Section 3.16 of the Disclosure Schedule, no member of the Company Group has owned or presently owns fee simple title to any real property. Section 3.16 of the Disclosure Schedule contains a list of all (a) real property leased by or from any member of the Company Group, identified by street address (the “Leased Real Property”) and (b) all licenses, leases or subleases, and all amendments thereto, of the Leased Real Property (each, a “Lease”, and, collectively, the “Leases”) to which any member of the Company Group is a party (as lessee, sublessee, sublessor, lessor, licensee or licensor). As of the date hereof, true, correct and complete copies of the Leases have been made available to Purchaser. Except as set forth in Section 3.16 of the Disclosure Schedule, (i) a member of the Company Group is party to the Leases and has good, valid and subsisting leasehold interests in the leasehold estate under the Leases, free and clear of any subtenancies or other occupancy rights or any other Liens, other than Permitted Liens, (ii) there is no material default under any Lease, either by a member of the Company Group, or, to the Company’s Knowledge, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default, and (iii) no member of the Company Group has received any written notice or order by any Governmental Authority, insurance company or board of fire underwriters or other body exercising similar functions that relates to violations of building, safety or fire ordinances or regulations that would have, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.17    Environmental Matters.

(a)Each member of the Company Group possesses all Environmental Permits, except where the failure to possess any such Environmental Permit would not be expected to be material to the Company Group. The Company and its Subsidiaries are in compliance in all material respects with all such Environmental Permits, and the business is not being conducted in violation of any Environmental Permit. All such Environmental Permits are in full force and effect and no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Environmental Permit, nor has the Company or any if its Subsidiaries received any written notice thereof. None of the Environmental Permits will lapse, terminate or expire as a result of the transactions contemplated hereby.

(b)Each member of the Company Group is in compliance and has been since December 31, 2016 in compliance, in all material respects with all Environmental Laws and Environmental Permits. Since December 31, 2016, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority and no Proceeding has been filed against the Company or any of its

Subsidiaries alleging that the business as currently conducted violates any applicable Environmental Laws or any Environmental Permits. No member of the Company Group has received any notice alleging that it is not in compliance with, or has a material liability under, any Environmental Law and to the Company’s Knowledge, there are not facts or circumstances that would be reasonably expected to give rise to such notice. The Company has made all third party or material environmental reports, assessments or studies (including any Phase I or II site assessments), audits or other documents to Purchaser for its review. Neither the Company nor any of its Subsidiaries has entered into any consent decree or other written agreement with any Governmental Authority in settlement of any alleged material violation of or material liability under any applicable Environmental Law, under which decree or agreement the Company or any of its Subsidiaries has any unfulfilled obligations.

Section 3.18     Intellectual Property.

(a)Material Intellectual Property; Company Products. Section 3.18(a)(i) of the Disclosure Schedule sets forth an accurate and complete list of the following: (i) a list of all Registered Intellectual Property owned by the Company Group; (ii) a list and brief description of any actions, filings, payments or actions that must be taken by March 31, 2019 with respect to any such Registered Intellectual Property; (iii) all material unregistered trademarks owned or purported to be owned by the Company Group. The Registered Intellectual Property is subsisting and, other than with respect to pending applications, valid and enforceable. Schedule 3.18(a)(ii) of the Disclosure Schedules sets forth an accurate and complete list as of the date of this Agreement of each Company Product currently being commercialized or currently being materially developed by the Company Group.

(b)Title. Each member of the Company Group owns, or is validly licensed or otherwise has the right to use, all Intellectual Property as used in its business as presently conducted. The Company Group is the sole and exclusive owner of all of the Owned Company Intellectual Property and all Owned Company Intellectual Property is subsisting, held free and clear of all Liens other than Permitted Liens or as set forth in Section 3.18(b)(i) of the Disclosure Schedule. No proceedings have been pending or, to the Company’s Knowledge, threatened, in which the ownership, scope, validity or enforceability of any Owned Company Intellectual Property is being or has been contested or challenged. Except as set forth in Section 3.18(b)(ii) of the Disclosure Schedule, each member of the Company Group has never sold, transferred or assigned any patents or patent applications or other material Intellectual Property rights to any third party.

(c)Non-Infringement. Except as set forth in Schedule 3.18(c) of the Disclosure Schedule, the conduct of the business of any member of the Company Group as presently conducted by the applicable member of the Company Group (including the reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of Company Products by the applicable member of the Company Group) does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights or other proprietary rights of any Person and has not infringed upon, misappropriated or otherwise violated the Intellectual Property rights or other proprietary rights of any Person since the date that is six (6) years prior to the date of this Agreement. Except as set forth in Section 3.18(c) of the Disclosure Schedule, there are no Proceedings pending or threatened in writing, against any member of the Company Group that allege that any member of the Company Group is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Company’s Knowledge, no Person is misappropriating, infringing, diluting or otherwise violating any of the material Owned Company Intellectual Property in a manner that would be material to the business of any member of the Company Group.

(d)Intellectual Property Licenses. Section 3.18(d)(i) of the Disclosure Schedule sets forth all Inbound Licenses for Intellectual Property distributed with, or necessary for the operation of, the Company Products or entered into outside of the ordinary course of business by which any member of the Company Group is currently bound, excluding Standard Software Licenses and licenses for Open Source Software. Section 3.18(d)(ii) of the Disclosure Schedule sets forth all Outbound Licenses by which any member of the Company Group is currently bound, excluding (A) non-exclusive, object code licenses to customers and end-users pursuant to (1) standard form agreements (copies of which forms have been provided to Purchaser) or (2) agreements that contain license grants substantially consistent with such standard form agreements, for the access and use of the Company Products in the ordinary course of business; (B) non-exclusive, object code or software development kit (SDK) licenses to distributors, resellers, OEMs, and other channel partners pursuant to (1) standard form agreements (copies of which forms have been provided to Purchaser) or (2) agreements that contain license grants substantially consistent with such standard form agreements, for the access, use, marketing, distribution, and sublicensing of Company Products in the ordinary course of business; (C) standard agreements entered into in the ordinary course of business with the Company Group’s employees, contractors, directors and executives to use Intellectual Property solely for the benefit of the Company Group; and (D) non-exclusive licenses that are not material to the Company Group’s business and are merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as a sales or marketing contract that includes an incidental license to use the trademarks of the Company Group for the purposes of advertising and selling Company Products during the term of and in accordance with such contract (subsections (A) through (D), collectively referred to as “Standard Outbound Licenses”).

(e)Personnel Agreements. Each member of the Company Group has obtained from all employees and independent contractors who have developed any Intellectual Property included in any Company Product or have otherwise materially contributed to the development of any Owned Company Intellectual Property, ownership of all of such employee’s or independent contractor’s right, title and interest in such Owned Company Intellectual Property pursuant to a valid and binding written agreement substantially in the form of one of the Company Group’s standard form of such agreement, copies of which forms have been provided to Purchaser.

(f)Protection of Intellectual Property. Each member of the Company Group has taken commercially reasonable steps to protect and maintain (i) the confidential information of the Company Group, (ii) any Owned Company Intellectual Property that constitute trade secrets under applicable Law, and (iii) the confidential information and trade secrets under applicable Law of any other Person that has provided any confidential information or trade secrets to the Company Group under a non-disclosure obligation.

(g)Open Source. Section 3.18(g)(i) of the Disclosure Schedule sets forth a list of all Open Source Software that has been incorporated into, integrated with, combined with, linked to, or distributed with any Company Products or any Company Software as of the date hereof (excluding Open Source Software included in third-party Software licensed to the Company Group in object code form on a non-exclusive basis, which Software is not itself Open Source Software) and generally describes whether such Open Source Software is distributed. Each member of the Company Group is in compliance with all Open Source Software licenses applicable to any Open Source Software that is or has been used by the Company Group in any manner. “Company Software” means all Software owned or purported to be owned by any member of the Company Group that the Company Group does or intends to distribute or otherwise make available to third parties. Except as set forth on Section 3.18(g)(ii) of the Disclosure Schedule, the Company Group has never used Open Source Software in any manner that would or could, with respect to any Company Products, any Company Software or any Owned Company Intellectual Property (A) require its disclosure or distribution in source code form, (B) require the licensing thereof for the purpose of making derivative works, (C) impose any restriction on the consideration to be charged for the distribution thereof, or (D) grant, or purport to grant, to any third party, any rights or immunities under any Owned Company Intellectual Property.

(h)Source Code. Except as set forth in Section 3.18(h) of the Disclosure Schedule, none of the members of the Company Group nor any other Person acting on their behalf has disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person (including any escrow agent) of, any Company Source Code, except for disclosures to employees, contractors or service providers under binding written agreements that prohibit use or disclosure except in the performance of services for the Company. No such employees, contractors or service providers to whom Company Source Code was disclosed has ever violated their non-use or non-disclosure obligations in any material respect. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by any member of the Company Group or any other Person acting on their behalf to any Person of any Company Source Code other than the Company’s employees. Section 3.18(h) of the Disclosure Schedule identifies each agreement pursuant to which any member of the Company Group has deposited, or is or may be required to deposit, with an escrow agent or other third party, any Company Source Code. As used in this Section 3.18(h), “Company Source Code” means, collectively, any source code for Software that is covered by or embodies Owned Company Intellectual Property.

(i)Company IT Systems. The information technology systems, hardware, networks, interfaces, electronic data processing infrastructure, information record keeping infrastructure, communications infrastructure, telecommunications infrastructure, peripherals and related systems owned, controlled or otherwise used by the Company Group (“Company IT Systems”) are reasonably sufficient for the needs of the business of the Company Group as currently conducted, including as to capacity, scalability and ability to process current and currently anticipated peak volumes in a timely manner. The Company IT Systems and related procedures and practices of each member of the Group Company are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar in nature and size to the business of the Company Group, including with the respect to redundancy, reliability, scalability and security, including the Payment Card Industry Data Security Standard (“PCI DSS”). Since the date that is five (5) years prior to the date of this Agreement or except as set forth in Section 3.18(i) of the Disclosure Schedule, there has not been (i) any unauthorized intrusions or breaches of the security of any of the Company IT Systems, (ii) any unauthorized access to or use of any Personal Information that has resulted in the destruction, loss, theft, alteration or misuse of any such Personal Information Processed by any member of the Company Group (a “Personal Information Disclosure”) that would require the reporting of such Personal Information Disclosure to a regulatory authority or (iii) any Company IT Systems failures that have caused material disruptions to the operation of any member of the Company Group. The members of the Company Group have never granted any third party access to any Company IT Systems, other than to third-party service providers solely to provide services to the Company Group. Without limiting the foregoing, the Company Group has in effect industry standard disaster recovery plans, procedures and facilities for its business and has taken reasonable steps to safeguard the security and the integrity of the Company IT Systems, in each case including in accordance with PCI DSS. For the avoidance of doubt, the Company IT Systems are not considered Company Products.

(j)Contaminants. The Company Products currently being commercialized do not contain any bugs, errors or defects that would reasonably be expected to materially and adversely affect the operations of the business of any member of the Company Group. None of the Company Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or without user intent will cause, any of the following functions: disrupting, disabling, harming or otherwise impeding in any unintended manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed (“Contaminants”). The Company has taken reasonable steps to prevent the introduction of Contaminants into Company Products.

(k)R&D Funding. No funding, facilities or resources of any government, military, university, college, other educational institution or research center (“R&D Sponsor”) was or is used in the development of the Company Products, Owned Company Intellectual Property or Technology owned or purported to be owned by the Company Group, and no employee or contractor who developed or created any Owned Company Intellectual Property was employed by or has performed services for any R&D Sponsor during the period of time during which such Person was also performing services for the Company Group, in each case, in a manner that would grant such R&D Sponsor any rights to any Company Intellectual Property. No R&D Sponsor has made in writing any claim of right to, ownership of or other Lien on any Owned Company Intellectual Property. Section 3.18(k) of the Disclosure Schedule sets forth a list of all agreements between a member of the Company Group and a R&D Sponsor relating to the development of the Company Products, Owned Company Intellectual Property or Technology that was in effect at any time since the date that is five (5) years prior to the date of this Agreement.

(l)SSOs. Each of the members of the Company Group is not now nor has ever been a member of, party to, promoter of, or a contributor to, any patent pool, industry standards body, trade association or other organization, in each case, that would reasonably be expected to require or obligate the Company Group to grant or offer to any other Person any license or right to any Intellectual Property.

(m)Effect of Transaction. There are no agreements to which any member of the Company Group is a party that obligate (or purport to obligate) (i) Purchaser or any of its Affiliates or (ii) any member of the Company Group to cause or require an Affiliate (including any future Affiliates) of the Company Group, in any such case, to (A) grant to any other Person (including the counterparty to such agreement or its Affiliates) any right to or with respect to any Intellectual Property, beyond those granted by the Company Group as of the date of this Agreement or (B) be bound by, or subject to, any covenant not-to-sue, covenant not to assert, covenant not to challenge, right to enforce, option to acquire or release with respect to any Intellectual Property, beyond those the Company Group is bound by or subject to as of the date of this Agreement.

Section 3.19    Privacy Requirements. Each member of the Company Group is in material compliance with all Privacy Requirements. No member of the Company Group is in material breach of any contractual obligation to secure or otherwise safeguard data about any individual (including Personal Information) that it receives for use in, or in connection with the provision of, any Company Products. To the Knowledge of the Company, neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will violate any Privacy Requirements. The Company (i) has implemented measures designed to protect Personal Information Processed by the Company Group and (ii) has not received a complaint from any Governmental Authority or any other Person, regarding its Processing of Personal Information that is pending or unresolved. Copies of all current and prior (within the three (3)-year period prior to the date of this Agreement) Privacy Policies published by the Company Group that apply to the websites of the Company Group or the Company Products have been delivered or made available to Purchaser. Each such Privacy Policy has made disclosures to users or customers as required by applicable Law, and none of such disclosures made or contained in any such

Privacy Policy or in any such materials has been misleading or deceptive in any material respect or in material violation of applicable Law.

Section 3.20    Employee Benefits.

(a)Section 3.20(a) of the Disclosure Schedule lists each Benefit Plan. Each Benefit Plan has been maintained and administered in accordance with its terms and in compliance with all applicable Laws, except to the extent any non-compliance would not result in a Material Adverse Effect. Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Benefit Plan for any period for which such Benefit Plan would not otherwise be covered by an IRS determination and, to the Company’s Knowledge, no event or omission has occurred that could reasonably be expected to result in the revocation of any such determination. No litigation or other Proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s Knowledge, overtly threatened with respect to any Benefit Plan, except to the extent any such litigation or Proceeding would not result in a Material Adverse Effect.

(b)No Benefit Plan is, and the Company has not incurred and does not reasonably expect to incur a material liability (which liability has not been satisfied in full) with respect to, (i) any “multiemployer plan,” as defined in Section 3(37) of ERISA, that is subject to ERISA, or (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.

(c)No Benefit Plan provides for post-termination or retiree medical benefits (other than under Section 4980B of the Code or pursuant to state health continuation Laws) to any current or future retiree or former employee. Except as set forth in Section 3.20(c) of the Disclosure Schedule, the Company is under no legal obligation to make any future change in remuneration or benefits of any of the employees other than salary or wage increases in the ordinary course of business.

(d)Except as set forth in Section 3.20(d)(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the Transactions could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company. Section 3.20(d)(ii) of the Disclosure Schedule sets forth each Option (including the holder thereof, the number of Option Shares subject thereto and the applicable exercise price per Option Share) the vesting of which is subject to acceleration upon consummation of the Transactions and separately sets forth each Option (including the information described above) the vesting of which may be accelerated in accordance with its terms in connection with a qualifying termination of the holder following a change in control or similar event.

(e)No member of the Company Group has: (i) ever been an employer in relation to, participated in, or had any liability (whether prospective, contingent, or otherwise) to or in respect of a defined benefit pension scheme in the United Kingdom, or (ii) otherwise entered into any contractual arrangements or given any promises or commitments relating to the provision of pension benefits to employees or officers (or former officers) in the United Kingdom that are not “money purchase benefits” (within the meaning of the United Kingdom Pension Scheme Act 1993).

(f)No Company Employee in the United Kingdom has transferred to a member of the Company Group under the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 who, prior to such transfer, was entitled to any early retirement benefits under a defined benefit pension scheme.

(g)Except as set forth in Section 3.20(g) of the Disclosure Schedule, the Australian Subsidiary has since its formation complied in all material respects with its obligations under all applicable industrial Laws, industrial awards (including Modern Awards), industrial agreements, legislation, company policies, codes of conduct and contracts of employment or engagement applicable to employees or independent contractors engaged by the Australian Subsidiary (including obligations in respect of wages, salary, superannuation, fees, allowances, other cash payments, work, health and safety, annual leave, long service leave, leave records, equal opportunity, anti-discrimination, Taxes, superannuation and workers compensation). The Australian Subsidiary is not required to (i) contribute to any defined benefits superannuation fund or (ii) operate any corporate superannuation fund.

(h)The representations and warranties contained in this Section 3.20 constitute the sole and exclusive representations and warranties of the Company with respect to any matters relating to any Benefit Plan.

(i)Except for the payments and distributions contemplated pursuant to this Agreement or any other Transaction Document contemplated hereby, pursuant to an agreement set forth in the Disclosure Schedule, or any payments made with respect to Dissenting Shares, none of the Equityholders, nor any of the Company’s or its Subsidiaries’ current or former officers, directors, employees or independent contractors has any right to receive any payment or distribution from the Company or any of its Subsidiaries as a result of the consummation of the Transactions.

Section 3.21    Employee Relations.

(a)Except as set forth on Schedule 3.21(a), no member of the Company Group is a party to or bound by any collective bargaining agreement, works council arrangement or other labor-related agreements or arrangements with any labor union, labor organization or works council or any other employee representative body, and since December 31, 2016, there has not been any pending or, to the Company’s Knowledge, threatened: (i) material arbitration, unfair labor practice charge, strike, slowdown, picketing, work stoppage or employee grievance process affecting any member of the Company Group; (ii) material Proceeding against or affecting any member of the Company Group relating to the alleged material violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority; (iii) union organizational activity or other material labor or employment dispute against or affecting any member of the Company Group; or (iv) demand or application for recognition or certification of a collective bargaining agent with respect to the employees of any member of the Company Group, or representation or certification proceedings or petitions seeking a representation proceeding to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Each member of the Company Group has satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council or any other employee representative body, which is representing any employee or group of employees, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(b)The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement or similar labor-related agreement, employment agreement, consulting agreement or any other labor-related agreement to which any member of the Company Group is a party or bound.

(c)All employees providing services to the Company Group are employed by a member of the Company Group on the date of this Agreement.

(d)Except as set forth in Section 3.21(d) of the Disclosure Schedule, each member of the Company Group is, and since December 31, 2018 has been, in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, worker and independent contractor classification, termination of employees, working conditions, meal and break periods, health and safety, workers’ compensation, leaves of absence, holiday pay and unemployment insurance. Japanese Subsidiary has filed with the labor standard supervisory office all required Work Rules and 36 Agreements with respect to all employees in accordance with the Labor Standards Act. No collective enterprise agreement applies to any employee of the Australian Subsidiary.

(e)Except as would not result in material liability to the Company, (i) each individual who is currently providing services to any member of the Company Group through a third party service provider, or who previously provided services to any member of the Company Group through a third party service provider, is not or was not an employee of any Company Group and (ii) no member of the Company Group has a single employer, joint employer, alter ego or similar relationship with any other company.

(f)No member of the Company Group is party to a settlement agreement with a current or former officer, employee or independent contractor of any member of the Company Group (that has been entered into within the last five (5) years) that involves allegations relating to sexual harassment by either (i) an officer of any member of the Company Group or (ii) an employee of any member of the Company Group at the level of Vice President or above. To the Company’s Knowledge, in the last five (5) years, no allegations of sexual harassment have been made against (x) any officer of any member of the Company Group or (y) any employee of any member of the Company Group at a level of Vice President or above.

(g)The Company has not received written notice that, and to the Company’s Knowledge, no employee of any member of the Company Group is in violation in any material respect of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any member of the Company Group or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any member of the Company Group or (B) to the knowledge or use of trade secrets or proprietary information.

(h)No member of the Company Group is delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(i)Each member of the Company Group is and has been in compliance with all notice and other requirements under the WARN Act and any similar foreign, state or local law relating to plant closings and layoffs.

(j)To the Knowledge of the Company, no current employee of any member of the Company Group, who is at the level of Vice President or above has provided written notice of his or her intent to terminate his or her employment.

Section 3.22    Related Parties Transactions. Except as set forth in Section 3.22 of the Disclosure Schedule, (a) no member of the Company Group has entered into any agreements, contracts, arrangements or other business relationships with any Related Party other than normal employment or Option arrangements and Benefit Plans; (b) no member of the Company Group is owed or owes any amount from or to any Related Party (excluding employee compensation and other ordinary incidents of employment); (c) no property or interest in any property that relates to and is or will be necessary or useful in the present or currently contemplated future operation of the business of any member of the Company Group, is presently owned by or leased by or to any Related Party; and (d) the Company has no interest, directly or indirectly, in any business, corporate or otherwise, that is in competition with the business of any member of the Company Group.

Section 3.23    Brokers. With the exception of William Blair & Company L.L.C., a Delaware limited liability company, and its Affiliates, the Company has not engaged any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser or the Company in connection with the Transactions or introducing the Parties to each other.

Section 3.24    Books and Records.

(a)The stockholder ledger of the Company fairly and accurately reflects the record ownership of all the Shares. The other books and records of the Company, including financial records, minute books and books of account, are complete and accurate in all material respects and have been maintained in accordance with GAAP. True, correct and complete copies of the stock ledgers and minute books of the Company and each Subsidiary of the Company have been made available to Purchaser, and all material proceedings of the boards of directors or managers and equityholders of the Company and each Subsidiary of the Company occurring since the incorporation or formation of the Company and such Subsidiary are accurately reflected in the minutes and records contained in such minute books.

(b)True, correct and complete copies of (i) the Company Charter, (ii) the bylaws of the Company and all other organizational documents of the Company, (iii) the Stockholders Agreements, and (iv) the organizational documents of each Subsidiary of the Company have been made available to Purchaser, and all such documents are in full force and effect as of the date hereof, no amendments are pending thereto, and none of the Company of any of its Subsidiaries is in default in any material respect of any provision of any such documents.

Section 3.25    Customers and Suppliers. Section 3.25 of the Disclosure Schedule sets forth as of the date hereof (a) a list of the top twenty (20) customers of the Company and its Subsidiaries (by volume of sales to such customer) for the twelve (12) month period ended as of December 31, 2018, and (b) a list of the top ten (10) suppliers of the Company and its Subsidiaries (by revenue and expense) for the twelve (12) month period ended as of December 31, 2018. Except as set forth in Section 3.25 of the Disclosure Schedule, there has been no material dispute with any such customer or supplier, there has been no termination or material modification (including any material price reduction or increase, as applicable, or failure to renew) of the business relationship between the Company and its Subsidiaries and such customer or supplier, and the Company has not received written notice from any such customer or supplier to the effect that any such customer or supplier will materially and negatively alter its relationship with the Company or will otherwise materially change its pricing terms.

Section 3.26    Accounts Receivable and Accounts Payable. The accounts receivable reflected in the Financial Statements (a) have been determined in accordance with GAAP and have arisen from bona fide, arm’s length transactions entered into by the Company or a Subsidiary thereof involving the sale of goods or the rendering of services in the ordinary course of business; and (b) constitute valid, enforceable, undisputed claims of the Company or a Subsidiary thereof and are not subject to claims of set-off or other defenses or counterclaims, subject to the respective reserves for uncollectible accounts shown on the Financial Statements (which reserves are adequate and have been determined and calculated in accordance with GAAP, in a manner consistent with past practice). All accounts payable and notes payable of the Company and its Subsidiaries reflected in the Financial Statements have been determined in accordance with GAAP and have arisen from bona fide arm’s length transactions entered into by the Company or a Subsidiary thereof in the ordinary course of business, and no such account payable or note payable is delinquent in its payment.

Section 3.27    Inapplicability of Takeover Statutes. The Company Board has taken all action necessary so that no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Law or regulation is applicable to the Merger.

Section 3.28    Vote Required. Except for the Company Stockholder Consent, no other vote or approval of the holders of any class or series of capital stock or other equity interests of the Company or any Subsidiary is necessary to approve this Agreement, the other Transaction Documents, or the Transactions contemplated hereunder and thereunder. The Company has delivered all notices required to be delivered to Equityholders pursuant to the Company Charter and the Stockholders Agreements and, other than the Company Stockholder Consent, any consent of the Equityholders to the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby that is required pursuant to the Company Charter or any of the Stockholders Agreements has been received. Each of the Company and the applicable Equityholders have validly or will, prior to the Closing, waived all rights of first refusal and all rights of co-sale that it may have pursuant to the Stockholders Agreements with respect to the Merger and the Transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub hereby, jointly and severally, make the representations and warranties to the Company on the date hereof and as of the Closing Date that are set forth in this Article IV.
Section 4.1    Organization, Existence and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Purchaser and Merger Sub has qualified as a foreign corporation, and is in good standing, under the Laws of all jurisdictions where the nature of its respective businesses or the nature or location of its respective assets requires such qualification and where the failure to so qualify would have a Purchaser Material Adverse Effect.

Section 4.2     Power and Authority. Each of Purchaser and Merger Sub has full corporate power and authority to enter into and perform this Agreement and all the other Transaction Documents to be executed or delivered by such Party in connection with the Transactions and the Other Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the Transactions and the Other Transactions have been duly and validly approved by the board of directors of Purchaser and the board of directors of Merger Sub. Purchaser has approved, effective upon the execution of this Agreement, in the Merger Sub Stockholder Consent, the execution by Merger Sub of this Agreement and the other Transaction Documents to which Merger Sub is a party and the consummation by Merger Sub of the Transactions and the Other Transactions. No other Proceedings or approvals are necessary on the part of Purchaser, its stockholders or Merger Sub to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser or Merger Sub and the consummation by Purchaser or Merger Sub of the Transactions and the Other Transactions.

Section 4.3    Enforceability. This Agreement has been duly authorized, executed and delivered by duly authorized officers or other signatories of Purchaser and Merger Sub and constitutes a valid and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms, except to the extent enforcement may be affected by Enforceability Exceptions. At the Closing, the Transaction Documents to be executed and delivered by Purchaser and Merger Sub will be duly executed and delivered by duly authorized officers of Purchaser and Merger Sub and will constitute valid and binding obligations of Purchaser and Merger Sub, enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions.

Section 4.4    Consents; Non-contravention. Except for filings under the HSR Act and any other applicable Antitrust Laws, neither Purchaser nor Merger Sub is required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with its execution and delivery of this Agreement and the other Transaction Documents or the consummation by it of the Transactions and the Other Transactions. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser or Merger Sub, nor the consummation by it of the Transactions and the Other Transactions: (a) will violate any provision of the Governing Documents of Purchaser or Merger Sub; (b) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any unsatisfied written or oral contract, agreement, Permit, indenture, mortgage, debenture, note or other instrument to which Purchaser or Merger Sub is a party, subject to or otherwise bound; (c) will violate any Law or Order to which Purchaser or Merger Sub or any of Purchaser’s or Merger Sub’s assets or businesses is subject or otherwise bound; or (d) will result in the creation or imposition of any Lien upon any of the assets or businesses of Purchaser or Merger Sub, except in the case of clauses (b), (c) and (d) above, for any such conflict, breach, default, event, loss, violation, creation or imposition as would not have a Purchaser Material Adverse Effect.

Section 4.5    Brokers. With the exception of RBC Capital Markets, LLC and its Affiliates, none of Purchaser, Merger Sub, or any of their respective Affiliates has engaged any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with the Transactions or introducing the Parties to each other.

Section 4.6    Investment Representation. Purchaser is acquiring, upon the Effective Time in connection with the cancellation of the Shares, the securities of Surviving Corporation for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of federal or state securities Laws.

Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the United States Securities Act of 1933 (the “Securities Act”). Each of Purchaser and Merger Sub understands that the Shares have not been registered under the Securities Act or any state securities Laws and are being surrendered for cancellation, in part, in reliance on the foregoing representations and warranties.

Section 4.7    Solvency. Immediately after giving effect to the Transactions (including the incurrence of Indebtedness by the Company in connection with the Closing) subject to the accuracy of the representations and warranties set forth in Article III and assuming solvency of the Company immediately prior to the Effective Time, the Company is expected to be able to pay its debts as they become due and is expected to own assets with a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Transactions, the Company is expected to have adequate capital to carry on its businesses. Neither Purchaser nor Merger Sub is entering into this Agreement and is not incurring any obligation in connection with the Transactions or the Other Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company.

Section 4.8    Availability and Source of Funds.

(a)Purchaser has received and accepted a fully executed Debt Commitment Letter (a true, correct and complete copy of which has been delivered to the Company) pursuant to which the Debt Financing Sources have agreed, subject to the terms and conditions thereof, to provide Purchaser with the Debt Financing.

(b)As of the date hereof, the obligations of the Debt Financing Sources to fund the Debt Financing under the Debt Commitment Letter are not subject to any conditions precedent or other contingencies, except as expressly set forth in the Debt Commitment Letter and each related fully executed fee letter (a true, correct and complete copy of each of which has been provided to the Company with only the amount of fees, economic terms related to “flex” provisions and other economic terms therein redacted (none of which (x) subject the funding of the Debt Financing to any additional conditions precedent or other contingencies, (y) could reduce the total amount of the Debt Financing available to Purchaser or Merger Sub on the Closing Date (other than customary OID flex) to an amount such that Purchaser and Merger Sub will have funds that are less than the Applicable Amount or (z) could otherwise affect the availability of the Debt Financing on the Closing Date)) (collectively, the “Fee Letters”). Except for the Fee Letters, as of the date hereof, there are no side agreements or other arrangements, commitments or understandings with respect to the Debt Financing.

(c)As of the date hereof and assuming satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Purchaser’s and Merger Sub’s obligations to consummate the Merger, Purchaser does not (i) have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Debt Commitment Letter or that the funding contemplated in the Debt Commitment Letter will not be made available to Purchaser on a timely basis on or prior to the Closing Date and (ii) have knowledge that any of the Debt Financing Sources will not, or is expected not to, perform its obligations thereunder. To the extent this Agreement must be in a form acceptable to any lender providing Debt Financing, such lender or lenders have approved this Agreement.

(d)Assuming the accuracy of the Company’s representations and warranties in Section 3.7 to the extent such representations and warranties are a condition to funding the Debt Financing, the Debt Financing, when funded in accordance with the Debt Commitment Letter, shall, together with available cash on the Closing Date, in the aggregate, provide Purchaser with cash proceeds on the Closing Date in an amount sufficient (the “Applicable Amount”) for the satisfaction of (i) all of Purchaser’s and Merger Sub’s payment obligations under this Agreement and under the Debt Commitment Letter to pay the Merger Consideration and any fees and expenses of or payable by Purchaser, Merger Sub or the Surviving Corporation or its Subsidiaries under this Agreement and under the Debt Commitment Letter or related Fee Letter and due on or before the Closing Date and (ii) all outstanding Indebtedness of the Company and its Subsidiaries that is required pursuant to its terms to be prepaid, repaid, refinanced or satisfied and discharged at the Closing.

(e)As of the date hereof, the Debt Commitment Letter is a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, of the other parties thereto, subject to the effects of (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity, and in full force and effect, and, to the knowledge of Purchaser, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Purchaser under the terms and conditions of the Debt Commitment Letter, and neither Purchaser nor Merger Sub has any reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it contained in the Debt Commitment Letter, or that full amount of the Debt Financing will not be available to Purchaser or Merger Sub on the Closing Date. Purchaser has paid in full any and all commitment fees or other fees required to be paid on or before the date of this Agreement and will pay in full any such amounts due on or before the Closing Date, in each case, pursuant to the terms of the Debt Commitment Letter and the Fee Letters. The Debt Commitment Letter has not been modified, amended or altered as of the date hereof (and, to the knowledge of Purchaser, no modification, amendment or alteration is contemplated or pending as of the date hereof, other than amendments to add lenders, arrangers, bookrunners, agents or managers, in each case, that have not executed the Debt Commitment Letter as of the date hereof), and none of the respective commitments under the Debt Commitment Letter have been terminated, withdrawn or rescinded in any respect (and, to the knowledge of Purchaser, no termination, withdrawal or rescission thereof is contemplated or threatened as of the date of this Agreement). Neither Purchaser nor Merger Sub is in breach of any of the terms or conditions set forth in the Debt Commitment Letter or Fee Letters.

Without limiting Section 10.19, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by Purchaser or any Affiliate thereof or any other financing or other transactions be a condition to any of Purchaser’s or Merger Sub’s obligations hereunder or the consummation of the Transactions contemplated hereby.
Section 4.9     WARN Act.

(a)Neither Purchaser nor Merger Sub has any present plans or intention to carry out, within ninety (90) days after the Closing, any plant closing or mass layoff that would require notification under or violate the United States Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law (“WARN Act”) at any facility of the Company or any similar foreign, state or local Law requiring notice to employees and their appropriate union representatives of a plant closing, mass layoff or similar action.

(b)On or before the Closing Date, the Company shall provide a list of the name and site of employment of any and all employees or former employees of any member of the Company Group who have experienced, or will experience, an employment loss or layoff as defined by the WARN Act requiring notice to employees in the event of a closing or layoff within ninety (90) days prior to the Closing Date. The Company shall update this list up to and including the Closing Date.

Section 4.10    Litigation. There is no Proceeding or investigation pending or, to the knowledge of Purchaser or Merger Sub, threatened in writing against Purchaser or Merger Sub, nor is Purchaser or Merger Sub subject to any outstanding Order that, in any case, would, individually or in the aggregate, (a) prevent, hinder or materially delay the consummation of the Transactions of the Other Transaction or (b) otherwise prevent, hinder or materially delay performance by Purchaser or Merger Sub of any of their material obligations under this Agreement.

Section 4.11    Capitalization and Operation of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Closing Date will be, owned by Purchaser. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

ARTICLE V
COVENANTS

Section 5.1    Reasonable Access. During the period between the date hereof and the earlier to occur of Closing or the valid termination of this Agreement pursuant to Article IX (the “Pre-Closing Period”), the Company will give to Purchaser’s officers, employees, agents, attorneys, consultants, accountants, lenders and potential insurance providers reasonable access during normal business hours to all of the properties, books, contracts, documents, insurance policies and records of or with respect to any member of Company Group (excluding access to design processes and methodologies and source code, other than providing access to a mutually agreeable third-party source code analysis provider) and will furnish to Purchaser and such Persons as Purchaser will designate to the Company such information as Purchaser or such Persons may at any time and from time to time reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company would reasonably be expected to: (a) violate any contractual obligation of any member of the Company Group with respect to confidentiality, non-disclosure (including disclosure of trade secrets or other Intellectual Property in violation of such contractual obligations) or privacy; (b) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; or (c) result in disclosure of information that the Company is required by Law to keep confidential; provided, however, that the Company shall use commercially reasonable efforts to provide Purchaser the access, documents or information sought in a manner that does not violate applicable Law or jeopardize such attorney-client or other privilege or confidentiality. In no event shall Purchaser nor any Persons acting on its behalf communicate with any employee, customer or service provider of any member of the Company Group without the prior written consent of the Company (electronic mail being sufficient); provided, however, that Purchaser shall not be prohibited from contacting customers, suppliers, distributors or other material business relations of any member of the Company Group or its Affiliates in the ordinary course of business and not related to the transactions contemplated by this Agreement.

Section 5.2    Third-Party Consents. During the Pre-Closing Period, the Company will use its commercially reasonable efforts, and Purchaser will cooperate with the Company, to obtain the third-party consents to the consummation of the Transactions under or with respect to the contracts, agreements, leases, Permits and other instruments enumerated in Schedule 5.2 (“Material Consents”); provided, however, that the Company will not be required to make, or obligate itself to make, any payment to any third party in order to obtain any Material Consent unless Purchaser agrees to pay or reimburse the Company prior to the Closing for any such payment.

Section 5.3    Operation of the Business. During the Pre-Closing Period, except as expressly required by this Agreement or as provided in Schedule 5.3, each member of the Company Group will use its commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practices (including pursuant to Sections 5.1 and 5.4) and use commercially reasonable efforts to preserve intact its present business organizations and to preserve its present relationships with customers, suppliers and other Persons with whom it has material business relations.

Section 5.4    Actions Outside the Ordinary Course. Except as set forth on Schedule 5.4, as expressly required by this Agreement or as Purchaser may otherwise consent to in writing (which consent will not be unreasonably withheld, conditioned or delayed) in response to an email request for such consent to an exception to this Section 5.4 that is addressed to Christopher Wey at CWey@carbonite.com and Haseeb Jawad at HJawad@carbonite.com, during the Pre-Closing Period, no member of the Company Group will:

(a)unless required by applicable Law, (i) modify, extend, or enter into any collective bargaining agreements or any other labor-related agreements or arrangements with any labor union, labor organization, works council or other labor organizations, or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of any member of the Company Group as the bargaining representative for any employees of any member of the Company Group;

(b)amend its Governing Documents or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, amalgamation, reclassification or like change in capitalization, or other reorganization;

(c)split, combine, reduce, subdivide or reclassify any of its capital stock;

(d)issue, deliver, grant, sell, pledge, dispose of or encumber or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in any member of the Company Group or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or, except as required under any Benefit Plan, any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock based performance units or any right to receive an amount that is based off of, or related to, the value of any of the foregoing or the value of a member of the Company Group, in each case other than the issuance of shares of the Company’s capital stock pursuant to the exercise of Options or the conversion of Series A Shares, in each case, outstanding as of the date hereof;

(e)except as required by applicable Law or any Benefit Plan as in effect on the date of this Agreement, (i) grant (A) any material increase in the wages, salary, bonus or other compensation, remuneration or benefits, including severance compensation and benefits, of any current or former director, officer, employee, independent contractor or consultant of any of the Company Group except in connection with the Company’s quarterly pay-for-performance cycles, conducted in the ordinary course consistent with past practices or (B) any increase in the wages, salary, bonus or other compensation, remuneration or benefits, including severance compensation and benefits, of any current or former director or employee at or above a vice-president or equivalent level of the Company Group, or, in the case of (A) or (B), provide a loan to any such individual; (ii) establish, adopt, enter into, materially amend or terminate any Benefit Plan (or any arrangement which if in existence as of the date of this Agreement would constitute a Benefit Plan); (iii) take any action to fund or secure the payment of any amounts under any Benefit Plan; or (iv) change any assumptions used to calculate funding or contribution obligations of the Company Group with respect to any Benefit Plan;

(f)(i) hire, engage the services of or terminate any director, officer, employee, independent contractor or consultant, other than in the ordinary course of business consistent with past practices and where the annualized based salary of such individual is less than $250,000 or (ii) transfer any employee from any of the Company Group to an entity that is not in the Company Group;

(g)make any changes to accounting policies or practices, except as required by GAAP or applicable Law;

(h)directly or indirectly purchase, redeem or otherwise acquire any shares or other equity interests in its capital or any rights, warrants or options to acquire any such shares or other equity interests in its capital other than pursuant to any agreement in effect prior to the date hereof which has been made available to Purchaser;

(i)sell, lease, sublease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties or assets, except (A) pursuant to an existing agreement in effect prior to the execution of this Agreement that is listed in Section 3.11(i) of the Disclosure Schedule; (B) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.4(j); (C) such transactions with a fair market value of the assets or properties or purchase price that does not exceed $100,000 individually; (D) with respect to Intellectual Property, Standard Outbound Licenses; and (E) for transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(j)incur, assume or guaranty any Indebtedness for borrowed money in excess of $100,000, other than in the ordinary course of business consistent with past practices;

(k)declare, set aside or pay any dividend on or other distribution in respect of, any equity interests of the Company;

(l)enter into, modify, amend or terminate any Material Contract (outside the ordinary course of business);

(m)make any capital expenditures other than capital expenditures set forth on Schedule 3.11(m) of the Disclosure Schedule;

(n)cancel, terminate, allow to lapse or amend in any material respect any insurance policy in effect as of the date hereof, other than the termination, renewal or replacement of any such policy in the ordinary course of business consistent with past practices on comparable terms as in effect on the date hereof;

(o)waive any restrictive covenant obligations of any employee or consultant of the Company or its Subsidiaries;

(p)change or rescind any material Tax election; file any amended income or other material Tax Return; enter into any closing agreement affecting any Tax liability or Tax refund; file any request for Tax rulings or special Tax incentives with any Tax Authority; settle or compromise any Tax liability or Tax refund, or extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax;

(q)(i) receive a license or acquire from, or agree to receive a license or acquire from, any third party any Intellectual Property (excluding Standard Software Licenses that do not exceed $100,000 and licenses for Open Source Software; provided that any such uses of Open Source Software would not have been required to be disclosed on Section 3.18(g)(ii) of the Disclosure Schedule if such use had been implemented as of the date of this Agreement), (ii) dispose of or permit to lapse any Company Owned Intellectual Property, (iii) disclose or agree to disclose to any third party any material trade secret or (iv) compromise, settle or agree to settle, or consent to judgment in, any one or more Proceedings or institute any Proceeding concerning any Company Owned Intellectual Property;

(r)settle, waive or compromise any Proceeding or commence any Proceeding, in each case, that is material to the Company; or

(s)agree to take any of the foregoing actions,

provided that, notwithstanding the foregoing, nothing contained in this Agreement will prohibit any member of Company Group, whether or not in the usual and ordinary course of business and whether or not consistent with past practices, to pay or prepay any obligation or to pay, transfer or distribute to Equityholders any cash that may be lawfully distributed to Equityholders, in each case, that is completed at least three (3) Business Days prior to Closing.
Section 5.5    Exclusivity. During the Pre-Closing Period, the Company shall cease any and all existing activities, discussions and negotiations with, and will not directly or indirectly solicit, initiate, consider, encourage, accept or engage in discussions with, or entertain, proposals or offers from, or enter into any legally binding written agreement with, or furnish any information with respect to the foregoing to, any Person (other than Purchaser, Merger Sub and their respective Affiliates and agents) concerning any Acquisition Proposal; provided, however, that each of Purchaser and Merger Sub hereby acknowledges that prior to the date hereof, the Company, its Affiliates, and their respective agents have provided information relating to the Company and have afforded access to, and engaged in discussions with, other Persons in connection with Acquisition Proposals and that such information, access, and discussions could reasonably enable another Person to form a basis for an Acquisition Proposal without any breach by the Company of this Section 5.5. During the Pre-Closing Period, the Company shall terminate access to the Data Room to all third-parties other than Purchaser and its representatives. The Company agrees to promptly notify Purchaser in the event Company or its Affiliates receives, during the Pre-Closing Period, any Acquisition Proposal.

Section 5.6    Disclosure Schedule.

(a)All representations and warranties of the Company in this Agreement or any other Transaction Document are made subject to and modified by the exceptions noted in the schedules delivered by the Company to Purchaser concurrently herewith and identified as the “Disclosure Schedule,” as it may be modified from time to time pursuant to Section 5.6(b). A disclosure made by the Company in any Section of the Disclosure Schedule (or subparts thereof) that reasonably informs Purchaser of information with respect to another Section of this Agreement, any other Transaction Document or the Disclosure Schedule (or subparts thereof) in order to avoid a misrepresentation thereunder will be deemed, for all purposes of this Agreement and the other Transaction Documents, to have been made with respect to all such other Sections of this Agreement, the other Transaction Documents and the Disclosure Schedule (or subparts thereof), notwithstanding any cross-references (which are included solely as a matter of convenience) or lack of a Schedule reference in any representation or warranty. Information reflected in the Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information will not be deemed to constitute an acknowledgment that such information is required to be disclosed, and disclosure of such information will not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Disclosure Schedule will not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any member of Company Group.

(b)If necessary, in the Company’s sole discretion, on a periodic basis between the date hereof and the Closing Date, the Company may supplement or amend the Disclosure Schedule and deliver such supplemented or amended Disclosure Schedule to Purchaser solely with respect to any fact, occurrence, event, effect, change, circumstance or development, which comes into existence, occurs or becomes known after the date hereof, or which, if existing, occurring or known on the date of this Agreement would have been required to been set forth on the Disclosure Schedule. No such supplement or amendment to the Disclosure Schedule pursuant to Section 5.6(a) shall be deemed to have modified the representations, warranties or covenants of the Company herein for purposes of determining whether the conditions set forth in Section 6.2(a) have been satisfied, or shall affect whether a breach of such representations, warranties or covenants has occurred for purposes of determining Purchaser’s rights under Article IX or Article X with respect thereto; provided however, that, the Company shall be permitted to provide an updated version of Section 3.5(a) of the Disclosure Schedule (solely with respect to the outstanding Shares and Options and the ownership thereof) to Purchaser before the third (3rd) Business Day prior to the Closing Date, which such update shall be deemed to modify Section 3.5(a) of the Disclosure Schedule provided as of the date hereof.

Section 5.7    Confidentiality Agreement. Each of Purchaser and the Company agrees to be bound by and comply with the terms and provisions of that certain mutual non-disclosure agreement dated as of May 18, 2017 by and between Purchaser and the Company (the “Confidentiality Agreement”), as if each of Purchaser and the Company were an original party to such agreement. The Confidentiality Agreement is hereby incorporated into this Agreement by reference and made a part of this Agreement and will survive the execution of this Agreement notwithstanding the terms thereof. If a conflict arises between the provisions of this Agreement and the provisions of the Confidentiality Agreement, then the provisions of the Confidentiality Agreement will control. The provisions of this Section 5.7 will terminate upon the Closing or, if this Agreement is terminated pursuant to Article IX, then the date that is two (2) years after the valid termination of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall survive any termination of this Agreement, and shall remain in full force and effect in accordance with its terms.

Section 5.8    Transfer of Permits. If any Permit of a member of the Company Group must be reissued to any Person on account of the Transactions in order to operate the applicable member of the Company Group’s business following the Closing, then each of the Company, Purchaser and Merger Sub will use its commercially reasonable efforts to obtain such Permit; provided, however, that no member of the Company Group will be required to make any payment prior to the Closing to any third party with respect to the Company, Purchaser’s or Merger Sub’s efforts to obtain any Permit unless Purchaser agrees to pay or reimburse the Company prior to the Closing for any such payment.

Section 5.9    Officers’ and Directors’ Liability; Release.

(a)From the Effective Time through the sixth (6th) anniversary of the Closing Date, Purchaser will cause the Surviving Corporation (and any successor in interest) to maintain on terms no less favorable in the aggregate than the current terms, and to honor in accordance with such terms, the provisions of the Governing Documents of the Company and any agreements between the Company and each individual who, at or prior to the Closing Date, was entitled to indemnification pursuant to the Governing Documents or any indemnification agreements between such Person and the Company (each, a “Covered Person”) (including provisions relating to contributions and advancement of expenses, in each case, to the extent so provided), and the provisions with respect to indemnification and limitations on liability set forth in such Governing Documents or indemnification agreements shall not be amended, repealed or otherwise modified during such period. For the avoidance of doubt, it being the intent of the Parties that the Covered Persons will continue to be entitled to such exculpation, indemnification, and advancement of expense to the fullest extent of the Law, the Governing Documents and any such indemnification agreements.

(b)At or prior to the Closing, the Company shall purchase, and the Surviving Corporation (and any successor in interest) shall maintain in effect for a period of six (6) years thereafter, a tail policy to the current officers’ and directors’ liability insurance maintained by or on behalf of the Company, on terms no less favorable in terms of coverage and amount than the officers’ and directors’ liability insurance currently maintained in effect by the Company.

(c)The provisions of this Section 5.9 (i) are intended to be for the benefit of, and will be enforceable by, each Person entitled to indemnification or any other benefits under this Section 5.9, and each such Person’s heirs, legatees, representatives, successors, and assigns (and the Parties expressly agree that such Persons will be third-party beneficiaries of this Section 5.9), (ii) will survive the consummation of a transaction involving the merger, consolidation or other reorganization of the Company, Purchaser or the Surviving Corporation and continue in full force and effect and binding against the survivor of any such transaction or successor to any of the Company, Purchaser or the Surviving Corporation, and (iii) are in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise.

(d)Effective upon the Closing, Purchaser hereby waives and releases, on behalf of itself and the Company, any claims that the Company currently has or, in the future, may have against each Equityholder or any of such Equityholder’s partners, directors, officers, managers, employees or representatives (collectively, the “Covered Persons”) for any of such Person’s actions or omissions in his, her or its capacities as officers, directors, employees, managers or representatives of the Company. Effective upon the Closing, each of Purchaser and the Company, on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates and representatives (including their past, present or future officers and directors) (collectively, the “Releasors”), and hereby irrevocably and unconditionally releases, waives, acquits and forever discharges each Equityholder and each Covered Person at or prior to the Closing, of and from any and all actions, suits, claims, causes of action, damages, accounts, liabilities and obligations (including attorneys’ fees) held by any Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to Equityholders’ ownership of the Company or such Covered Person’s service as a director, manager or officer of any member of the Company Group, except for any of the foregoing set forth in, pursuant to, or arising out of this Agreement or the Transactions (including Section 10.17) or fraud. In the event Purchaser, the Company or any of their respective successors or assigns (x) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (y) transfers all or at least a majority of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of Purchaser or the Company, as the case may be, will assume all of the obligations set forth in this Section 5.9.

(e)Each Equityholder, hereby agrees on behalf of such Equityholder and such Equityholder’s predecessors, successors, assigns, heirs, executors, legatees, administrators, beneficiaries, representatives and agents (the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges Purchaser, the Company, and their respective officers, directors, Affiliates, predecessors, successors and assigns, and the beneficiaries, heirs, executors, attorneys and representatives of any of them (collectively, the “Released Parties”) from any and all commitments, actions, charges, complaints, agreements, controversies, claims, suits, causes of action, damages, demands, liabilities, and obligations of every kind and nature whatsoever, whether arising from any express, implied, oral or written contract or otherwise, known or unknown, past, present or future, at Law or in equity, contingent or otherwise (collectively, a “Potential Claim”), that the Releasing Parties, or any of them, had, has or may have had against any of the Released Parties for any matter, cause or thing relating to the Company and any of its Subsidiaries, officers and directors occurring at any time at or prior to the Effective Time (the “Released Matters”); provided, however, that the Released Matters do not include, and the Releasing Parties expressly do not release or discharge (i) any Potential Claim arising from or relating to or based upon the terms of this Agreement, the other Transaction Documents and the Transactions (including the right to such Equityholder’s portion of the Merger Consideration subject to the terms and conditions set forth herein) or any agreement (that is identified in the Disclosure Schedule) entered into by the Releasing Parties in connection with the Transactions that by their terms expressly survive the Closing, (ii) any Potential Claim that cannot be waived as a matter of applicable Law, (iii) any Potential Claim unrelated in any way to Company or any of its businesses, (iv) any rights to continuing indemnification under (A) Company or its Subsidiary’s organizational documents, (B) any indemnification agreement to which the Releasing Party and the Company are parties and that is identified in the Disclosure Schedule or (C) any applicable policy of directors’ and officers’ insurance maintained by the Company, (v) any Potential Claim arising from or relating to salary, reimbursement for expenses, bonuses (including retention bonuses), change of control or severance payments, or other compensation or employment benefits earned or accrued by or for the benefit of such Releasing Parties prior to the Effective Time in respect of services performed by such Equityholder as an employee, consultant, officer, advisor or director of the Company prior to the Closing (except that the exception in this clause will not include any Potential Claim relating to the right to acquire any capital stock, other equity interest of the Company not already held or owned as of the Closing), (vi) such Equityholder’s rights under any offer letter, employment agreement or retention agreement between such Equityholder and any of the Company, Purchaser, or any of their Subsidiaries that by their terms expressly survive the Closing and that is identified in the Disclosure Schedule, (vii) any defenses that are necessary to enable the Releasing Parties to defend any claim asserted by a Released Party, (viii) any rights such Equityholder may have arising in in respect of a commercial relationship with the Company unrelated to the Transactions, or (ix) any Potential Claim based on fraud.

Section 5.10    Labor Matters.

(a)Purchaser will be solely responsible for all termination and severance benefits, costs, charges, notice obligations, and liabilities of any nature incurred with respect to the termination or the modification of any employment agreement, compensation or employee benefits of a Company Employee on or after the Closing Date, including any claims arising out of or relating to any plant closing, mass layoff, or similar event under the WARN Act, or other applicable Law occurring on or after the Closing Date.

(b)As of the Closing Date, and for a period of twelve (12) months thereafter, Purchaser shall provide, or shall cause one of its Subsidiaries or Affiliates (including the Surviving Corporation) to provide, each Company Employee (A) with (i) an annual base salary or an hourly wage rate, as applicable and (ii) target cash incentive compensation opportunities (excluding equity compensation) that are not less than were provided to such Company Employee immediately prior to the Closing Date, and (B) employee benefits that are not less favorable in the aggregate than those provided by Purchaser and its Subsidiaries to similarly situated employees of Purchaser and its Subsidiaries.

(c)Purchaser, the Surviving Corporation and their respective Subsidiaries and Affiliates shall treat, and shall cause each benefit plan, program, practice, policy and arrangement maintained by Purchaser, the Surviving Corporation or any of their respective Subsidiaries or Affiliates following the Closing and in which any Company Employee (or the spouse, domestic partner or any dependent of any Company Employee) participates or is eligible to participate (each, a “Purchaser Plan”) to treat, for all purposes (including eligibility to participate, vesting and accrual of and entitlement to benefits, other than accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA or local equivalent), all service with the Company and its Subsidiaries and Affiliates (or predecessor employers to the extent that the Company, any of its Subsidiaries or Affiliates, or any Benefit Plan provides past service credit) as service with Purchaser, the Surviving Corporation and their respective Subsidiaries and Affiliates, other than as would result in the duplication of benefits. Purchaser, the Surviving Corporation and their respective Subsidiaries and Affiliates shall cause each Purchaser Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to the Company Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not included under the corresponding Benefit Plan, and (ii) to recognize for each Company Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Purchaser Plan any deductible, co-payment and out-of-pocket expenses paid by the Company Employee and his or her spouse, domestic partner and dependents under the corresponding Benefit Plan during the plan year of such Benefit Plan in which occurs the later of the Closing Date and the date on which the Company Employee begins participating in such Purchaser Plan.

(d)Nothing in this Section 5.10, (i) is intended to, or shall be construed to require the employment of a Company Employee for any period or confer upon any Company Employee or any other Person other than the Parties to this Agreement any rights or remedies hereunder, and (ii) shall establish, amend or be deemed to establish or amend any Benefit Plan or any benefit plan, program, policy or arrangement of Purchaser, the Surviving Corporation or any of their respective Subsidiaries or Affiliates or shall limit the rights of the Company, Purchaser, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to establish, amend or terminate any Benefit Plan or any other benefit plan, program, policy or arrangement, whether before or after Closing.

Section 5.11    Independent Investigation. Each of Purchaser and Merger Sub acknowledges and covenants and agrees: (a) that it and its representatives and Affiliates have undertaken their own independent investigation, examination, analysis and verification of each member of the Company Group and the business, assets, liabilities, customers, suppliers, officers, employees, personnel, contracts, condition (financial and otherwise), cash flow, operations and prospects of each member of the Company Group, including Purchaser’s own estimate of the value of the business of the Company; (b) that it has had the opportunity to visit with the Company and meet with its representatives and Affiliates to discuss the business and the assets, liabilities, customers, suppliers, officers, employees, personnel, contracts, condition (financial and otherwise), cash flow, operations and prospects of each member of the Company Group; and (c) that it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of the Company) as

Purchaser or Merger Sub deems adequate, including that described above. In connection with such investigation, each of Purchaser, Merger Sub and their respective representatives and Affiliates have received from or on behalf the Company and its Affiliates certain estimates, budgets, forecasts, plans, projections and statements (“Forward-Looking Statements”), and each of Purchaser and Merger Sub acknowledges that (i) there are uncertainties inherent in making Forward-Looking Statements; (ii) that the Company makes no representations or warranties with respect to such Forward-Looking Statements except as set forth in Article III; and (iii) it is familiar with such uncertainties and it is making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished to it and its representatives (including the reasonableness of the assumptions underlying any Forward-Looking Statements where such assumptions are explicitly disclosed). Each of Purchaser and Merger Sub acknowledges and agrees that any documents that are or were available for its review in connection with its due diligence investigation will be deemed to have been made available to, and received by, Purchaser and Merger Sub for all purposes if such documents were posted and made available to Purchaser and Merger Sub in the Data Room on the date that is one (1) day prior to the date of this Agreement.

Section 5.12    Governmental Consents.

(a)Each of the Company, Purchaser and Merger Sub shall: (i) promptly (and in no event later than the date that is five (5) Business Days after the date hereof) use reasonable best efforts to make and effect all registrations, filings and submissions required to be made or effected by it or otherwise advisable pursuant to the HSR Act, other applicable Antitrust Laws, and other applicable Laws with respect to the Transactions and (ii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions; provided, however, that in no event shall the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any Person for any consent or approval required for the consummation of any of the Transactions. Purchaser and Company shall share equally all filing fees required for filings made pursuant to the HSR Act and any other applicable Antitrust Laws. Each Party warrants that all such filings made by it will be, as of the date filed, complete and accurate and in accordance with the requirements of the HSR Act and any other applicable Antitrust Laws. Each of Company, Purchaser and Merger Sub agrees to make available to the other Party’s counsel such information as each of them may reasonably request, and as may be appropriate under the HSR Act and any other applicable Antitrust Laws, so as to enable each Party to submit their required filings.

(b)Without limiting the generality of the foregoing, each of Purchaser and Merger Sub (A) shall promptly provide all information requested by any Governmental Authority in connection with the Transactions and (B) shall use its best efforts to promptly take, and cause its Subsidiaries and Affiliates to take, all actions and steps necessary to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or other applicable Antitrust Laws and obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Authority in connection with the Transactions. If any Proceeding is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any applicable Antitrust Law, the obligations of Purchaser and Merger Sub shall include: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise (A) the sale, divesture, license, hold separate or other disposition of any asset or business of Purchaser, Merger Sub or any of their Subsidiaries or Affiliates or (B) the sale, divesture, license, hold separate or other disposition, contemporaneously with or subsequent to the Effective Time, of any asset or business of the Company or its Subsidiaries or Affiliates; (ii) permitting the Company and its Subsidiaries and Affiliates to sell, divest, license, hold separate or otherwise dispose of any of its or their assets or businesses prior to the Effective Time; (iii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Purchaser, Merger Sub or Company or their respective Subsidiaries or Affiliates; and (iv) any other behavioral undertakings and commitments whatsoever including but not limited to creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements of Purchaser, Merger Sub or Company or their respective Subsidiaries and Affiliates and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an Order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or Affiliates or its or their businesses or assets, by consenting to such action by the Company in any such case of (i)-(iv), so as to obtain the termination or expiration of any applicable waiting period under any Law, to obtain any required consent or other approval from any Governmental Authority under any Law, or to prevent the entry of, or have vacated, lifted, reversed or otherwise overturned, any applicable injunction, judgment or other Order issued under any Law challenging or otherwise preventing or seeking to prevent consummation of the Transactions.

(c)Without limiting the generality of anything contained elsewhere in this Section 5.12, subject to applicable Law, each Party hereto shall: (i) give the other Parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Authority with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Proceeding; and (iii) promptly inform the other Parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, any foreign competition authority, or other Governmental Authority regarding the Transactions. Each Party hereto will consult and cooperate with the other Parties and will consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Proceeding. In addition, except as may be prohibited by any Governmental Authority or by any Law, in connection with any such request, inquiry, investigation, action or Proceeding, each Party hereto will permit authorized representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or Proceeding.

(d)In the event that any litigation or other administrative or judicial action or Proceeding is commenced challenging the Transactions and such litigation, action or Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Transactions, Purchaser and Merger Sub shall take any and all actions to resolve any such litigation, action or Proceeding and each of the Company, Purchaser and Merger Sub shall cooperate with each other and use its respective best efforts to contest any such litigation, action or Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(e)Neither Purchaser nor Merger Sub shall, nor shall they permit their respective Subsidiaries or Affiliates to, acquire or agree to acquire any assets or business if such acquisition would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Transactions.

Section 5.13    Required Approval; Termination of Agreements.

(a)The Company shall take all action necessary in accordance with applicable Law and its organizational documents to seek and obtain the Company Stockholder Consent (which shall be irrevocable by its terms) within twenty-four (24) hours after the execution and delivery of this Agreement. Promptly following the receipt of the Company Stockholder Consent, the Company shall provide copies thereof to Purchaser.

(b)Promptly following the date of this Agreement, the Company shall deliver to each holder of Common Shares and Series A Shares a notice to the extent required by, and in accordance with, the DGCL, which shall provide notice of the Company Stockholder Consent and include therewith a copy of Section 262 of the DGCL and shall be sufficient in form and substance to start the 20-day period during which a holder of Common Shares or Series A Shares must demand appraisal of such shares as contemplated by Section 262(d)(2) of the DGCL. The Company shall review and consider in good faith any comments Purchaser may have to any materials mailed to the holders of the Common Shares or the Series A Shares pursuant to this Section 5.13(b).

(c)Prior to the Closing, the Company shall take all actions necessary to cause the agreements set forth on Schedule 2.9(b)(vii) to be terminated as of the Closing. The Company shall provide Purchaser a reasonable opportunity to review and comment on any contracts, resolutions, consents, filings and other documents related to such terminations and shall review and consider in good faith any comments thereto provided by Purchaser.

(d)At least five (5) Business Days prior to the Closing, the Company shall use its commercially reasonable efforts to deliver to Purchaser additional consents, substantially in the form of the Company Stockholder Consent, signed by additional Stockholders such that Stockholders holding not less than ninety percent (90%) of the issued and outstanding Shares of the Company (voting together as a single class and on an as-converted to Common Shares basis), inclusive of the Common Shares and Series A Shares delivered pursuant to the Company Stockholder Consent (the “Closing Threshold”) have delivered consents, irrevocably approving the Merger and the Other Transactions and adopting this Agreement and waiving any applicable notice provisions or appraisal rights in accordance with the DGCL, the Governing Documents and the Stockholders Agreements.

(e)If the Company has not delivered duly executed consents of Stockholders constituting the Closing Threshold to Purchaser at least five (5) Business Days prior to Closing, the holders of not less than a majority of the outstanding Series A Shares shall invoke and exercise the “Bring Along Right” right and waiver of appraisal rights set forth in Section 5 of the Voting Agreement (the “Drag Along Right”).

Section 5.14    Pre-Closing Covenants. During the Pre-Closing Period, each of the Parties will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions as soon as practicable. During the Pre-Closing Period, none of the Parties will intentionally perform any act that, if performed, or intentionally omit to perform any act that, if omitted to be performed, would prevent or excuse the performance of this Agreement by any Party or that would result in any representation or warranty herein contained of such Party being untrue in any material respect as if originally made on and as of the Closing Date.

Section 5.15    Inspection of Records. Purchaser will cause each member of the Company Group to make its books and records (including work papers in the possession of its accountants) available for inspection (and permit extracts or copies thereof to be made) by Representative, or by its representatives, for reasonable business purposes upon reasonable prior notice at all reasonable times during normal business hours, for a seven (7) year period from and after the Closing Date, with respect to all transactions of any member of the Company Group occurring prior to or relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of any member of the Company Group; provided that Purchaser and its representatives shall not be required to make available the books and records to any member of the Company Group or the Representative if the Representative, the Equityholders, or any of their Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, are adverse parties in any Proceeding to which the Books and Records relate.

Section 5.16    Transaction Litigation. In the event that any action or Proceeding relating to the Merger or the Other Transactions contemplated hereby is brought or threatened against any member of the Company Group or any of its directors or officers, the Company shall promptly notify in writing Purchaser of such Proceeding or threatened Proceeding and shall keep Purchaser informed on a reasonably current basis with respect to the status thereof. Subject to applicable Law, the Company shall give Purchaser the opportunity, at Purchaser’s cost and expense, to participate in the defense or settlement of any such Proceeding, and no such settlement in respect thereof shall be agreed to without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed).

Section 5.17    Further Assurances. The Parties will execute such further documents, and perform such further acts, as may be necessary to comply with the terms of this Agreement and consummate the Transactions.

Section 5.18    Non-Recourse. No claim will be brought or maintained by Purchaser or any of its officers, directors, members, partners or Affiliates or any of their respective successors or permitted assigns against any present or future equityholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any Party which is not otherwise expressly identified as a Party except in the case of fraud, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder except in the case of fraud. For the avoidance of doubt, this Section 5.18 shall not apply to Article VIII, which shall be enforceable by the Representative against the Equityholders.

Section 5.19    Debt Financing.

(a)Each of Purchaser and Merger Sub shall, and shall use reasonable best efforts to cause their representatives and controlled Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including the “flex” provisions of the Fee Letters) as promptly as practicable after the date hereof, including, but not limited to, using reasonable best efforts with respect to:

(i)maintaining in effect the Debt Commitment Letter in accordance with its terms;

(ii)negotiating and entering into definitive agreements with respect to the Debt Financing consistent with the terms and conditions contemplated by the Debt Commitment Letter (including, if required, the “flex” provisions contained in the Fee Letters) or on other terms that (1) are acceptable to Purchaser and Merger Sub in their sole discretion, (2) would not adversely impact the right or ability of the Purchaser and Merger Sub to enforce the Debt Commitment Letter and (3) would not reasonably be expected to (A) make the timely funding of the Debt Financing, or the timely satisfaction of the conditions to obtaining the Debt Financing, less likely to occur in any respect or (B) otherwise delay or adversely affect the ability of Purchaser and Merger Sub to consummate the transaction contemplated hereby as promptly as practicable following the date hereof but, in any event, no later than the Closing Date;

(iii)satisfying on a timely basis (but, in any event, no later than the Closing Date) all conditions within its control in the Debt Commitment Letter and the definitive agreements relating to the Debt Financing, including the payment of any commitment, engagement, or placement fees required as a condition to the Debt Financing;

(iv)complying with its obligations under the Debt Commitment Letter;

(v)in the event that all conditions contained in the Debt Commitment Letter (other than those conditions that by their nature are to be satisfied or waived at the Closing) have been satisfied or waived, enforcing its rights under the Debt Commitment Letter (including by promptly commencing a litigation proceeding or other Proceeding against any breaching lender or other financial institution to compel such breaching party to provide its portion of the Debt Financing or otherwise comply with its obligations under the Debt Commitment Letter or the relevant definitive agreement); and

(vi)consummating the Debt Financing at or prior to the date that the Closing is required to be effected in accordance with Section 2.5 (Purchaser and Merger Sub acknowledge and agree that it is not a condition to Closing under this Agreement, nor the consummation of the Merger, for Purchaser and Merger Sub to obtain the Debt Financing).

(b)Without limiting the foregoing, in the event that all conditions contained in the Debt Commitment Letter (other than those conditions that by their nature are to be satisfied or waived at the Closing) have been satisfied or waived, Purchaser shall use its reasonable best efforts (i) to cause the Debt Financing Sources to fund the Debt Financing required to consummate the transactions contemplated by this Agreement and (ii) to pay related fees and expenses on the Closing Date. Purchaser shall not, without the prior written consent of the Company: (A) permit any amendment, restatement, amendment and restatement, alteration, replacement, supplement, modification, waiver, consent or remedy under, the Debt Commitment Letter or any related Fee Letters if such amendment, restatement, amendment and restatement, alteration, replacement, supplement, modification, waiver, consent or remedy (w) adds new (or expands or otherwise modifies in any manner adverse to the interests of the Company or the Seller Group any existing) conditions to the consummation of the Debt Financing, or otherwise amends or modifies in any manner adverse to the interests of the Company or the Seller Group, in each case, as compared to those in the Debt Commitment Letter or any Fee Letters as of the date hereof, (x) reduces the amount or value of the Debt Financing available to Purchaser or Merger Sub on the Closing Date to an amount such that Purchaser and Merger Sub will have funds that are less than the Applicable Amount (including by changing the amount of fees to be paid or original issue discount of the Debt Financing as compared to such fees and original issue discount contemplated by the Debt Commitment Letter and Fee Letters in effect on the date hereof unless the Debt Financing is increased by such amount), (y) adversely affects the ability of Purchaser to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements relating to the Debt Financing as so amended, replaced, supplemented or otherwise modified, relative to the ability of Purchaser to enforce its rights against such other parties to the Debt Commitment Letter as in effect on the date hereof or in the relevant definitive agreements or (z) could reasonably be expected to prevent, impair, impede or delay the consummation of the Merger and the Other Transactions contemplated by this Agreement; or (B) terminate the Debt Commitment Letter. Purchaser shall promptly deliver to the Company true, correct and complete copies of any such amendment, replacement, supplement or other modification or waiver of the Debt Commitment Letter or any Fee Letters (redacted only as to the amount of fees, pricing “flex” and other economic terms therein (none of which (x) subject the funding of the Debt Financing to any additional conditions precedent or other contingencies, (y) could reduce the total amount of the Debt Financing available to Purchaser or Merger Sub on the Closing Date (other than customary OID flex) to an amount such that Purchaser and Merger Sub will have funds that are less than the Applicable Amount or (z) could otherwise affect the availability of the Debt Financing on the Closing Date)).

(c)In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Purchaser shall (i) use its reasonable best efforts to obtain as promptly as possible alternative debt financing on terms and conditions not less favorable in any material respect when taken as a whole to Purchaser than the terms and conditions described in the Debt Commitment Letter (after giving effect to the “flex” provisions of the Fee Letters) (in an amount such that, when taken together with cash on hand at the Closing Date, Purchaser and Merger Sub will have funds that are not less than the Applicable Amount) from the same or other sources that does not include any new (or adversely modify or expand any existing) conditions to the consummation of such alternative debt financing as compared to those in the Debt Commitment Letter or any Fee Letter as of the date hereof (including the flex conditions and provisions) and (ii) promptly notify the Company of such unavailability and the reason therefor; provided that in no event shall Purchaser and Merger Sub be obligated to accept or pursue any such alternative financing if it is materially less favorable, taken as a whole, to Purchaser than the Debt Financing contemplated by the Debt Commitment Letter and the Fee Letters. If any alternative financing is required in accordance with the immediately preceding sentence, Purchaser shall provide the Company with true, correct and complete copies of, any new financing commitment that provides for such alternative financing and any related fee letters, and Purchaser shall comply with the covenants in this Section 5.19(c) with respect to such new financing commitment (as if such financing commitment were the Debt Commitment Letter). For the purposes of this Agreement, the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing contemplated hereby (and any Debt Commitment Letter remaining in effect at the time in question).

(d)Purchaser shall provide the Company with prompt oral and written notice of (i) any breach or default by any party to the Debt Commitment Letter or the definitive agreements relating to the Debt Financing, any event or circumstance that would reasonably be expected to make (alone or together with the other circumstances or developments) a condition precedent to the Debt Financing unable to be satisfied or any purported termination or repudiation of the Debt Commitment Letter or the definitive agreement relating to the Debt Financing, in each case, of which Purchaser becomes aware, (ii) the receipt of any written notice or other written communication from any Debt Financing Source with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or the applicable definitive agreements of any provision thereof or (B) dispute or disagreement between or among any parties to any of the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing Date and (iii) if at any time for any reason all or any portion of the Debt Financing would reasonably be expected not to be timely obtained by the Purchaser on the terms and conditions in, and in the manner or from the sources contemplated by, any of the Debt Financing. Purchaser shall keep the Company fully informed on a reasonably current basis, and promptly upon the Company’s request, of the status of its efforts to consummate the Debt Financing. Purchaser shall, at the Company’s request, provide to the Company copies of all agreements and other documents relating to the Debt Financing. As soon as reasonably practicable, but in any event within three (3) Business Days following the date the Company delivers to Purchaser a written request therefor, Purchaser and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in this paragraph. Notwithstanding the foregoing, compliance by Purchaser with this Section 5.19 shall not relieve Purchaser of its obligation to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available. Notwithstanding anything to the contrary contained herein, in no event shall Purchaser and Merger Sub be required pursuant to this Agreement to pay any material additional fees or to increase materially any interest rates or original issue discounts applicable to the Debt Financing, except as expressly required pursuant to the Debt Commitment Letter as in effect on the date hereof (including the “flex” provisions of any Fee Letter).

(e)From the date of this Agreement until the Closing (or the earlier termination of this Agreement pursuant to its terms), subject to the limitations set forth in this Section 5.19, the Company shall (x) provide to Purchaser and Merger Sub the Required Information and (y) use its reasonable best efforts to provide to Purchaser and Merger Sub such cooperation as may be reasonably requested by Purchaser in connection with the financing of a portion of the Initial Merger Consideration pursuant to the Debt Commitment Letter in the amount set forth therein from the Debt Financing Sources (the “Debt Financing”). Such cooperation by the Company shall include, at the reasonable request of Purchaser, using its reasonable best efforts (in each case, to the extent applicable with respect to the Debt Financing and only to the extent customarily needed for financings of the type contemplated by the Debt Commitment Letter) to:

(i)furnish, or cause to be furnished, to Purchaser such pertinent financial and other information about the business, operations and management of the Company and its Subsidiaries, as may be reasonably requested by Purchaser and reasonably available to the Company, that is reasonably necessary and customarily provided in connection with the marketing of the Debt Financing,

(ii)cause the Company’s and its Subsidiaries’ management teams to participate in the negotiation of definitive documentation for the Debt Financing as reasonably requested by Purchaser and Merger Sub and a reasonable number of lender presentations, due diligence sessions, drafting sessions and meetings with prospective lenders and ratings agencies, in each case, upon reasonable advance notice and at mutually agreed times,

(iii)provide reasonable assistance to Purchaser in its preparation of appropriate and customary materials for ratings agency presentations and the marketing materials of a type customarily used for the Debt Financing (including delivery of customary authorization letters),

(iv)to the extent not prohibited or restricted under applicable Law or any contract, facilitate the preparation of documents and other items needed to facilitate the pledging of collateral in connection with the Debt Financing, including assistance with negotiating any customary pledge and security documents, currency or interest hedging arrangements or other customary definitive financing documents, in each case, as reasonably requested by Purchaser and Merger Sub and making any required delivery of physical collateral at or after the Closing as contemplated by the definitive documents of the Debt Financing (it being understood and agreed that no such pledge shall be effective until the Effective Time),

(v)requesting that the administrative agent or collateral agent under the Existing Credit Agreement provide payoff letters, lien terminations and instruments of discharge and termination on the Closing Date of all Payoff Indebtedness, and

(vi)provide information required to Purchaser and Merger Sub to prepare customary pro forma financial information and financial statements and customary projections required to be delivered pursuant to the Debt Commitment Letter (provided that the Company and its Subsidiaries shall have no obligation to prepare or provide any pro forma financial statements or projections), and provide all documentation and other information about the Company as is reasonably requested in writing by the Debt Financing Sources at least ten (10) Business Days prior to the Closing Date with respect to applicable “know your customer”, anti-money launder and beneficial ownership rules and regulations, including without limitation the USA PATRIOT Act, in each case to the extent necessary to satisfy a condition precedent for the Debt Financing as set forth in the Debt Commitment Letter.

Notwithstanding the foregoing, (I) nothing shall require such cooperation as described in this Section 5.19 to the extent it would, in the Company’s judgment, interfere with the business or operations of the Company or its Subsidiaries and (II) the Company and its Subsidiaries shall not be required to (1) waive or amend any terms of this Agreement or cause or result in a breach or violation of any Transaction Document or any other contract, (2) take any action or execute any document, certificate or agreement that is not contingent upon the Closing, (3) take any action (including any board approvals) in connection with the Debt Financing that is not subject to the occurrence of Closing, (4) provide any legal opinion or other opinion of counsel, or any information that would, in its good faith opinion, result in a violation of Law or loss of attorney-client privilege or contravene any applicable Law or contract, (5) prior to Closing, be an issuer, guarantor or other obligor with respect to the Debt Financing, (6) prior to Closing, have any liability or obligation under any agreement or any document related to the Debt Financing, (7) prior to Closing, be required to incur any other liability in connection with the financing contemplated by the Debt Financing, (8) be required to take any action that would conflict with, violate or result in a breach of or default under any organizational documents of the Company or any of its Affiliates, any contract or any Law, (9) be required to take any action that could subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability or (10) be required to cause any director or manager of the Company or any of its Affiliates to pass resolutions or consents to approve or authorize the execution of the Debt Financing (unless (x) subject to the occurrence of Closing and (y) such director or manager remains a director or officer of the Company after Closing). All non-public or other confidential information provided by the Company or any of its representatives pursuant to this Section 5.19 shall be kept confidential in accordance with the Confidentiality Agreement. None of the Company or any of its Subsidiaries shall be required to bear any cost or expense, pay any commitment or other similar fee or make any other payment or incur or take any action that would subject it to any other liability in connection with the Debt Financing prior to the Effective Time or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing matters described in this Section 5.19. Purchaser shall promptly, upon the request of the Company, reimburse the Company for its reasonable and documented out-of-pocket fees and expenses incurred pursuant to this Section 5.19 and shall indemnify and hold harmless the Company, its Subsidiaries and their representatives from and against any and all losses, Taxes, deficiencies, claims, interest, awards, judgments, penalties, liabilities, damages, costs, expenses (including documented and reasonable out-of-pocket fees and expenses incurred in investigating, preparing or defending the foregoing) and other losses incurred or suffered by them in connection with the Debt Financing, any information utilized in connection therewith or any actions taken and information delivered pursuant to this Section 5.19. None of the Company, its Subsidiaries or their respective representatives shall have any liability to Purchaser in respect of any financial information or data or other information provided pursuant to this Section 5.19 and notwithstanding anything in this paragraph, in no event shall the Company be in breach of this Section 5.19 because of its failure to deliver any financial or other information that is not currently readily prepared in the ordinary course of business at the time requested by the Purchaser or for the failure to obtain review of any financial or other information by its accountants. Purchaser acknowledges and agrees that, notwithstanding Company’s obligations under this Section 5.19, neither the obtaining of the Debt Financing, or any alternative financing, nor the completion of any issuance of debt or securities contemplated by the Debt Financing, or any alternative financing, is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement, irrespective and independently of the availability of the Debt Financing, or any alternative financing or the completion of any such issuance, subject, in each case, to the satisfaction of the conditions set forth in Article VI. The Company’s obligations under this Section 5.19 are the sole obligations of the Company with respect to the Debt Financing and no other provision of this Agreement will be deemed to expand or modify such obligation.

Section 5.20    Section 280G. As soon as practicable following the date hereof, the Company shall prepare and deliver to Purchaser its calculation of the Potential 280G Benefits. For purposes hereof, “Potential 280G Benefits” shall mean any potential payments or benefits which will or may be made or provided to any individual who, with respect to the Company, is a “disqualified individual” (as such term is defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement which could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).To the extent that any “disqualified individual” with respect to the Company or any of its Affiliates (within the meaning of Section 280G(d)(5) of the Code and the regulations thereunder) would receive any payment or benefit that would reasonably be expected to constitute “excess parachute payments” (within the meaning of Section 280G(b) of the Code and the regulations thereunder), then, the Company shall (i) no later than five (5) Business Days prior to the Closing, obtain from each such “disqualified individual” a waiver (the “Parachute Payment Waiver”) of such disqualified individual’s right to some or all of such payment or benefit (the “Waived 280G Benefits”) so that any remaining payment and/or benefit shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), and (ii) no later than three (3) Business Days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (i), solicit, and use commercially reasonable efforts to secure, the approval of the Stockholders entitled to vote on such matters (along with adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. The Company shall provide drafts of any such waivers and disclosure and approval materials to Purchaser for its review and approval (which approval will not be unreasonably withheld, conditioned or delayed) no later than five (5) Business Days prior to soliciting any such waivers and soliciting such approval. If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits shall not be made or provided. To the extent applicable, prior to the Closing, the Company shall deliver to Purchaser evidence reasonably acceptable to Purchaser that a vote of the Stockholders was solicited in accordance with the foregoing provisions of this Section 5.20 and that either (A) the requisite number of votes of the Stockholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (B) the 280G Approval was not obtained, and, as a result, no Waived 280G Benefits shall be made or provided.

Section 5.21    Promised Option Release. Prior to the Closing, the Company shall use commercially reasonable efforts to cause each individual identified on Schedule 2.6(c) to execute a Promised Option Release. Immediately prior to the Closing, the Company shall take the actions set forth on Schedule 5.21.

Section 5.22    Intellectual Property Remediation. Upon the request of Purchaser with respect to any item of Registered Intellectual Property owned (or purported to be owned) by the Company Group, the Company shall, or shall cause the other members of the Company Group to, between the date hereof and the Closing, use all commercially reasonable efforts to correct the deficiencies in the title to any such Registered Intellectual Property set forth on Schedule 5.22, which actions may include the filing of inventor assignments or transfers of ownership from predecessor entities and the releasing of Liens.

Section 5.23    Termination of Employees. Prior to the Closing but only after satisfaction of the condition set forth in Section 6.3(c), the Company shall take all necessary and appropriate actions to provide each Terminated Employee with timely prior written notice of the termination of the Terminated Employee’s employment with the Company and its Affiliates, such termination to be subject to the Closing and effective immediately following the Closing. The Company shall not effect the termination of such Terminated Employees until immediately following the Closing.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1    Conditions to the Company’s Obligations. The obligation of the Company to consummate the Transactions contemplated by this Agreement is subject to the fulfillment or, at the election of the Company, waiver, of all of the following conditions on the Closing Date:

(a)(i) All Fundamental Representations of Purchaser shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date; and (ii) all other representations and warranties shall be true and correct (in each case, without taking into account any “Material Adverse Effect” or other materiality qualifications) as of the date of this Agreement and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date or range of dates, in which case the same only need to be so true and correct as of the specified date or range of dates, except where such failure would not have a Purchaser Material Adverse Effect); and

(b)all obligations of Purchaser and Merger Sub to be performed hereunder through and including the Closing Date will have been fully performed or complied with in all material respects.

Section 6.2    Conditions to Purchaser’s and Merger Sub’s Obligations. The obligation of Purchaser and Merger Sub to consummate the Transactions is subject to the fulfillment (or, at the election of Purchaser, waiver) of all of the following conditions on the Closing Date:

(a)(i) all Fundamental Representations of the Company (taking into account any update to Section 3.5(a) of the Disclosure Schedules) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date; and (ii) all other representations and warranties of the Company set forth in Article III will each be true and correct (in each case, without taking into account any “Material Adverse Effect” or other materiality qualifications) as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except: (A) to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on such date or during the range of dates so specified); and (B) where the failure of such other representations or warranties of the Company set forth in Article III to be true and correct, as of such dates, would not have a Material Adverse Effect;

(b)all obligations of the Company to be performed hereunder through and including the Closing Date will have been fully performed or complied with in all material respects; provided, however, that for purposes of this Section 6.2(b) only, the obligations set forth in Section 5.19(e) shall be considered not fulfilled only if the Company or any Affiliate of the Company is in material breach of such obligations and such material breach is the proximate cause of the Purchaser’s failure to obtain the Debt Financing (or any alternative financing);

(c)the Company shall have delivered the Consent and Support Agreements signed by the Closing Threshold, or invoked the Drag Along Right in lieu thereof; and

(d)since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect with respect to the Company.

Section 6.3    Joint Conditions to the Parties’ Obligations. The obligations of the Parties to consummate the Transactions are subject to the fulfillment of all of the following conditions on or prior to the Closing Date:

(a)no Law will have been enacted or promulgated by any Governmental Authority that prohibits the consummation of the Transactions;

(b)there will be no final and non-appealable Order of a court of competent jurisdiction in effect precluding consummation of the Transactions; and

(c)all applicable waiting periods under the HSR Act and any other applicable Antitrust Laws shall have expired or have been terminated.

ARTICLE VII
TAX MATTERS

Section 7.1    Transfer Taxes. All Transfer Taxes shall be borne fifty percent (50%) by the Equityholders and fifty percent (50%) by Purchaser, regardless of the Person liable for such obligations under applicable law or the Person making payment to the applicable Governmental Authority or other third party. The Equityholders and Purchaser shall cooperate with each other and use their commercially reasonable efforts to minimize the amount of such Transfer Taxes. The Person(s) required to do so by applicable Law will timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes.

Section 7.2    Tax Refunds. The Equityholders will be entitled to any Tax refunds or overpayments that are received by Purchaser or any member of the Company Group in a taxable period beginning after the Closing Date or the post-Closing portion of any Straddle Period in respect of any Taxes paid by the Company Group in a taxable period ending on or before the Closing Date (“Pre-Closing Tax Periods”) or the pre-Closing portion of any Straddle Period, except to the extent such Tax refund is attributable to a prepayment that reduced the Pre-Closing Tax Amount included in Indebtedness at the time the Merger Consideration was finally determined pursuant to Sections 2.7 and 2.8 and, for the avoidance of doubt, such amounts payable to the Equityholders shall not be subject to any other offset or payment cap set forth herein, including Section 2.7(e). Purchaser will cause each member of the Company Group to make all filings and take all actions necessary to secure such refunds or overpayments on a timely basis and will pay such refunds or overpayments to Equityholders, in the same manner as the Remaining Escrow Amount or Equityholder Adjustment Amount. Such refunds or overpayments, if any, will be distributed to Equityholders pursuant to Section 2.7 within fifteen (15) days after the actual receipt of such refund or overpayment. The Purchaser agrees to cause any overpayment of Tax of the Company Group for a Pre-Closing Tax Period that is required to be paid to the Equityholders under this Section 7.2 to be claimed as a cash refund and not as a credit against future Tax on any applicable Tax Return or claim for a Tax refund.

Section 7.3    Cooperation. Purchaser, each member of the Company Group and Representative will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Return or claim for refund and any Proceeding with respect to Taxes or Tax Returns of any member of the Company Group. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Proceeding, including, without limitation, copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any and all Tax sharing agreements or other similar agreements (whether written or not) with respect to or involving any member of the Company

Group and one or more third-parties shall be terminated as of the Closing Date and after the Closing Date, no member of the Company Group shall be bound thereby or have any liability thereunder.

Section 7.4    Negative Tax Covenant. Purchaser and its Subsidiaries and Affiliates shall not amend any previously filed Tax Returns of the Company Group for a Pre-Closing Tax Period, file Tax Returns for the Company for a Pre-Closing Tax Period or Straddle Period in a jurisdiction where the Company Group has not historically filed Tax Returns, take any Tax position that is inconsistent with the past practices of the Company Group, initiate discussions or examinations with Tax authorities regarding Taxes of the Company Group with respect to any Pre-Closing Tax Period or Straddle Period, make any voluntary disclosures to any Tax authority with respect to Taxes of the Company Group for Pre-Closing Tax Periods or Straddle Periods, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, in each case, to the extent such action would reasonably be expected to (i) decrease the amount of any Tax asset included in clause (II) of the definition of the Pre-Closing Tax Amount, (ii) decrease any amount payable pursuant to Section 7.2, (iii) increase any amount payable pursuant to Section 7.1 or (iv) increase the amount of Taxes included in clause (I) of the definition of the Pre-Closing Tax Amount.

Section 7.5    Straddle Period Taxes. The portion of Taxes (or refunds thereof) for a Straddle Period that relate to the Pre-Closing Tax Period shall be calculated (a) with respect to Taxes other than property or similar ad valorem Taxes, as though the taxable period of the Company terminated as of the close of the Closing Date; and (b) with respect to property and similar ad valorem Taxes, the portion of the Tax for the Pre-Closing Tax Period shall be equal to the amount of Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days from the beginning of the Straddle Period through (and including) the Closing Date and the denominator of which is the total number of days in the Straddle Period.
ARTICLE VIII
REPRESENTATIVE

Section 8.1    Appointment of Representative. By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Equityholder, on behalf of himself, herself or itself and such Equityholder’s successors and permitted assigns, hereby irrevocably constitutes and appoints Representative as representative, attorney-in-fact and agent for such Equityholder and such Equityholder’s successors and permitted assigns for all purposes in connection with the execution and performance of this Agreement and the agreements ancillary hereto. This power is irrevocable and coupled with an interest, and will not be affected by the death, incapacity, illness, dissolution or other inability to act of any Equityholder or such Equityholder’s successors or permitted assigns.

Section 8.2    Authority of Representative. Without limiting the authority granted in Section 8.1, each Equityholder, on behalf of himself, herself or itself and such Equityholder’s successors and permitted assigns, hereby irrevocably grants Representative full power and authority: (a) to execute and deliver, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, and to accept delivery of, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, such documents as may be deemed by Representative, in its sole discretion, to be appropriate to consummate this Agreement; (b) to make decisions on behalf of Equityholders and their respective successors and permitted assigns with respect to the Transactions, the Other Transactions, and matters contemplated under this Agreement or any other Transaction Document, including adjustments to the Merger Consideration pursuant to Section 2.7; (c) to (i) dispute or refrain from disputing, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any claim made by Purchaser or any other Person under this Agreement; (ii) negotiate and compromise, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (iii) execute, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any settlement agreement, release or other document with respect to such dispute or remedy; (d) to give or agree to, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any and all consents, waivers, amendments or modifications, deemed by Representative, in its sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith; (e) to enforce, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any claim against Purchaser arising under this Agreement; (f) to engage attorneys, accountants and other agents at the expense of Equityholders and their respective successors and permitted assigns in connection with in connection with any claim arising under this Agreement; (g) to receive the Representative Expense Amount as a fund (the “Representative Expense Fund”) for the payment of all costs and expenses incurred by or on behalf of Representative in its capacity as such in connection with any dispute or claim under this Agreement; provided, however, that Representative’s retention of any amounts in the Representative Expense Fund will not be used as evidence that Equityholders have any obligation hereunder; (h) to amend this Agreement (other than this Section 8.2) or any of the instruments to be delivered to Purchaser by such Equityholder pursuant to this Agreement; and (i) to give such instructions and to take such action or refrain from taking such action, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, as Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement, including the exercise of all rights granted to Equityholder and such Equityholder’s successors and permitted assigns under this Agreement or any other Transaction Document.

Section 8.3    Reliance. Each Equityholder, on behalf of himself, herself or itself and Equityholder’s successors and permitted assigns, hereby agrees to the following:

(a)In all matters in which action by Representative is required or permitted, Representative is authorized to act on behalf of such Equityholder, on behalf of himself, herself or itself and such Equityholder’s successors and permitted assigns, notwithstanding any dispute or disagreement among Equityholders or their respective successors or permitted assigns or between any Equityholder or any Equityholder’s successors and permitted assigns and Representative, and Purchaser and Merger Sub will be entitled to rely on any and all action taken by Representative under this Agreement without any liability to, or obligation to inquire of, any Equityholder or any Equityholder’s successors and permitted assigns, notwithstanding any knowledge on the part of Purchaser of any such dispute or disagreement. Purchaser, Merger Sub and Surviving Corporation will be fully protected in dealing with Representative under this Agreement (or any other Transaction Document) and may rely upon the authority of Representative to act on behalf of each Equityholder.

(b)After the Closing, notice to Representative, delivered in the manner provided in Section 10.3, will be deemed to be notice to all Equityholders and their respective successors and permitted assigns for purposes of this Agreement.

(c)The power and authority of Representative, as described in this Agreement, will continue in force until all rights and obligations of Equityholders and their respective successors and permitted assigns under this Agreement terminate, expire or are fully performed.

(d)A majority-in-interest of Equityholders and their respective successors and permitted assigns will have the right, exercisable from time to time upon written notice delivered to Representative and Purchaser, to remove Representative, with or without cause, and to appoint an Equityholder (or, in the case of an Equityholder that is a corporation, partnership, limited liability company, or trust, an officer, manager, employee, or partner of such Equityholder) to fill a vacancy caused by the death, resignation or removal of Representative.

(e)If Representative resigns or is removed or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor is appointed pursuant to this Section 8.3 within thirty (30) days, then Purchaser will have the right to appoint an Equityholder or a successor or permitted assign thereof to act as Representative to serve as described in this Agreement.

Section 8.4    Actions by Equityholders. Each Equityholder, on behalf of himself, herself or itself and such Equityholder’s successors and permitted assigns, agrees that, notwithstanding the foregoing, at the request of Purchaser, such Equityholder and such Equityholder’s successors and permitted assigns will take all actions necessary or appropriate to consummate the Transactions (including delivery of such Equityholder’s Shares and acceptance of the Merger Consideration therefor) individually on such Equityholder’s own behalf and on behalf of such Equityholder’s successors and permitted assigns, and to deliver any other documents required of Equityholders and their respective successors and permitted assigns pursuant to the terms hereof.

Section 8.5    Indemnification of Representative. The Representative will incur no liability of any kind with respect to any action or omission by the Representative in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Representative’s gross negligence or willful misconduct. The Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Equityholders shall indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable, documented, out-of-pocket fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Equityholders, any such Representative Losses may be recovered by the Representative from (i) the funds in the Representative Expense Fund and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Equityholders; provided, that while this section allows the Representative to be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at Law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

Section 8.6    Representative Expense Fund. The Representative Expense Fund will be used for the purposes of paying directly, or reimbursing the Representative for, any third-party expenses pursuant to this Agreement and the agreements ancillary hereto. The Equityholders will not receive any interest or earnings on the Representative Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver any remaining balance of the Representative Expense Fund to the Paying Agent for further distribution to the Equityholders. For tax purposes, the Representative Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.

ARTICLE IX
TERMINATION

Section 9.1    General. The Parties will have the rights and remedies with respect to the termination or enforcement of this Agreement that are set forth in this Article IX.

Section 9.2    Right to Terminate. This Agreement and the Transactions may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 10.3:

(a)by the mutual written consent of Purchaser and the Company;

(b)by either Purchaser or the Company if the Closing has not occurred at or before 11:59 p.m. Mountain time on May 8, 2019 the “Outside Termination Date”; provided, however, that the right to terminate this Agreement under this Section 9.2(b) will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to such date; provided, further, that, (i) to the extent the Government Shutdown prevents the occurrence of the condition set forth in Section 6.3(c) prior to the Outside Termination Date and (ii) there is a “Request for Additional Information” from the U.S. Federal Trade Commission or the U.S. Department of Justice in connection with the parties’ submissions under the HSR Act prior to the Outside Termination Date, the Outside Termination Date shall be extended to 11:59 p.m. Mountain time on June 7, 2019;

(c)by Purchaser in the event of any breach by the Company of the Company’s agreements, covenants, representations or warranties contained herein, in a manner that would prevent, the satisfaction of the conditions to Closing set forth in Section 6.2 and such breach has not been cured within thirty (30) days after receipt of written notice from Purchaser setting forth in reasonable detail the basis for the breach and requesting such breach to be cured; provided, that Purchaser shall not be entitled to terminate the Agreement pursuant to this Section 9.2(c) if the failure of the Closing to be consummated by such date is caused by Purchaser’s or Merger Sub’s breach of any of its obligations under the Agreement.

(d)by the Company in the event of any breach by Purchaser or Merger Sub of any of their respective agreements, covenants, representations or warranties contained herein in a manner that would prevent the satisfaction of the conditions to Closing set forth in Section 6.1 and such breach has not been cured within thirty (30) days after receipt of notice from the Company requesting such breach to be cured provided, that the Company shall not be entitled to terminate the Agreement pursuant to this Section 9.2(d)

if the failure of the Closing to be consummated by such date is caused by the Company’s breach of any of its obligations under the Agreement; or

(e)by Purchaser or the Company if (i) there is then in effect a final, non-appealable Order of a court of competent jurisdiction in effect precluding consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 9.2(e)(i) will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the Order; or (ii) any Law has been enacted or promulgated by any Governmental Authority that prohibits the consummation of the Transactions; and

(f)by Purchaser if, within twenty-four (24) hours after the execution and delivery of this Agreement, a copy of the Company Stockholder Consent shall not have been delivered to Purchaser.

Section 9.3    Remedies Upon Termination. If this Agreement is validly terminated pursuant to Section 9.2, then each of the Parties will be relieved of their respective duties and obligations under this Agreement to the extent that such duties and obligations would otherwise arise after the date of such termination, except as set forth in Section 9.4, and no Party will have any claim against any other Party, unless the circumstances giving rise to the termination of this Agreement were caused by a Party’s willful breach of a material representation, warranty, agreement or covenant set forth in this Agreement or fraud, in which event termination of this Agreement will not be deemed or construed as limiting or denying any legal or equitable right or remedy of the non-breaching Party. If following the termination of this Agreement any Proceeding is commenced by any Party to pursue any legal or equitable right or remedy against any other Party whose willful breach of a material representation, warranty, agreement or covenant herein or fraud results in the termination of this Agreement, then all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such Proceeding will be reimbursed by the losing party; provided that, if a party to such Proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such Proceeding will award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

Section 9.4    Certain Other Effects of Termination. In the event of the termination of this Agreement by either the Company or Purchaser as provided in Section 9.2:

(a)each Party, if so requested by any other Party, will return promptly all documents furnished to it by such other Party (or any Subsidiary, division, associate or Affiliate of such other Party) in connection with the Transactions, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) that may have been made, and will use commercially reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; and

(b)the Confidentiality Agreement will survive termination of this Agreement and will remain in full force and effect in accordance with Section 5.7.

ARTICLE X
MISCELLANEOUS

Section 10.1    Transaction Expenses. Except as otherwise provided herein and whether or not the transactions that are the subject of this Agreement are consummated, each Party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this

Agreement and the transactions contemplated hereby, including any such costs and expenses incurred by any Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants); provided, however, that (a) all costs and expenses of the Paying Agent and the Escrow Agent shall be shared equally by Purchaser and the Company; (b) all filing fees in connection with filings made pursuant to the HSR Act and any other applicable Antitrust Laws shall be shared equally by Purchaser and the Company; (c) all costs associated with obtaining the directors’ and officers’ liability insurance policy (including any premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines taxes and fees) pursuant to Section 5.9(b) shall be shared equally by Purchaser and the Company; (d) any premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines taxes and fees, associated with Purchaser obtaining a representations and warranties insurance policy (but excluding, for the avoidance of doubt, any retention or deductible amounts), shall be shared equally by Purchaser and the Company; and (e) all costs and expenses of the Representative shall be the obligation of the Equityholders; provided, further, that notwithstanding anything to the contrary contained herein, it is understood and agreed that if the Closing is consummated all Transaction Expenses will be borne by the Equityholders by virtue of the reduction in Merger Consideration as provided in the definition thereof or by virtue of an adjustment pursuant to Section 2.7.

Section 10.2    Publicity. At any time prior to the Closing, except as otherwise required by Law or applicable securities exchange rules, press releases and other public announcements concerning the Transactions will be made only with the prior agreement of the Company and Purchaser (and in any event, the Parties will use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity prior to the Closing). Notwithstanding anything else to the contrary contained herein, nothing shall prevent a Stockholder that is a venture capital or private equity fund (or its representatives), from communicating to its current or potential investors the existence and terms of this Agreement, including the amount of the Merger Consideration, the Escrow Fund or the Representative Expense Fund, but only to the extent (a) such communications to current or potential investors (i) relate to the economic returns on investment, (ii) are permitted under the terms of such Stockholder’s governing fund documents in effect as of the date of this Agreement and (iii) are made in connection with such Stockholder’s or its representative’s fundraising and reporting activities (on such Stockholder’s behalf) required as part of its ordinary course of business and consistent with past practices and (b) such current or potential investors are subject to obligations of confidentiality.

Section 10.3    Notices. All notices required or permitted to be given hereunder will be in writing and may be delivered by hand, by facsimile, by electronic transmission in .PDF format or similar format, by nationally recognized private courier, or by United States mail. Notices delivered by mail will be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand will be deemed delivered when actually delivered. Notices given by nationally recognized private courier will be deemed delivered on the date delivery is promised by the courier. Notices given by facsimile or by electronic transmission with a confirmation of transmission by the transmitting equipment will be deemed given on the first Business Day following transmission; provided, however, that a notice delivered by facsimile or electronic transmission that has not been confirmed or acknowledged (including any response to such transmission) by recipient will only be effective if such notice is also delivered by hand, deposited in the United States mail, postage prepaid, registered or certified mail, or given by nationally recognized private courier on or before two (2) Business Days after its delivery by facsimile or electronic transmission. All notices will be addressed as follows:

(a)if to Purchaser or Merger Sub, then to Carbonite, Inc., Two Avenue de Lafayette, Boston, Massachusetts 02111 Attention: Danielle Sheer, Fax: (617) 426-1709, Email: legal@carbonite.com (with a copy (which will not constitute notice) to Skadden, Arps, Slate, Meagher & Flom LLP, 500 Boylston Street, Boston, Massachusetts 02116; 920 N. King Street, Wilmington, Delaware 19801 Attention: Graham Robinson; Faiz Ahmad Fax: (617) 305-4850; (302) 434-3045, Email: graham.robinson@skadden.com; faiz.ahmad@skadden.com).

(b)if to the Company, then to Webroot Inc., 385 Interlocken Crescent, Suite 800, Broomfield, Colorado 80021, Attention: John Post, Email: paralegal@webroot.com (with a copy (which will not constitute notice) to Goodwin Procter LLP, Three Embarcadero Center, San Francisco, CA 94111: Scott B. Joachim and Alessandra Simons Fax: (650) 853-1038 Email: Sjoachim@goodwinlaw.com; ASimons@goodwinlaw.com);

(c)if to Representative, then to Shareholder Representative Services LLC, 950 17th Street, Suite 1400, Denver, CO 80202, Attention: Managing Director, Email: deals@srsacquiom.com, Facsimile: (303) 623-0294, Telephone: (303) 648-4085 (with a copy (which will not constitute notice) to Goodwin Procter LLP, Three Embarcadero Center, San Francisco, CA 94111: Scott B. Joachim and Alessandra Simons Fax: (650) 853-1038 Email: Sjoachim@goodwinlaw.com; ASimons@goodwinlaw.com); or

(d)or to such other respective addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 10.3.

Section 10.4    Entire Agreement; Amendments. This Agreement, the Disclosure Schedule and the other Transaction Documents constitute the entire agreement among the Parties and supersede all other prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. Each exhibit and schedule to this Agreement will be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by (a) Purchaser and (b)(i) the Company (if prior to the Closing) or (ii) the Representative (if after the Closing).

Section 10.5    Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such Party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver will be effective unless it is in writing and signed by Purchaser and the Company (if prior to the Closing) or the Representative (if after the Closing).

Section 10.6    Counterparts. This Agreement may be executed and delivered by each Party in separate counterparts, each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one and the same Agreement.

Section 10.7    Delivery by Electronic Transmission. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, .PDF, or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or any party to any such contract, each other Party or party thereto will re-execute original forms thereof and deliver them to all other Parties or parties thereto.

No Party or any party to any such contract will raise the use of a facsimile machine, .PDF, or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, .PDF or other electronic transmission as a defense to the formation of a contract and each such Party forever waives any such defense.

Section 10.8    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof will be struck from the remainder of this Agreement, which will remain in full force and effect. This Agreement will be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Parties under this Agreement.

Section 10.9    Applicable Law. This Agreement and any controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement will be governed by and construed in accordance with the domestic Laws of the State of Delaware (including with respect to the applicable statute of limitations), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.10    Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties, and, except as set forth herein, no provision of this Agreement will be deemed to confer any remedy, claim or right upon any third party. Without limiting the generality of the foregoing, the Parties expressly confirm their agreement that the Covered Persons will also enjoy the benefits of indemnities made herein, and in the case of the Covered Persons, the benefits of Section 5.9, which, in each case, are expressly stated to be in their favor. In this regard, the Parties agree that such Persons will have the right to enforce those provisions directly against the applicable Party that has agreed to provide such indemnities.

Section 10.11    Binding Effect; Benefit. This Agreement will inure to the benefit of and be binding upon the Parties, and their successors and permitted assigns.

Section 10.12    Assignment. This Agreement and each of the respective rights and obligations of the Parties hereto may not be assigned by Purchaser, Merger Sub or the Company without the prior written consent of the other Parties; provided, Purchaser may, with the prior written consent of any other Party, assign the Agreements and any of its rights, interests or obligations hereunder to any of its wholly-owned Subsidiaries, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement.

Section 10.13    Waiver of Trial by Jury. Each of the Parties hereby irrevocably waives the right to a jury trial in connection with any Proceeding arising out of or relating to this Agreement or the Transactions (including any Proceeding seeking enforcement of such Party’s rights under this Agreement).

Section 10.14    Consent to Jurisdiction. This Agreement has been executed and delivered in and will be deemed to have been made in the State of Delaware. Each of the Parties irrevocably agrees that any Proceeding arising out of or relating to this Agreement or the Transactions brought by any Party or its Affiliates against any other Party or its Affiliates will be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such Proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Transactions. Each of the Parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than Proceedings in any court of competent jurisdiction to enforce any Order rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein will constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.15    Governmental Reporting. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will be construed to mean that a Party or other Person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Authority in any manner that such Person or such Party reasonably believes or reasonably is advised is not in accordance with Law.

Section 10.16    No Reliance; Limitation of Warranties. The execution and delivery of this Agreement by Purchaser and the consummation of the Transactions are not done in reliance upon any representation or warranty or omission by, or information from, the Company or any of its respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article III (as modified by the Disclosure Schedule), and Purchaser acknowledges that the Company expressly disclaims any other representations and warranties. Purchaser further acknowledges that neither Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its business or the Transactions except as specifically and expressly set forth in Article III (as modified by the Disclosure Schedule), and neither Company nor any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of any such information, including any confidential information memoranda distributed on behalf of the Company relating to its businesses or other publications or data room (including the Data Room and any electronic or “virtual” data room) information provided or made available to Purchaser or its representatives, or any other document or information in any form provided or made available to Purchaser or its representatives, including management presentations, in connection with the Transactions, except as specifically and expressly set forth in Article III (as modified by the Disclosure Schedule).

Section 10.17    Limitation on Warranties; No Survival of Representations and Warranties.

(a)Except for and without limiting the representations and warranties expressly set forth in Article III (which, for the avoidance of doubt, are qualified by any related item in the Disclosure Schedule) (A) the Company is not making and will not be deemed to have made, and neither the Company nor any Equityholder (or any other Person) will have or be subject to any liability arising out of, or relating to or resulting from, any other representations and warranties, written or oral, common law or statutory, express or implied (including with respect to non-infringement, merchantability or suitability or fitness for a particular purpose), as to the accuracy or completeness of, or the distribution to, or use by Purchaser or

Merger Sub, of any advice, document, or other information regarding the Shares, the Company or the business, financial condition and assets (including the condition, value, quality or suitability of any assets) or liabilities of the Company, including Forward-Looking Statements (any of the foregoing, an “Extra-Contractual Statement”). Purchaser represents, warrants and acknowledges that, except as expressly provided in Article III, none of any Equityholder, the Company, or Representative have made, and each Equityholder, the Company, and Representative hereby expressly disclaim and negate, and each of Purchaser and its Affiliates hereby expressly waives and is not relying on any Extra-Contractual Statement (including any express or implied warranty relating to the Shares or any assets (tangible, intangible or mixed) of the Company, including implied warranties of fitness, non-infringement, merchantability or suitability or fitness for a particular purpose), and each of Purchaser and its Affiliates hereby expressly waives and relinquishes any and all rights, claims and causes of action in connection with, the accuracy completeness or materiality of any Extra-Contractual Statement heretofore furnished or made available to Purchaser or its representatives or Affiliates by or on behalf of any Equityholder or the Company (it being intended that no such prior Extra-Contractual Statement will survive the execution and delivery of this Agreement).

(b)Except for the Fundamental Representations made by the Company, which shall survive until the date which is three (3) years after the Closing, none of the representations or warranties contained in this Agreement or in any certificate or schedule delivered pursuant to this Agreement shall survive the Effective Time. Covenants contained in this Agreement to be performed prior to the Closing will terminate as of the Closing and there shall be no liability arising out of any such covenants thereafter. Covenants contained in this Agreement which pursuant to their terms are to be performed after the Closing will survive in accordance with their terms. In furtherance, not limitation, of the foregoing, the Parties, intending to contractually shorten any otherwise applicable statute of limitations, hereby agree that: (a) the representations and warranties herein are intended solely to facilitate disclosure and to give effect to the closing conditions set forth in Section 6.1 and Section 6.2 and (b) no claim of any kind based on the failure of any representation or warranty to have been true and correct may be brought at any time after the Effective Time against the Company or the Equityholders (other than with respect to the Fundamental Representations made by the Company or fraud for which the Equityholders shall be liable on a several and not joint basis and in accordance with each such Equityholder’s Pro Rata Share and only with respect to the damages arising as a result thereof).

(c)The aggregate liability of each Equityholder for all claims pursuant to this Section 10.17 and Section 2.2 shall be capped at an amount equal to the portion of the Merger Consideration actually received by such Equityholder, except with respect to fraud committed by such Equityholder, which shall be uncapped and recoverable solely against such Equityholder. Any amounts required to be indemnified hereunder shall be reduced by any Loss Tax Benefit and by an amount equal to any recoveries actually received by Purchaser, the Surviving Corporation or any of their Affiliates who suffered any such losses, under any existing insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by Purchaser) incurred or paid to procure such recoveries) in respect of any losses claimed hereunder; provided that there shall be no obligation to seek to obtain or continue to pursue any such recoveries (other than with respect to any representation and warranty insurance policy procured by Purchaser or one of its Affiliates in connection with this Agreement (the “R&W Insurance Policy”)). Purchaser shall use commercially reasonable efforts to recover under the R&W Insurance Policy before seeking recovery from any Equityholder pursuant to this Section 10.17. For the avoidance of doubt, notwithstanding anything else to the contrary contained herein, to the extent that Purchaser recovers amounts from the R&W Insurance Policy with respect to damages which would otherwise be recoverable from any Equityholder hereunder, Purchaser shall have no right to recover from the Equityholders any such amounts in respect of the damages so recovered from the R&W Insurance Policy.

To the extent that Purchaser recovers from the R&W Insurance Policy with respect to a particular damage after Purchaser has recovered amounts from the Equityholders under this Section 10.17 with respect to such particular damage, Purchaser shall promptly return such amounts recovered in respect of such damage from the R&W Insurance Policy to the Equityholders (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by Purchaser)). “Loss Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of cash Taxes which otherwise would have been paid, in each case computed on a “with and without” basis, to the extent actually realized with respect to the taxable period in which the applicable losses are incurred or the immediately following Taxable period. Purchaser and its Affiliates shall use commercially reasonable efforts to mitigate any losses that might otherwise be recoverable under this Section 10.17 upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

Section 10.18    Purchaser Guarantee. Purchaser shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the Other Transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Purchaser hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Purchaser, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Purchaser and Merger Sub in the first instance. As applicable, references in this Section 10.18 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 10.19    Specific Performance.

(a)The Parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. The Parties hereto agree that unless and until this Agreement is terminated in accordance with Section 9.2 and any dispute over the right to termination has been finally resolved, (i) the Parties hereto shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 10.14 to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (other than Purchaser’s and Merger Sub’s obligation to effect the Closing, which shall be governed by the next sentence), without bond or other security being required, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Purchaser or Merger Sub would have entered into this Agreement. The Parties hereto further agree that unless and until this Agreement is terminated in accordance with Section 9.2 and any dispute over the right to termination has been finally resolved, the Company shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Purchaser’s and Merger Sub’s obligations to effect the Closing on the terms and conditions set forth herein in the event that the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date, other than solely by virtue of Purchaser’s failure to effect the Closing) have been satisfied or waived (the “Specific Performance Conditions”). Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such Party has an adequate remedy at Law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason; provided that solely with respect to the equitable remedy to specifically enforce Purchaser’s or Merger Sub’s obligation to effect the Closing, Purchaser and Merger Sub may oppose the granting of specific performance only on the basis that one of the Specific Performance Conditions has not been satisfied.

(b)The Parties hereto further agree that (i) by seeking the remedies provided for in this Section 10.19, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.19 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.19 shall require any Party hereto to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 10.19 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 10.19 or anything set forth in this Section 10.19 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available at any time. In any Proceeding seeking monetary damages against a Party or to compel a Party to specifically perform its obligations hereunder, the substantially non-prevailing party in such Proceeding (after a final, non-appealable judgment of a court of competent jurisdiction) shall promptly reimburse the substantially prevailing party its costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Proceeding.

Section 10.20    Legal Representation.

(a)Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that GP and Holland & Hart LLP (“H&H”) currently serves as counsel to the Company, and the Representative, and the Equityholders and their Affiliates (individually and collectively, “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents, the consummation of the Transactions, or in connection with any claims for indemnification against the Equityholders. There may come a time, including after consummation of the Transactions, when the interests of Seller Group or Representative, on the one hand, and the Company, on the other hand, may no longer be aligned or when, for any reason, Seller Group, Representative, GP, H&H, or the Company believes that either of GP or H&H can or should no longer represent each of Seller Group or Representative, on the one hand, and the Company, on the other hand. Purchaser, the Surviving Corporation, and the Company hereby agree that GP and H&H (or any successor), as applicable, may represent the Seller Group or Representative in the future in connection with issues that may arise under this Agreement and any claims that may be made pursuant to this Agreement, including a dispute that arises after the Closing between Purchaser (and/or the Company) and Representative, even though the interests of the Representative may be directly adverse to Purchaser or the Company, and even though GP and H&H may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company. Each of GP and H&H (or any successor), as applicable, may serve as counsel to all or a portion of the Seller Group or any director, member, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, or the Transactions. Each of the Parties hereto consents thereto, and waives any conflict of interest arising therefrom, and each such Party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the Parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in this connection.

(b)Notwithstanding anything to the contrary contained herein, the Parties intend that all communications at or prior to the Closing between the Company, any member of the Seller Group, or any of them (collectively, the “Target Group”), on the one hand, and any of their attorneys, on the other hand, to the extent relating to the negotiation of the Transactions and any alternative transactions (collectively, the “Protected Communication”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any member of the Target Group (the “Associated Rights”), will, from and after the Closing, rest exclusively with Representative and will not be transferred, assigned, conveyed or delivered, by operation of law or otherwise, to Purchaser or any of its Affiliates or any successor or assign of any of the foregoing (collectively, the “Purchaser Group”). Accordingly, the Parties hereby agree that, as of immediately prior to the Closing, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged: (i) all Protected Communication and Associated Rights are, and will be deemed for all purposes, transferred, assigned, conveyed and delivered in full to Representative, and (ii) no member of the Purchaser Group will have any right, title, interest or benefit in or to any of the Protected Communication or any Associated Rights. Without limiting the foregoing, the Parties acknowledge the decision of the Delaware Chancery Court in Great Hill Equity Partners IV, LP, et al. v. SIG Growth Equity Fund, I, LLLP, et al. (Civil Action No. 7905-CS, November 15, 2013) and desire to expressly exclude the Protected Communication and Associated Rights from the assets, rights, privileges and benefits of the Target Group that might otherwise be transferred or assigned to any member of the Purchaser Group by operation of law or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Surviving Corporation or any of their respective Subsidiaries and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Corporation (including on behalf of its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by GP or H&H to such third party; provided that neither Surviving Corporation nor any of its Subsidiaries may waive such privilege without the prior written consent of the Representative or the Stockholders, as applicable.

(c)Purchaser hereby agrees, on its own behalf and on behalf of the other members of the Purchaser Group, from and after the Closing, that Representative, at the sole cost and expense of the Equityholders (i) will have the right to take possession and control of all Protected Communication effective as of the Closing and (ii) if and to the extent Representative fails to take such possession and control (which failure will not, alone or in association with any other act or omission, be deemed a waiver of any of their rights under this Section 10.20), Representative will have the right to access and copy, from time to time, any Protected Communication in the possession or control of any member of the Purchaser Group from and after the Closing, during normal business hours and on not less than twenty-four (24) hours prior written notice, as Representative (as applicable) determines, in its reasonable discretion, may be necessary or desirable in connection with any post-Closing matter, whether or not such matter is known to any member of the Purchaser Group. If and to the extent that, at any time from and after the Closing, any member of the Purchaser Group will have any right or opportunity to assert or waive an attorney-client privilege or right of confidentiality with respect to any Protected Communication, each member of the Purchaser Group will not, and will cause the other members of the Purchaser Group not to, waive such privilege or right of confidentiality without the prior written consent of Representative (which consent may be withheld, conditioned or delayed in its sole discretion).

Section 10.21    Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties hereto: (a) agrees that it will not bring or support any person, or permit any of its Affiliates to bring or support any person, in any action, suit, Proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at Law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources, their Affiliates and their respective former, current and future directors, officers, managers, members, stockholders, equity holders, partners, employees, agents, representatives, successors and permitted assigns (the “Debt Financing Source Related Parties”) in any way relating to this Agreement, the Debt Commitment Letter or any of the transactions contemplated by this Agreement, including, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (b) no Debt Financing Source or Debt Financing Source Related Parties shall have any liability for any obligations or liabilities of the parties hereto or of the Target Group or for any claim (whether legal or equitable, arising under tort, contract or otherwise), based on, in respect of, or by reason of, this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby or by the commitments of such Debt Financing Party, the performance of services by such Debt Financing Parties with respect to the foregoing or in respect of any oral representations made or alleged to be made in connection herewith or therewith; (c) no Debt financing Source or Debt Financing Source Related Parties shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature; (d) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Source Related Parties in any way relating to the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; (e) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AT LAW OR IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources and the Debt Financing Source Related Parties are intended third-party beneficiaries of, and shall be entitled to the protections of, this provision to the same extent as if such Debt Financing Source or such Debt Financing Source Related Parties, as applicable, were parties to this Agreement. This Section 10.21 may not be amended, modified or supplemented, or any of its provisions waived, without the written consent of the Debt Financing Source Related Parties, which consent may be granted or withheld in the sole discretion of the Debt Financing Source Related Parties.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PURCHASER:
CARBONITE, INC.

By:	/s/ Mohamad Ali
Name:	Mohamad Ali
Title:	President and Chief Executive Officer

MERGER SUB:
MATTERHORN ACQUSITIONS, INC.

By:	/s/ Mohamad Ali
Name:	Mohamad Ali
Title:	President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:
WEBROOT, INC

By:	/s/ Michael Potts
Name:	Michael J. Potts
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

REPRESENTATIVE:
SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

By:	/s/ Radha Subramanian
Name:	Radha Subramanian
Title:	Senior Director

LIST OF EXHIBITS

Exhibit	Document Name
A	Company Stockholder Consent
B	Certificate of Merger
C	Surviving Corporation Certificate of Incorporation
D	Surviving Corporation Bylaws
E	Escrow Agreement
F	Paying Agent Agreement
G	Transmittal Letter
H	Form of Promised Option Release